   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 1997

                                                REGISTRATION NO. 333-23377

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        INTERMEDIA COMMUNICATIONS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

               DELAWARE                              59-29-13586
    (STATE OR OTHER JURISDICTION OF         (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                     NUMBER)

                               ----------------

         3625 QUEEN PALM DRIVE            DAVID C. RUBERG, CHAIRMAN OF THE
         TAMPA, FLORIDA 33619                          BOARD,
            (813) 829-0011              PRESIDENT AND CHIEF EXECUTIVE OFFICER
   (ADDRESS, INCLUDING ZIP CODE, AND       INTERMEDIA COMMUNICATIONS INC.
TELEPHONE NUMBER, INCLUDING AREA CODE,          3625 QUEEN PALM DRIVE
  OF REGISTRANT'S PRINCIPAL EXECUTIVE           TAMPA, FLORIDA 33619
               OFFICES)                            (813) 829-0011
                                          (NAME, ADDRESS, INCLUDING ZIP CODE,
                                         AND TELEPHONE NUMBER, INCLUDING AREA
                                             CODE, OF AGENT FOR SERVICE)
                               ----------------
                                   COPY TO:
                           RALPH J. SUTCLIFFE, ESQ.
                      KRONISH, LIEB, WEINER & HELLMAN LLP
                          1114 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-7798

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                        PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF     AMOUNT      MAXIMUM         MAXIMUM      AMOUNT OF
    SECURITIES TO BE        TO BE    OFFERING PRICE    AGGREGATE    REGISTRATION
       REGISTERED         REGISTERED  PER UNIT(1)   OFFERING PRICE      FEE
--------------------------------------------------------------------------------
13 1/2% Series B Redeem-
 able
 Exchangeable Preferred
 Stock due 2009, par
 value $1.00 per
 share.................   56,507(2)      10,000     $300,000,000(2)  $90,909(2)
--------------------------------------------------------------------------------
13 1/2% Senior Subordi-
 nated Debentures due
 2009..................     (3)(4)       (3)(4)         (3)(4)         (3)(4)

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-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Includes 26,507 shares of 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 that may be issued as dividends on the 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009. No additional registration fee is payable in respect thereof.
(3) The outstanding shares of 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 are exchangeable, in whole but not in part, upon the occurrence of certain events, at the option of the Company, for the 13 1/2% Senior Subordinated Debentures due 2009. No additional registration fee is payable in respect thereof.
(4) Includes up to $265,067,803 principal amount of 13 1/2% Senior Subordinated Debentures due 2009 that may be issued as interest payments on the 13 1/2% Senior Subordinated Debentures due 2009. No additional registration fee is payable in respect thereof.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

                         INTERMEDIA COMMUNICATIONS INC.
                             CROSS-REFERENCE SHEET

 ITEM    CAPTION IN FORM S-4                 LOCATIONS IN PROSPECTUS
 ----    -------------------                 -----------------------
  1   Forepart of the
      Registration Statement
      and Outside
      Front Cover Page of
      Prospectus..............   Outside Front Cover Page
  2   Inside Front and Outside
      Back Cover Pages of
      Prospectus..............   Inside Front Cover Page; Available
                                 Information; Outside Back Cover Page
  3   Risk Factors, Ratio of
      Earnings to Fixed
      Charges
      and Other Information...   Prospectus Summary; The Company;
                                 Risk Factors; Selected Financial
                                 and Other Operating Data
  4   Terms of the
      Transaction.............   Prospectus Summary; Risk Factors;
                                 The Exchange Offer; Description of
                                 Preferred Shares; Plan of Distribution
  5   Pro Forma Financial
      Statements..............   Selected Financial and Other Operating
                                 Data; Financial Statements
  6   Material Contracts with
      the Company Being
      Acquired................   *
  7   Additional Information
      Required for Reoffering
      by Persons and Parties
      Deemed to be
      Underwriters............   *
  8   Interests of Named
      Experts and Counsel.....   Legal Matters; Experts
  9   Disclosure of Commission
      Position on
      Indemnification For
      Securities Act
      Liabilities.............   *
10   Information With Respect
     to S-3 Registrants......    Outside and Inside Cover Pages of Prospectus;
                                 Prospectus Summary; Risk Factors;
                                 Use of Proceeds; Capitalization;
                                 Selected Financial and Other Operating Data;
                                 Management's Discussion and Analysis of
                                 Financial Condition and Results of Operations;
                                 Business; Management; Description of
                                 Other Indebtedness; Description of
                                 Preferred Shares; Description of the
                                 Exchange Debentures
 11   Incorporation of Certain
      Information by
      Reference...............   Incorporation of Certain Documents by Reference
 12   Information With Respect
      to S-2 or S-3
      Registrants.............   *
 13   Incorporation of Certain
      Information by
      Reference...............   *
 14   Information With Respect
      to Registrants Other
      Than S-3 or S-2
      Registrants.............   *
 15   Information With Respect
      to S-3 Companies........   *
 16   Information With Respect
      to S-2 or S-3
      Companies...............   *
 17   Information With Respect
      to Companies Other
      Than S-2 or S-3
      Companies...............   *
 18   Information if Proxies,
      Consents or
      Authorizations
      Are to be Solicited.....   *
 19   Information if Proxies,
      Consents or
      Authorizations
      Are Not to be Solicited,
      or in an Exchange
      Offer...................   Management

--------
* Omitted because item is inapplicable or answer is in the negative.

                       PROSPECTUS DATED MAY  , 1997
                               OFFER TO EXCHANGE

 13 1/2% SERIES B REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2009 FOR ANY AND
   ALL OUTSTANDING 13 1/2% REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2009
                                      OF
                        INTERMEDIA COMMUNICATIONS INC.

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON     , 1997, UNLESS EXTENDED

                               ---------------

  Intermedia Communications Inc., a Delaware corporation ("ICI" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange one share of its 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 (collectively, the "New Preferred Shares") for each outstanding share of its 13 1/2% Series A Redeemable Exchangeable Preferred Stock due 2009 (the "Old Preferred Shares" and together with the New Preferred Shares, the "Preferred Shares"). As of the date of this Prospectus, an aggregate of $300,000,000 liquidation preference of the Old Preferred Shares were outstanding. The terms of the New Preferred Shares are substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Shares, except that the New Preferred Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Shares and will not be entitled to registration rights relating to the Old Preferred Shares. See "Description of Preferred Shares--Registration Rights; Liquidated Damages" and "The Exchange Offer--Proposal to Split New Preferred Shares." There will be no cash proceeds to the Company from the Exchange Offer.

  The Exchange Offer is being made to satisfy certain obligations of the Company under the Registration Rights Agreement, dated March 7, 1997, among the Company and the other signatories thereto (the "Registration Rights Agreement"). See "Description of Preferred Shares--Registration Rights; Liquidated Damages." Upon consummation of the Exchange Offer, holders of Old Preferred Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Shares will not have any registration rights under the Registration Rights Agreement covering such Old Preferred Shares not tendered and such Old Preferred Shares will continue to be subject to the restrictions on transfer contained in the legend thereon.

  Each Preferred Share has a liquidation preference of $10,000 per share (subject to the Proposal described at "The Exchange Offer--Proposal to Split New Preferred Shares"). Dividends on the Preferred Shares accumulate from the Issue Date (as defined) at the rate of 13 1/2% per annum of the liquidation preference thereof and are payable quarterly in arrears on the last days of March, June, September and December of each year (each, a "Dividend Payment Date"), commencing on June 30, 1997. Dividends are payable in cash, except that on each Dividend Payment Date occurring on or prior to March 31, 2002, dividends may be paid, at the Company's option, by the issuance of additional New Preferred Shares or Old Preferred Shares, as applicable (including fractional shares), having an aggregate liquidation preference equal to the amount of such dividends. The Preferred Shares are subject to mandatory redemption at the liquidation preference thereof, plus accumulated and unpaid dividends and Liquidated Damages (as defined), if any, on March 31, 2009, out of any funds legally available therefor. The Preferred Shares will rank (i) senior to all Junior Securities (as defined); (ii) on a parity with any Parity Securities (as defined); and (iii) junior to each class of Senior Securities (as defined). In addition, the Preferred Shares will rank junior in right of payment to all indebtedness and other obligations of the Company and its subsidiaries. As of December 31, 1996, the Preferred Shares would have been junior in right of payment to approximately $403.2 million of total indebtedness and other obligations of the Company and its subsidiaries. See "Description of Preferred Shares."

  On any scheduled Dividend Payment Date, the Company may, at its option, exchange, in whole but not in part, all of the Preferred Shares outstanding for the Company's 13 1/2% Senior Subordinated Debentures due 2009 (the "Exchange Debentures"). See "Description of Preferred Shares--Exchange." Interest on the Exchange Debentures


                                                    Continued on following page

                               ---------------
 SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DESCRIPTION OF CERTAIN FACTORS
       THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                               ---------------
 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY  IS A CRIMINAL
          OFFENSE
                               ---------------

                THE DATE OF THIS PROSPECTUS IS MAY , 1997 would accrue at the rate of 13 1/2% per annum and would be payable semi-annually in arrears on March 31 and September 30 of each year, commencing on the first date after the issuance date of the Exchange Debentures. Interest on the Exchange Debentures payable on or prior to March 31, 2002 could be paid in the form of additional Exchange Debentures valued at the principal amount equal to the amount of such interest payment.

  The Exchange Offer is not conditioned upon any minimum number of Old Preferred Shares being tendered for exchange. The Exchange Offer will expire
at 5:00 p.m., New York City time, on     , 1997, unless extended (the
"Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. The date of acceptance for exchange of the Old Preferred Shares for the New Preferred Shares (the "Exchange Date") will be the first business day following the Expiration Date. Old Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

  The Old Preferred Shares were originally issued and sold on March 7, 1997 in a transaction exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and by Section 4(2) of the Securities Act. Accordingly, the Old Preferred Shares may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") with respect to similar transactions, the Company believes that New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus deliver requirements of the Securities Act, provided that the New Preferred Shares are acquired in the ordinary course of such holders' business, the holders have no arrangement with any person to participate in the distribution of the New Preferred Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Shares. Each broker-dealer that receives New Preferred Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Preferred Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Old Preferred Shares acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 365 days after the Exchange Date, it will make this Prospectus available upon request to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company has not entered into any arrangement or understanding with any person to distribute the New Preferred Shares to be received in the Exchange Offer and, as of the Exchange Date, to the best of the Company's information and belief, each person participating in the Exchange Offer will be acquiring the New Preferred Shares in its ordinary course of business and will not have any arrangement or understanding with any person to participate in the distribution of the New Preferred Shares to be received in the Exchange Offer.

  Prior to this Exchange Offer, there has been no public market for the Preferred Shares. The Old Preferred Shares have traded on the PORTAL Market. If a market for the New Preferred Shares should develop, the New Preferred Shares could trade at prices higher or lower than their original offering price. The Company does not currently intend to list the New Preferred Shares on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Preferred Shares will develop.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD PREFERRED SHARES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM INTERMEDIA COMMUNICATIONS INC., 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619 (TELEPHONE 813-829-0011), ATTENTION: INVESTOR RELATIONS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY THE DATE WHICH IS FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Preferred Shares being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are necessarily summaries of those documents, and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. Such reports, proxy and other information can be inspected and copied without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. In addition, upon request, such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's common stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington D.C. 20006.

  In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Preferred Shares or Exchange Debentures (the "Securities") remain outstanding, it will furnish to the holders of the Securities and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Securities remain outstanding, the Company has agreed to make available to any prospective purchaser or beneficial owner of the Securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

    The Company's Annual Report on Form 10-K for the year ended December 31,
  1996.

    The portions of the Proxy Statement for the Annual Meeting of Stockholders of the Company to be held May 22, 1997 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    The Company's Current Report on Form 8-K filed with the Commission on February 28, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on March 19, 1997.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 (telephone 813-829-0011), Attention: Investor Relations, a copy of any or all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information in the Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" or "ICI" means Intermedia Communications Inc. together with its subsidiaries, except where the context otherwise requires. Certain terms used herein are defined in the Glossary attached hereto as Annex A. This Prospectus contains certain "forward-looking statements" concerning the Company's operations, economic performance and financial condition, which are subject to inherent uncertainties and risks, including those identified under "Risk Factors". Actual results could differ materially from those anticipated in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements.

                                  THE COMPANY

  ICI is a rapidly growing integrated communications services provider ("ICP"), offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, Internet service providers ("ISPs"), resellers and wireless communications companies. Founded in 1987, the Company is currently the third largest (based on annualized telecommunications services revenues) among providers generally referred to as competitive local exchange carriers ("CLECs") after MFS Communications Company, Inc. and Teleport Communications Group Inc. The Company has sales offices in 23 cities throughout the eastern half of the United States and offers a full product package of telecommunications services in 15 metropolitan statistical areas. In April 1996, ICI became one of the first ICPs in the United States to provide integrated switched local and long distance service and now has five local/long distance voice switches in service. The Company provides enhanced data services, including frame relay, asynchronous transfer mode ("ATM") and Internet access services, primarily to business and government customers (including over 100 ISPs), in approximately 2,200 cities nationwide, utilizing 89 Company-owned data switches. ICI also serves as a facilities-based interexchange carrier to approximately 12,000 customers nationwide. ICI continues to increase its customer base and network density in the eastern half of the United States and is pursuing attractive opportunities to add additional services and expand into complementary geographic markets. The total United States annual market for the Company's local, long distance and enhanced data services is estimated to be approximately $165 billion, of which approximately $25 billion is estimated to be addressable by the Company.

  The Company's annualized revenue based on the fourth quarter of 1996 (giving pro forma effect to two recent acquisitions) was $173.7 million. The Company's revenues have grown from $14.3 million in 1994 to $103.4 million in 1996, representing a compound annual growth rate of 169%. During the same period, the Company has increased its sales force from approximately 45 to approximately 175, increased the number of sales offices from four to 21 and grown its customer base from 8,148 to 14,133. In 1996, the Company positioned itself as a provider of integrated telecommunications services to its customers by (i) obtaining CLEC certification in 13 states and the District of Columbia (with 22 applications pending), (ii) completing interconnection co-carrier agreements with six incumbent local exchange carriers ("ILECs"), (iii) deploying four local/long distance voice switches and (iv) deploying 37 data switches bringing its total data switches to 89.

  Management believes that a well trained team of direct sales and engineering support professionals, offering customers a full suite of telecommunications services, is critical to achieving its goal of capturing meaningful market share in the newly competitive local telecommunications market. By initiating local exchange services in markets where its sales and engineering support team is already in place, ICI reached a significant milestone toward attaining this goal. Management believes that being one of the few ICPs offering integrated local, long distance and enhanced data services to its customers provides the Company with a competitive advantage in pursuing the estimated $99 billion national market for local exchange services. The Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company.

  The Company believes that a significant portion of business and government customers prefer a single source telecommunications provider that delivers a full range of efficient and cost effective solutions to their telecommunications needs. These customers require maximum reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and the timely introduction of new and innovative services. The Company is well positioned to satisfy such customer requirements due to (i) its specialized sales and service approach employing engineering and sales professionals who design and implement cost-effective telecommunications solutions, (ii) the ongoing development and integration of new telecommunications services, (iii) its local/long distance voice switch and transmission network deployment program, (iv) the implementation of 89 enhanced data switches and over 200 network to network interfaces ("NNIs") for frame relay data transmission throughout the continental United States and (v) its interconnection co-carrier agreements with six ILECs.

  As of December 31, 1996, ICI had invested $241.5 million (or 67% of its total invested capital) in gross property, plant and equipment, principally telecommunications equipment. ICI expects to continue to grow its networks and has identified expansion opportunities in other selected markets. Management believes that this expansion will enable the Company to (i) increase the size of its addressable market and reach a significant number of new potential customers, (ii) achieve economies of scale in network operations and sales and marketing and (iii) more effectively service customers that have a presence in multiple metropolitan areas. The Company has also undertaken a major expansion of its intercity network, principally to satisfy the growing demand for interexchange services, including enhanced data services such as frame relay networking services. As a result, frame relay nodes have grown from approximately 2,300 nodes, serving customer locations in 600 cities as of December 31, 1995, to approximately 9,500 nodes, serving customer locations in 2,200 cities as of December 31, 1996.

  Enhanced data services, such as those provided on the Company's frame relay network, are specialized services for customers that need to transport large amounts of data among multiple locations. According to industry sources, the frame relay services market is projected to grow from $753 million in 1995 to $2.7 billion in 1999; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable. While the Company has concentrated its frame relay sales in the eastern half of the United States, ICI is currently the fifth largest national provider of frame relay networking services (based on number of nodes) after AT&T, Inc. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"). In order to satisfy its customers' desire for end-to-end frame relay services from a single provider, the Company has deployed its network and made arrangements with other frame relay service providers to offer national and international service.

  The Company believes that it can effectively utilize its competitive advantages as a provider of enhanced data services to communications intensive customers in order to acquire and retain these customers as local exchange and long distance customers throughout its markets. As ICI continues the deployment of local/long distance voice switches, it will make more efficient use of its intercity network. Combining long distance voice traffic between such switches with the intercity data traffic increases the overall amount of voice and data traffic that remains completely on the Company's network. The Company is developing additional applications and deploying technologies that will provide even greater efficiencies in the use of its intercity network.

  The Company has developed and intends to introduce a voice product over its enhanced data network which will provide a competitive service offering to customers seeking a lower cost alternative to voice services currently provided over traditional circuit switched telecommunications networks. The Company believes that packet switched data networks, such as the Company's, will displace a significant portion of the estimated $130 billion telecommunications market which is currently provided over traditional circuit switched networks. The Company believes this proposed new service offering will accelerate its penetration of the traditional voice services market.

  The Company has developed operating strategies, important components of which are described below, to increase market share and operating margins.

CUSTOMER STRATEGY

  Provide Single-Source Telecommunications Services. The Company's service portfolio includes: local exchange, enhanced data (i.e., frame relay and ATM, Internet and Intranet), interexchange long distance, integration and private line services. Management believes that its ability to deliver all of these services provides significant advantages for both the customer and for the Company. Not only does this capability address customers' complex requirements associated with integration of diverse networks and technologies at various locations, but it also reduces customers' administrative burdens associated with service charges, billing, network monitoring, implementation, coordination and maintenance. ICI also believes that by offering expanded, single-source services through existing networks and customer connections, it can leverage the significant capacity inherent in its digital networks.

  Focus on Business and Government Customers. The Company's portfolio of service offerings, customer service approach, highly reliable networks, broad geographic coverage and integration capabilities are well-suited to serve the demands of telecommunications-intensive business and government customers. The Company's existing business customer base represents a broad range of industries, including firms in the retail, financial services, Internet, healthcare, merchandising, manufacturing and other industry segments. ICI has a dedicated sales and engineering support group focused exclusively on providing service to government agencies. The Company has long-term contracts with the States of Florida and New York pursuant to which the Company provides various telecommunications services, including frame relay and other data services (as well as certain voice services under the New York contract).

  Develop Interexchange Carrier and Value-Added Reseller Relationships. As a result of recent changes in state and federal regulation which have provided ILECs with mandates that foster local exchange competition, ICI has accelerated its entry into the local exchange services market. As interexchange carriers ("IXCs") enter the local exchange business, the Company believes that they will seek to gain access to the local exchange services market by either developing local network capacity or by purchasing such capacity from alternative service providers. The Company believes that these developments are likely to make ICI a candidate for joint ventures and preferred vendor arrangements with IXCs, ILECs and other telecommunications related companies. Such arrangements would benefit the Company by enabling ICI to more rapidly recover its capital investment in switches and other network infrastructure by increasing the traffic through its networks. These IXC relationships typically began with the Company providing special access services on behalf of these IXCs and have recently evolved to include local access transport and local exchange services. These arrangements should enable ICI to achieve greater market share and reach new market segments more rapidly than it could otherwise. The Company has also begun soliciting these IXCs, out of region ILECs, cable companies and other value added resellers to resell the Company's local exchange and other services. ICI has recently established a preferred vendor relationship with Cable & Wireless, Inc., which includes the resale of ICI's local exchange service by Cable & Wireless, Inc.

  Maintain and Develop Long-Term Relationships. By providing customized telecommunications solutions to its customers, the Company develops a sense of partnership with its customers. This, together with the provision of an integrated package of services (local, long distance and enhanced data services) fosters the development of long-term customer relationships. As an example, the group of ICI's top 42 customers as of December 31, 1994 (representing approximately 68% of ICI's billings for the month of December
1994) had
increased their aggregate billings in excess of 100% for the month of December 1996. At December 31, 1996, 37 of these 42 customers were still customers of ICI and, in the aggregate, represented approximately 17% of ICI's monthly billings for December 1996.

  Provide Cost-Effective Service Offerings. The Company believes that the introduction of its services at competitive market rates has stimulated demand from small to medium-sized customers, thereby broadening the market for ICI's services. Each of the Company's individually packaged services is competitively priced, and when integrated into a comprehensive telecommunications package, typically provides significant savings to such customers over a combination of ILEC and IXC service offerings.

  Expand Solutions-Oriented Sales Effort. The Company has rapidly expanded, and intends to continue to expand, its direct sales and support team consisting of engineering and sales professionals. The sales and support teams have complete product knowledge and technical, integration and program or project management skills. This team approach promotes a close working relationship between the Company and the customers' telecommunications, information services and user constituencies. The Company believes such relationships improve its ability to sell more of its services and maintain longer relationships with its customers. During 1996, ICI increased the number of its sales offices by nine and substantially increased its engineering support personnel and sales representatives. The Company believes that the continued deployment of its skilled end user engineering support and sales team will allow ICI to establish service in new markets and maintain a competitive position in existing markets. By focusing first on establishing customer relationships in both new and existing markets, the Company believes it can efficiently deploy capital in response to actual customer demand.

NETWORK STRATEGY

  Control Franchise Points of the Networks. Connections to customers and building entries represent an important component of ICI's network strategy. These connections provide the Company with the platform to sell a variety of services to existing and additional potential customers within a building, analogous to those provided by traditional shared tenant services providers. ICI believes that the deployment of switching technology and advanced network electronics enables the Company to better configure its networks to provide cost-effective and customized solutions to its customers.

  Extend Coverage to Provide End-to-End Service. The Company believes that an important aspect of satisfying its customers is its ability to provide and support services from end to end. This requires network interconnection with other carriers and operational support systems and tools to "manage" the customer's total service. The Company has entered into interconnection co-carrier agreements with BellSouth Telecommunications Inc. ("BellSouth"), Sprint, GTE Corporation ("GTE"), NYNEX, SBC Communications, Inc. ("SBC") and Bell Atlantic Inc. ("Bell Atlantic"). This will allow the Company to access a large number of business and government telephones in its service territory. The Company anticipates entering into similar arrangements with ILECs in other markets. The Company has also interconnected its frame relay network to various ILECs, thereby substantially expanding the reach of its networks. ICI now provides originating and terminating transport services in 45 states and maintains points of presence ("POPs") for interexchange and enhanced data services in most major cities in the United States. The Company has deployed, and continues to integrate, network monitoring and control tools to insure high levels of service quality and reliability.

  Utilize ILEC Resale and Unbundled Network Elements. Recent regulatory changes have enabled the Company to resell ILEC services and to utilize unbundled ILEC network elements at discounted rates. The Company intends to use resold services and unbundled network elements to provide rapid market entry and develop its customer base in advance of capital deployment. Once thresholds of customer density have been achieved, the Company intends to systematically replace these resold and unbundled elements with its own facilities, where economical.

  Deploy Capital Cost Effectively on a Demand Driven Basis. In addition to the use of ILEC resale and unbundling, the Company has the ability to lease network capacity from other carriers at competitive rates. This has led the Company to lease network capacity in various areas prior to, or as an economic alternative to, building additional capacity. As a result of its most favored nation pricing from Advanced Radio Telecom Corp. ("ART") in the Northeast, the Company from time to time leases 38 GHz wireless services as one such economic alternative. Utilizing leased facilities enables the Company to (i) meet customers' needs more rapidly, (ii) improve the utilization of ICI's existing networks, (iii) add revenue producing customers before building networks, thereby reducing the risks associated with speculative network construction and
(iv) subsequently focus its capital expenditures in geographic areas where network construction or acquisition will provide a competitive advantage. The Company focuses its capital deployment on the segments of its networks that the Company believes will provide it with the highest revenue and cash flow potential and the greatest long-term competitive advantage. For the 12 months ended September 30, 1996, the Company recorded $.54 in revenue for each average dollar of plant, property and equipment invested.

GROWTH STRATEGY

  Accelerate Internal Growth. By focusing on business and government customers and maintaining high-quality and cost-effective services, the Company has generated a compound annual internal revenue growth rate of 63% for the two year period ended December 31, 1996. The Company believes that its customer and network strategies will continue to enable ICI to expand its services and markets, increase its revenue base and effectively compete in a dynamic marketplace. In order to achieve such growth, it is essential to continue to add to the Company's highly skilled, broadly deployed end user sales and engineering support team.

  Accelerate Provision of Local Exchange Services. The Telecommunications Act of 1996 (the "1996 Act") significantly improved the opportunity for competition in the local exchange market by mandating that ILECs enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of such pro-competitive policies creates favorable opportunities to more aggressively pursue the provision of local exchange services. The Company has a total of five local/long distance voice switches in operation and is currently marketing, to existing and new customers, local dial tone, switched access termination and origination services, centrex and desktop products bundled with the Company's other service offerings. The Company expects to offer such services in all of its fiber optic-based markets by mid 1997, with the exception of Huntsville, Alabama.

  Selectively Acquire Existing Networks and Services. Over the past few years, a portion of the Company's growth has been accomplished through acquisitions and joint ventures or selling relationships. The Company continues to examine various acquisition and joint venture proposals to accelerate its rate of growth. In addition to the usual financial considerations, ICI assesses each opportunity to determine if either: (i) current network traffic into and out of the geographic areas served by the potential joint venture or acquisition candidate warrants developing a presence in those geographic areas or (ii) such candidate offers services consistent with the Company's strategy. The Company believes that acquisitions will generally provide it with (i) immediate access to incremental customers, (ii) reduction of network construction and implementation risks, (iii) elimination of an incumbent competitor, (iv) immediate access to additional qualified management, sales and technical personnel and (v) a network platform for the provision of incremental value added services. While management does not believe that acquisitions are necessary to achieve the Company's strategic goals, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of certain goals by creating operating synergies and providing for a more rapid expansion of the Company's networks and services. The Company is currently evaluating various acquisition opportunities. No assurance can be given that any potential acquisition will be consummated.

RECENT DEVELOPMENTS

  The Company completed three corporate acquisitions during 1996. In June 1996, the Company acquired the telecommunications division of EMI Communications Corp. ("EMI"), a company serving customers primarily in the Northeast with aggregate telecommunications revenues of approximately $53.7 million for the year ended December 31, 1996, of which $27.8 million was included in the Company's revenue for 1996. With this acquisition, the Company substantially expanded its frame relay presence into the Northeast and acquired both additional customers (including a major contract with the State of New York) and a number of highly skilled personnel. In December 1996, the Company acquired Universal Telecom Inc. ("UTT"), a provider of interexchange services to approximately 1,000 business customers in the St. Louis area with annualized monthly telecommunications revenues of approximately $5.4 million. The UTT acquisition was strategically significant because of the near completion of construction of ICI's St. Louis metropolitan area fiber optic network. In December 1996, the Company also acquired the network transport business of NetSolve Incorporated ("NetSolve"). With this acquisition the Company gained 600 multi-site business customers and network facilities (transport and switching) which extended the Company's intercity network into Texas and provided facilities into incremental markets in the eastern half of the United States. NetSolve's data transport business generated approximately $16.0 million of annualized monthly telecommunications revenues for December 1996.

  The 1996 Act and the issuance by the Federal Communications Commission ("FCC") of rules for competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILECs and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. Although the U.S. Court of Appeals for the Eighth Circuit has issued a partial stay of the FCC's rules implementing the local competition provisions of the 1996 Act, the stay is limited to issues relating to pricing of interconnection and a CLEC's ability to impose "most favored nation" requirements on ILECs. Both issues remain subject to scrutiny and oversight by state regulatory commissions. Despite the stay, the Company's analysis shows that interconnection arrangements that have been approved or mandated by state regulatory commissions have been consistent with the intent of the 1996 Act and the Company's business plan. These regulatory developments create opportunities for new entrants offering local exchange services to capture a portion of the ILECs' nearly 100% market share. Due to the rapid development and continuing growth of the Company's sales force and its competitive advantages in providing integrated telecommunications services, the Company believes that it is well positioned to capitalize on the new market opportunities emerging in the local exchange market.

  The Company's 1996 acquisitions expanded its customer base, network infrastructure and geographic reach. Further, the Company greatly expanded its direct sales force during the year to approximately 175 sales personnel located in 23 sales offices throughout the eastern United States. Because of these developments and the improved opportunities in the local exchange market created by the 1996 Act, the Company has accelerated and expanded its capital deployment plans to (i) increase its geographic reach, network density and market penetration by extending its network to serve a greater percentage of ILEC central offices, (ii) more rapidly deploy local/long distance voice switches and related network electronics, and (iii) increase the level of demand driven capital spending associated with connecting more customers to its network. The Company's expanded activities in 1996, together with the acceleration and expansion of its capital deployment plan, is expected to increase the size of the Company's addressable market in 1997 from approximately $13 billion to approximately $34 billion. See "Risk Factors" and "Business--Services Provided and Markets." Under the Company's revised capital deployment plan, the Company has increased from 13 to 25 the number of local/long distance voice switches that it intends to have in operation by year end 1998. ICI also expects to have 150 enhanced data switches in operation in approximately 100 cities by that date.

  ICI was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 829-0011.

                               THE EXCHANGE OFFER

The Exchange Offer..............  The Company is offering to exchange up to
                                  30,000 shares of its 13 1/2% Series B
                                  Redeemable Exchangeable Preferred Stock, liquidation preference $10,000 per share, par value $1.00 per share, for up to 30,000 shares of its outstanding 13 1/2% Series A Redeemable Exchangeable Preferred Stock, liquidation preference $10,000 per share, par value $1.00 per share, that were issued and sold on March 7, 1997 in a transaction (the "Offering") exempt from registration under the Securities Act. The terms of the New Preferred Shares are substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Shares, except that the New Preferred Shares have been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Shares and will not be entitled to registration rights relating to the Old Preferred Shares. See "The Exchange Offer" for a description of the procedures for tendering Old Preferred Shares. The Exchange Offer satisfies the registration obligations of the Company under the Registration Rights Agreement. Holders that do not tender all of their Old Preferred Shares will no longer have any registration rights under the Registration Rights Agreement.

Tenders; Expiration Date;
 Withdrawal.....................  The Exchange Offer will expire at 5:00 p.m.,
                                  New York City time, on           , 1997, or
                                  such later date and time to which it is
                                  extended, provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. Tenders of Old Preferred Shares pursuant to the Exchange Offer may be withdrawn and re-tendered at any time prior to the Expiration Date. Any Old Preferred Shares not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
 Considerations.................  The Exchange Offer will not result in any income, gain or loss to the holders of
                                  Preferred Shares or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds.................  There will be no proceeds to the Company from the exchange of the Old Preferred Shares for the New Preferred Shares pursuant to the Exchange Offer.

Proposal to Split New Preferred
 Shares.........................  The Company has submitted to its stockholders a proposal (the "Proposal") to effect a 10 for 1 split of its New Preferred Shares. Holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and of the Old Preferred Shares on April 1, 1997 (the "Proposal Record Date") are entitled to vote on the Proposal at the Company's annual meeting of stockholders to be held on May 22, 1997 (the "Annual Meeting"). As of the Record Date, no New Preferred Shares were issued and outstanding. If the Proposal is approved prior to the consummation of the Exchange Offer, each holder tendering Old Preferred Shares will receive 10 New Preferred Shares, liquidation preference $1,000 per share, for each Old Preferred Share tendered. If the Proposal is not approved by the stockholders or if the Annual Meeting has not yet taken place when the Exchange Offer is consummated, each holder tendering Old Preferred Shares will receive one New Preferred Share for each Old Preferred Share tendered. If the Proposal is approved after the consummation of the Exchange Offer, upon the approval of the Proposal by the stockholders at the Annual Meeting each outstanding New Preferred Share, liquidation preference $10,000 per share, will be reclassified as 10 New Preferred Shares, liquidation preference $1,000 per share.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD PREFERRED SHARES PURSUANT TO THE EXCHANGE OFFER

  Generally, holders of Old Preferred Shares (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who exchange their Old Preferred Shares for New Preferred Shares pursuant to the Exchange Offer may offer their New Preferred Shares for resale, resell their New Preferred Shares, and otherwise transfer their New Preferred Shares without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Preferred Shares are acquired in the ordinary course of the holders' business, such holders have no arrangement with any person to participate in a distribution of such New Preferred Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Shares. Each broker-dealer that receives New Preferred Shares for its own account in exchange for Old Preferred Shares must acknowledge that it will deliver a prospectus in connection with any resale of its New Preferred Shares. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Preferred Shares prior to offering or selling such New Preferred Shares. The Company is required, under the Registration Rights Agreement, to register the New Preferred Shares in any jurisdiction reasonably requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders of Old Preferred Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Shares will not have any registration rights under the Registration Rights Agreement covering such Old Preferred Shares not tendered and such Old Preferred Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Preferred Shares may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange".


SUMMARY DESCRIPTION OF THE PREFERRED SHARES

  The terms of the New Preferred Shares and the Old Preferred Shares are substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking), except for certain transfer restrictions and registration rights relating to the Old Preferred Shares.

PREFERRED SHARES

Securities Offered..............  30,000 shares of 13 1/2% Series B Redeemable
                                  Exchangeable Preferred Stock due 2009, par value $1.00 per share, plus any additional shares issued from time to time in lieu of cash dividends.

Mandatory Redemption............  The Preferred Shares are subject to mandatory redemption at their Liquidation Preference, plus accumulated and unpaid dividends and Liquidated Damages (as defined), if any, on March 31, 2009 out of any funds legally available therefor.

Dividends.......................  Dividends on the Preferred Shares accumulate at a rate of 13 1/2% per annum of the
                                  Liquidation Preference thereof and will be payable quarterly in arrears on the last days of March, June, September and December of each year (each a "Dividend Payment Date") commencing June 30, 1997. Dividends will be payable in cash, except that on each Dividend Payment Date occurring on or prior to March 31, 2002, dividends may be paid, at the Company's option, by the issuance of additional Preferred Shares (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends.

Liquidation Preference..........  $10,000 per share, subject to the Proposal.

Ranking.........................  The Preferred Shares rank (i) senior to all
                                  Junior Securities (as defined herein); (ii) on a parity with any Parity Securities (as defined herein); and (iii) junior to each class of Senior Securities (as defined herein). In addition, the Preferred Shares rank junior in right of payment to all indebtedness and other obligations of the Company and its subsidiaries. As of December 31, 1996, the Preferred Shares would have been junior in right of payment to approximately $403.2 million of total indebtedness and other obligations of the Company and its subsidiaries. The Company has the ability to issue additional Preferred Shares to pay dividends. See "Description of Preferred Shares--Ranking."

Optional Redemption.............  The Preferred Shares are redeemable at the option of the Company, in whole or in part, at any time on or after March 31, 2002 at the redemption prices set forth herein, plus accumulated and unpaid dividends and Liquidated Damages, if any, to the date of redemption. In addition, prior to March 31, 2000, the Company may, at its option, redeem up to a maximum of 35% of the initially issued Preferred Shares from the net proceeds of one or more underwritten public offerings of its Common Stock or one or more sales of its Capital Stock (other than Disqualified Stock) to one or more Strategic Investors. See "Description of Preferred Shares-- Redemption--Optional Redemption."

Change of Control...............  Upon a Change of Control, the Company may be
                                  required to offer to each holder of Preferred Shares to purchase all or any part of such holder's Preferred Shares at an offer price in cash equal to 101% of the Liquidation Preference thereof, plus accumulated and unpaid dividends and Liquidated Damages, if any, to the date of purchase. See "Description of Preferred Shares--Change of Control."

Covenants.......................  The Certificate of Designation (as defined)
                                  contains covenants restricting the Company's and its Subsidiaries' ability to make certain restricted payments; incur additional indebtedness and issue preferred stock; make certain dividend or other distributions; enter into certain transactions with affiliates; merge or consolidate with or transfer all or substantially all of its assets to another entity; and allow restrictions on payments from Subsidiaries. See "Description of Preferred Shares--Certain Covenants."

Exchange........................  On any Dividend Payment Date, the Company
                                  may, at its option, exchange, in whole but not in part, all of the Preferred Shares then outstanding for the Company's 13 1/2% Senior Subordinated Debentures due 2009. See "Description of Preferred Shares--Exchange."

EXCHANGE DEBENTURES

Securities Offered..............  13 1/2% Senior Subordinated Debentures due
                                  2009.

Maturity Date...................  March 31, 2009.

Interest........................  The Exchange Debentures will accrue interest at a rate of 13 1/2% per annum payable semi-annually in arrears on March 31 and September 30, commencing the first such date after the issuance date of the Exchange Debentures. Interest payable on or prior to March 31, 2002 may be paid in the form of additional Exchange Debentures valued at the principal amount thereof.

Optional Redemption.............  The Exchange Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after March 31, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In addition, prior to March 31, 2000, the Company may, at its option, redeem up to a maximum of 35% of the aggregate principal amount of Exchange Debentures originally issued from the net proceeds of one or more underwritten public offerings of its Common Stock or one or more sales of its Capital Stock (other than Disqualified Stock) to one or more Strategic Investors. See "Description of the Exchange Debentures-- Optional Redemption."

Change of Control...............  Upon a Change of Control, the Company will be required to offer to each holder of Exchange
                                  Debentures to purchase all or any part of such holder's Exchange Debentures at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of the Exchange Debentures-- Offer to Purchase Upon Change of Control."


Ranking.........................  The Exchange Debentures will be general unsecured obligations of the Company,
                                  subordinated in right of payment to all
                                  existing and future Senior Debt of the
                                  Company and to all indebtedness and
                                  other liabilities and commitments of the Company's subsidiaries. As of December 31, 1996, the Exchange Debentures would have been subordinated in right of payment to approximately $353.3 million of Senior Debt of the Company. In addition, as of December 31, 1996, the Exchange Debentures would have been effectively subordinated to capital lease obligations of the Company's subsidiaries, of approximately $3.1 million. See "Description of the Exchange Debentures-- Ranking" and "--Subordination."

Certain Covenants...............  The indenture pursuant to which the Exchange
                                  Debentures will be issued (the "Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue disqualified stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase Exchange Debentures at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain asset sales. See "Description of the Exchange Debentures-- Certain Covenants."

                   SUMMARY FINANCIAL AND OTHER OPERATING DATA

  Statement of operations and balance sheet data presented below as of and for the five years in the period ended December 31, 1996 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants.

  The operating results of EMI are included in the Company's consolidated operating results commencing July 1, 1996. The operating results of UTT and NetSolve are included in the Company's consolidated operating results commencing December 1, 1996. The pro forma operating information gives effect to the EMI, UTT and Netsolve acquisitions as if they occurred on January 1, 1996. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus.

           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)
                                                                        PRO FORMA(1)
                                                                         YEAR ENDED
                                  YEAR ENDED DECEMBER 31,               DECEMBER 31,
                          --------------------------------------------  ------------
                           1992    1993     1994      1995      1996        1996
                          ------  -------  -------  --------  --------  ------------
STATEMENT OF OPERATIONS:
 Revenue................  $7,030  $ 8,292  $14,272  $ 38,631  $103,397    $152,071
 Expenses:
 Facilities
  administration and
  maintenance and line
  costs.................   1,760    2,843    5,396    22,989    81,105     121,803
 Selling, general and
  administrative........   2,607    3,893    6,412    14,993    36,610      40,663
 Depreciation and
  amortization..........   2,190    3,020    5,132    10,196    19,836      23,022
                          ------  -------  -------  --------  --------    --------
                           6,557    9,756   16,940    48,178   137,551     185,488
                          ------  -------  -------  --------  --------    --------
 Operating income
  (loss)................     473   (1,464)  (2,668)   (9,547)  (34,154)    (33,417)
 Other income (expense)
  Interest expense......  (1,031)    (844)  (1,218)  (13,767)  (35,213)    (35,213)
  Interest and other
   income...............     323      234      819     4,060    12,168      11,428
  Income tax benefit....     --       --       --         97       --          --
                          ------  -------  -------  --------  --------    --------
  Loss before
   extraordinary item...    (235)  (2,074)  (3,067)  (19,157)  (57,199)    (57,202)
  Extraordinary loss on
   early extinguishment
   of debt..............     --       --       --     (1,592)      --          --
                          ------  -------  -------  --------  --------    --------
 Net loss...............  $ (235) $(2,074) $(3,067) $(20,749) $(57,199)   $(57,202)
                          ======  =======  =======  ========  ========    ========
 Net loss per share:(2)
  Loss before
   extraordinary item...  $ (.10) $  (.29) $  (.34) $  (1.91) $  (4.08)   $  (3.94)
  Extraordinary loss....     --       --       --       (.16)      --          --
                          ------  -------  -------  --------  --------    --------
  Net loss..............  $ (.10) $  (.29) $  (.34) $  (2.07) $  (4.08)   $  (3.94)
                          ======  =======  =======  ========  ========    ========
 Weighted average number
  of shares
  outstanding...........   4,797    7,077    8,956    10,036    14,018      14,518
OTHER DATA:
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)..........     --       --       --        --        --          --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4).........  $2,663  $ 1,556  $ 2,464  $    649  $(14,318)   $(10,395)
 Capital expenditures,
  including acquisitions
  of businesses, net of
  cash acquired.........  $8,818  $10,486  $13,731  $ 31,915  $143,615    $146,679

                                                         DECEMBER 31,
                                               ---------------------------------
                                               1992   1993   1994   1995   1996
                                               ----- ------ ------ ------ ------
NETWORK DATA:(5)
 Buildings connected..........................   161    234    293    380    487
 Route miles..................................   240    335    378    504    655
 Fiber miles.................................. 6,184 10,239 11,227 17,128 24,122
 Number of city-based networks in service.....     4      5      6      9      9
ENHANCED DATA SERVICES:(5)
 Nodes(6).....................................   --     100    900  2,300  9,500
 Cities(7)....................................   --      37    336    600  2,200
 Switches.....................................   --       4     12     31     89
EMPLOYEES(5)..................................    49     58    146    287    874

                                                                     PRO FORMA
                                                                   AS ADJUSTED(8)
                                       DECEMBER 31,                 DECEMBER 31,
                         ----------------------------------------- --------------
                          1992    1993    1994     1995     1996        1996
                         ------- ------- ------- -------- -------- --------------
BALANCE SHEET DATA:
 Cash and cash
  equivalents(9)........ $ 1,775 $27,954 $10,208 $ 50,997 $189,546    $477,821
 Working capital(10)....   8,999  25,712   9,588   70,353  206,029     494,304
 Total assets...........  36,174  61,219  74,086  216,018  512,940     801,215
 Long-term obligations
  and redeemable
  preferred stock
  (including current
  maturities)...........  11,742  11,614  16,527  165,545  358,508     646,783
 Total stockholders'
  equity................  21,257  45,987  52,033   40,254  114,230     114,230

--------
 1. The pro forma operating information gives effect to the EMI, UTT and NetSolve acquisitions, which occurred effective June 30, 1996, December 1, 1996 and December 1, 1996, respectively, as if they occurred on January 1, 1996.
 2. Net loss per share in 1992 has been increased to reflect preferred stock dividends.
 3. For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and preferred stock dividends and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, preferred stock dividends, plus a portion of rent expense under operating leases deemed by the Company to represent an interest factor plus dividends on the Preferred Shares. For the years ended December 31, 1992, 1993, 1994, 1995 and 1996 the Company's earnings were insufficient to cover fixed charges by $622, $2,288, $3,324, $19,931 and $59,978, respectively. For the year ended December 31, 1996, the Company's pro forma earnings, after giving effect to the acquisitions described in
    Note 1 above and the Offering, were insufficient by $102,578 to cover pro forma fixed charges.
 4. EBITDA consists of earnings before interest, income taxes, depreciation, and amortization. In addition, 1995 EBITDA excludes an extraordinary charge of $1,592 related to the early extinguishment of debt. EBITDA is provided in the Summary of Financial and Other Operating Data since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to present cash flow for the periods presented. See the Consolidated Statements of Cash Flows included in the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
 5. Amounts as reflected in the table are based upon information contained in the Company's operating records.
 6. Amount represents an individual point of origin and termination of data served by the Company's enhanced data network. In the opinion of management of the Company, all node numbers are appropriate.
 7. Represents the number of discrete postal cities to which enhanced data services are provided by the Company.
 8. Gives effect to the Offering and the application of the net proceeds therefrom.
 9. Cash and cash equivalents excludes investments of $20,954 and $26,675 in 1995 and 1996, respectively, restricted under the terms of various notes and other agreements.
10. Working capital includes the restricted investments referred to in Note 9, above.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, before tendering their Old Preferred Shares for the New Preferred Shares offered hereby, holders of Old Preferred Shares should consider carefully the following factors, which (other than "Consequences of Failure to Exchange") are generally applicable to the Old Preferred Shares as well as to the New Preferred Shares.

  Consequences of Failure to Exchange. Upon consummation of the Exchange Offer, holders of Old Preferred Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Shares will not have any registration rights under the Registration Rights Agreement covering such Old Preferred Shares not tendered and such Old Preferred Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Preferred Shares may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Preferred Shares under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Preferred Shares are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the New Preferred Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Shares. Each broker-dealer that receives New Preferred Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Preferred Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Old Preferred Shares acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 365 days after the Exchange Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale of the New Preferred Shares. See "Plan of Distribution." The New Preferred Shares may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register or qualify the New Preferred Shares for resale in any state (if required) as may be requested by their holders, subject to certain limitations.

  Lack of Public Market. Prior to this Exchange Offer, there has been no public market for the Old Preferred Shares. If a market for the New Preferred Shares should develop, the New Preferred Shares could trade at prices higher or lower than their initial offering price. The Company does not currently intend to list the New Preferred Shares on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Preferred Shares will develop.

  Restrictions on the Company's Ability to Pay Dividends on the Preferred Shares. To date, the Company has not paid dividends on its shares of capital stock. The ability of ICI to pay cash dividends on the Preferred Shares, commencing on March 31, 2002, and to redeem the Preferred Shares upon maturity is substantially restricted under various covenants and conditions contained in the Indenture (the "Senior Notes Indenture") governing the Company's 13 1/2% Senior Notes due 2005 (the "Senior Notes") and the Indenture (the "Discount Notes Indenture", and together with the Senior Notes Indenture, the "Existing Senior Notes Indentures") governing the Company's 12 1/2% Senior Discount Notes due 2006 (the "Discount Notes", and together with the Senior Notes, the "Existing Senior Notes"). In addition to the limitations imposed on the payment of dividends by the Existing Senior Notes Indentures, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Preferred Shares, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. At December 31, 1996, the Company had stockholders equity of $114.2 million and surplus of $114.1 million. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Preferred Shares.

  The Certificate of Designation provides that upon (a) the accumulation of accrued and unpaid dividends on the outstanding Preferred Shares in an amount equal to six quarterly dividends (whether or not consecutive); (b) the failure of the Company to satisfy any mandatory redemption or repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer) with respect to the Preferred Shares; (c) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below under the caption "Description of Preferred Shares--Change of Control;" (d) the failure of the Company to comply with any of the other covenants or agreements set forth in the Certificate of Designation and the continuance of such failure for 60 consecutive days or more after notice; or (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default (i) is a Payment Default (as defined) or
(ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more, the sole remedy to the holders of the Preferred Shares will be the voting rights arising from a Voting Rights Triggering Event (as defined). See "Description of Preferred Shares--Voting Rights."

  Limited Operations of Certain Services; History of Net Losses. The Company's business commenced in 1987. Substantially all of the Company's revenues are derived from local exchange services, enhanced data services, long distance services, integration services and certain local network services. Many of these services have only recently been initiated or their availability only recently expanded in new market areas. The Company is expecting to substantially increase the size of its operations in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

  The development of the Company's business and the expansion of its networks require significant capital, operational and administrative expenditures, a substantial portion of which are incurred before the realization of revenues. These capital expenditures will result in negative cash flow until an adequate customer base is established. Although its revenues have increased in each of the last three years, ICI has incurred significant increases in expenses associated with the installation of local/long distance voice switches and expansion of its fiber optic networks, services and customer base. ICI reported net losses of approximately $3.1 million, $20.7 million and $57.2 million for the years ended December 31, 1994, 1995 and 1996, respectively. The Company anticipates having significant net losses in 1997 that is expected to be substantially greater than the loss in 1996 and expects net losses to continue for the next several years. In addition, the Company expects to have negative EBITDA in 1997. There can be no assurance that ICI will achieve or sustain profitability or positive EBITDA in the future.

  Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges, Including Dividends on the Preferred Shares. The Company is highly leveraged. At December 31, 1996, after giving pro forma effect to the Offering and the application of the net proceeds of the Offering, the Company would have had outstanding approximately $398.7 million in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables) outstanding, and approximately $288.3 million of obligations with respect to dividend payments and the mandatory redemption of the Preferred Shares. The degree to which the Company is leveraged could have important consequences to holders of the Preferred Shares, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, and to payment of dividends on and the redemption of the Preferred Shares, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; (iv) a substantial portion of the indebtedness of the Company will mature in accordance with its terms prior to the mandatory redemption of the Preferred Shares; and (v) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

  For the year ended December 31, 1996, and on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Company's pro forma earnings would have been inadequate to cover its pro forma combined fixed charges including the Preferred Shares dividend requirements by $102.6 million. The Company anticipates that earnings will be insufficient to cover fixed charges for the next several years. In order for the Company to meet its debt service obligations and its dividend and redemption obligations with respect to the Preferred Shares, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet its debt service obligations and its dividend and redemption obligations with respect to the Preferred Shares. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that ICI would be successful in raising such financing, or the terms or timing thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Regulatory Approval of the Offering. Eight of the states in which the Company is certificated provide for prior approval of the issuance of securities by the Company. The Company only provides intrastate telecommunications services in three of such states. Because of time constraints, the Company has obtained such approval from only three of the eight states prior to the date of this Prospectus. The requirements for this filing may have been pre-empted by the National Securities Market Improvement Act of 1996, although there is no case law on this point. The remaining approvals are being sought. After consultation with counsel, the Company believes the remaining approvals will be granted and that seeking such approvals subsequent to the consummation of the Exchange Offer should not result in any material adverse consequences to the Company, although there can be no assurance that such a consequence will not result.

  Significant Capital Requirements and Need for Additional
Financing. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. ICI expects to fund its capital requirements through existing resources, joint ventures, debt or equity financing, and internally generated funds, including capital raised through the Offering. The Company expects that to continue to expand its business will require raising substantial additional equity and/or debt capital after 1998. The Company's outstanding debt instruments do not permit the incurrence of an amount of indebtedness sufficient to fund its anticipated future capital requirements. Accordingly, the Company will need to obtain waivers or consents from its debtholders or raise equity capital. There can be no assurance, however, that ICI will be successful in raising sufficient debt or equity capital on terms that it will consider acceptable. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to generate sufficient funds may require ICI to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

  Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

  A portion of the Company's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful or will not impair the Company's ability to service its outstanding obligations.

  Subordination of the Preferred Shares. The Company's obligations with respect to the Preferred Shares are subordinate and junior in right of payment to all present and future indebtedness of the Company and its subsidiaries, including the Existing Senior Notes, and to all subsequent series of preferred stock of the Company which by its terms ranks senior to the Preferred Shares. See "Description of Other Indebtedness." In addition to the substantial dividend and redemption restrictions set forth in the Existing Senior Notes Indentures, no cash dividends or mandatory redemption payments may be made with respect to the Preferred Shares if (i) the obligations with respect to the Existing Senior Notes are not paid when due or (ii) any other event of default has occurred under the Existing Senior Notes Indentures, and is continuing or would occur as a consequence of such payment. As of December 31, 1996, the Preferred Shares would have been junior in right of payment to $403.2 million of indebtedness and other liabilities and commitments of the Company and its subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Preferred Shares only after all Senior Securities (as defined) and all indebtedness of the Company has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Preferred Shares then outstanding. See "Description of Preferred Shares-- Ranking."

  Subordination of the Exchange Debentures. The payment of principal, premium, if any, and interest on and any other amounts owing in respect of, the Exchange Debentures, if issued, will be subordinated to the prior payment in full of all existing and future Senior Debt (as defined), including indebtedness represented by the Existing Senior Notes, and will be effectively subordinated to all indebtedness and other liabilities and commitments of the Company's subsidiaries. As of December 31, 1996, the Exchange Debentures would have been subordinated to $353.3 million of Senior Debt of the Company and approximately $3.1 million of capital lease obligations of the Company's subsidiaries. The Existing Senior Notes Indentures and the Indenture pursuant to which the Exchange Debentures would be issued permit the incurrence by the Company and its subsidiaries of additional indebtedness, all of which may constitute Senior Debt, under certain circumstances. In addition, the Company may not pay principal of, premium, if any, or interest on or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if (i) the obligations with respect to the Existing Senior Notes are not paid when due or (ii) any other event of default has occurred under the Existing Senior Notes Indentures, and is continuing or would occur as a consequence of such payment. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures then outstanding. See "Description of the Exchange Debentures--Ranking" and "--Subordination."

  Effect of Substantial Additional Indebtedness on the Company's Ability to Make Payments on the Preferred Shares and Exchange Debentures. The Existing Senior Notes Indentures, the Certificate of Designation and the Indenture limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of networks and purchase of network electronics, including local/long distance voice and data switches. All additional indebtedness of the Company will rank senior in right of payment to any payment obligations with respect to the Preferred Shares and Exchange Debentures (to the extent that such additional indebtedness represents Senior Debt). The debt service requirements of any additional indebtedness would make it more difficult for the Company to pay cash obligations with respect to the Preferred Shares and Exchange Debentures.

  Risks of Implementation; Need to Obtain Permits and Rights of Way. The Company is continuing to expand its existing networks. The Company has identified other expansion opportunities in the eastern half of the United States and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks or construct or acquire new networks as currently planned on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. In addition, the Company may require pole attachment agreements with utilities and ILECs to operate existing and future networks, and there can be no assurance that such agreements will be obtained or obtainable on reasonable terms. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

  Competition. In each of its markets, the Company faces significant competition for the local network services, including local exchange services, it offers from ILECs, which currently dominate their local telecommunications markets. ILECs have long-standing relationships with their customers which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces competition in most markets in which it operates from one or more ICPs and CLECs operating fiber optic networks. In addition, the Company faces competition in its network systems integration business from equipment manufacturers, the RBOCs and other ILECs, long distance carriers and systems integrators, and in its enhanced data services business from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers and others. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and CLECs, including the Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, MCI and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by ICI. In addition, AT&T and MCI have entered and other interexchange carriers have announced their intent to enter into the local exchange services market, which is facilitated by the 1996 Act's resale and unbundled network element provisions. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on the Company's business.

  Regulation. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. Further, the FCC has issued an order holding that non-dominant carriers, such as the Company, are not required to file interstate tariffs for domestic long distance service on an ongoing basis. That order has been stayed by a federal appeals court and it is not clear at this time whether the detariffing order will be implemented. Until further action is taken by the court, the Company will continue to maintain tariffs for these services. The FCC also requires the Company to file interstate tariffs on an ongoing basis for international traffic and access services. The Company is generally subject to certification and tariff or price list filing requirements for intrastate services by state regulators. Although passage of the 1996 Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In addition, although the 1996 Act provides incentives to the ILECs that are subsidiaries of RBOCs to enter the long distance service market by requiring ILECs to negotiate interconnection agreements with local competitors, there can be no assurance that these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILECs.

  Potential Diminishing Rate of Growth. During the period from 1994 to 1996, the Company's revenues have grown at a compound annual growth rate of 169%. While the Company expects to continue to grow, as its size increases it is likely that its rate of growth will diminish.

  Risk of New Service Acceptance by Customers. The Company has recently introduced a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as the provider of such new telecommunications technology. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While ICI believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of ICI of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

  Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives, other than David C. Ruberg, President, Chief Executive Officer and Chairman of the Board, is a party to a long-term employment agreement with the Company.

  Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the Company has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

  Dependence on Business from IXCs. For the year ended December 31, 1996, approximately 10% of the Company's consolidated revenues were attributable to access services provided to IXCs. The loss of access revenues from IXCs in general could have a material adverse effect on the Company's business. See "Business--Customer Strategy."

  In addition, the Company's growth strategy assumes increased revenues from IXCs from the deployment of local/long distance voice switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

  Business Combinations; Change of Control. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both ICI and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. An investment, business combination or strategic alliance could constitute a Change of Control. The Existing Senior Notes Indentures and the Certificate of Designation provide that a Change of Control would require the Company to repay the indebtedness and redeem the Preferred Shares outstanding under such instruments. If a Change of Control does occur, there is no assurance that the Company would have sufficient funds to make such repayments and redemption or could obtain any additional debt or equity financing that could be necessary in order to repay the Discount Notes and the Senior Notes and to redeem the Preferred Shares. Upon the failure of the Company to make a Change of Control Offer (as defined) on the terms and in accordance with the provisions described below under the caption "Description of Preferred Shares--Change of Control", the sole remedy to the holders of the outstanding Preferred Shares will be the voting rights arising from a Voting Rights Triggering Event.

  Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans to expand its existing networks or to build and acquire networks in new areas, the market opportunity presented by larger metropolitan areas, its anticipation of installation of switches or the provision of local exchange services and revenues from designated markets during 1997, and statements regarding development of the Company's businesses, the estimate of market sizes and addressable markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its services to current and new customers, generate customer demand for its services in the particular markets where it plans to market services, access markets, identify, finance and complete suitable acquisitions, design and construct fiber optic networks, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

  Moreover, the Company presents certain data contained herein on an annualized basis, based on quarterly or monthly data, because the Company believes that such annualized data is a standard method to present certain data in the telecommunications industry. However, actual annual results could differ materially from annualized data because annualized data does not account for factors such as seasonality, cyclicability, growth or decline. Consequently, investors should not place undue reliance on the annualized data.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Old Preferred Shares were originally issued and sold on March 7, 1997 in reliance upon the exemptions from registration under Rule 144A and Section 4(2) of the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to register with the Commission a series of preferred shares with substantially identical terms as the Old Preferred Shares, to be offered in exchange for the Old Preferred Shares. The purpose of the Exchange Offer is to satisfy the Company's obligations under the Registration Rights Agreement. Holders that do not tender all of their Old Preferred Shares will no longer have any registration rights under the Registration Rights Agreement.

TERMS OF THE EXCHANGE

  The Company offers to exchange, subject to the conditions set forth in this Prospectus and in the Letter of Transmittal accompanying this Prospectus, the same number and aggregate liquidation preference of New Preferred Shares for the Old Preferred Shares tendered for exchange. The terms of the New Preferred Shares are substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Shares, except that the New Preferred Shares have been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Shares and will not be entitled to registration rights relating to the Old Preferred Shares. See " -- Proposal to Split New Preferred Shares" and "Description of Preferred Shares--Registration Rights; Liquidated Damages." The New Preferred Shares, like the Old Preferred Shares, are governed by the Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions filed with the Secretary of State of the State of Delaware on March 6, 1997 (the "Certificate of Designation"). See "Description of Preferred Shares." The Exchange Offer is not conditioned upon any minimum number of Old Preferred Shares being tendered for exchange.

  The Company believes that New Preferred Shares tendered for exchange for Old Preferred Shares may be offered for sale, sold and otherwise transferred by any holder thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the New Preferred Shares are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Preferred Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Shares. Any holder who tenders in the Exchange Offer for the purpose of participating in a public distribution of the New Preferred Shares must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the distribution.

  Tendering holders of the Old Preferred Shares will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the Exchange Offer.

PROPOSAL TO SPLIT NEW PREFERRED SHARES

  The Company has submitted to its stockholders a proposal to effect a 10 for 1 split of its New Preferred Shares. Holders of record of the Company's Common Stock and Old Preferred Shares on April 1, 1997 are entitled to vote on the Proposal at the Company's annual meeting of stockholders to be held on May 22, 1997. As of the Proposal Record Date, no New Preferred Shares were issued and outstanding. If the Proposal is approved prior to the consummation of the Exchange Offer, each holder tendering Old Preferred Shares will receive 10 New Preferred Shares, liquidation preference $1,000 per share, for each Old Preferred Share tendered. If the Proposal is not approved by the stockholders or if the Annual Meeting has not yet taken place when the Exchange Offer is consummated, each holder tendering Old Preferred Shares will receive one New Preferred Share for each Old Preferred Share tendered. If the Proposal is approved after the consummation of the Exchange Offer, upon the approval of the Proposal by the stockholders at the Annual Meeting each outstanding New Preferred Share, liquidation preference $10,000 per share, will be reclassified as 10 New Preferred Shares, liquidation preference $1,000 per share.

EXPIRATION DATE; EXTENSIONS, TERMINATION; AMENDMENT

  The Exchange Offer will expire on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on            , 1997 or such later
date and time, if any, as extended by the Company, in its sole discretion, provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to holders of the Old Preferred Shares and unless otherwise required by applicable law or regulation, by timely public announcement, by making a release to the Dow Jones News Service on or before the Expiration Date. During any extension of the Exchange Offer, all Old Preferred Shares tendered for exchange will remain subject to the Exchange Offer. In connection with the Exchange Offer, the Company will comply with all applicable requirements of the federal securities laws, including, but not limited to, Rule 14e-1 under the Exchange Act.

  The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Preferred Shares if either of the events set forth under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Preferred Shares, whether before or after any tender of the Old Preferred Shares. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the New Preferred Shares for the Old Preferred Shares on the Exchange Date.

PROCEDURES FOR TENDERING OLD PREFERRED SHARES

  The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

  Old Preferred Shares may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with (i) the certificate or certificates representing the Old Preferred Shares being tendered and any required signature guarantees, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Preferred Shares, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "Depository") pursuant to the procedure for book-entry transfer described below or (iii) the completion of the procedures for guaranteed delivery set forth below. See "Guaranteed Delivery Procedures."

  If the New Preferred Shares are to be issued (and any untendered Old Preferred Shares) in the name of the registered holder and the registered holder has signed the Letter of Transmittal the holder's signature need not be guaranteed. In any other case, the tendered Old Preferred Shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (an "Eligible Institution"). If the New Preferred Shares and/or Old Preferred Shares not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Preferred Shares, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

  THE METHOD OF DELIVERY OF OLD PREFERRED SHARES, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE, NO LETTERS OF TRANSMITTAL OR OLD PREFERRED SHARES SHOULD BE SENT TO THE COMPANY.

  A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, the Old Preferred Shares or a Book-Entry Confirmation and all other required documents are received by the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Preferred Shares will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exchange Offer or any defect, withdrawal, rejection of tender or irregularity in the tender of any Old Preferred Shares. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects, withdrawals, rejections or irregularities or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The holder tendering Old Preferred Shares exchanges, assigns and transfers the Old Preferred Shares to the Company and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Preferred Shares to be assigned, transferred and exchanged. The holder represents and warrants to the Company and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign and transfer the Old Preferred Shares and to acquire New Preferred Shares in exchange for the Old Preferred Shares, (ii) when the Old Preferred Shares are accepted for exchange, the Company will acquire good and unencumbered title to the Old Preferred Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim and (iii) it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Preferred Shares. All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder shall be binding upon the heirs, legal representatives, successors assigns, executors and administrators of the holder.

  Each holder will also certify that it (i) is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) it is acquiring the New Preferred Shares offered in the ordinary course of its business and (iii) has no arrangement with any person to participate in the distribution of the New Preferred Shares.

WITHDRAWAL RIGHTS

  Old Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth in this Prospectus by mail, courier, telegraphic, telex or facsimile transmission. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Preferred Shares to be withdrawn, the certificate numbers of Old Preferred Shares to be withdrawn, the aggregate liquidation preference of Old Preferred Shares to be withdrawn, a statement that the holder is withdrawing its election to tender the Old Preferred Shares for exchange, and the name of the registered holder of the Old Preferred Shares, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Preferred Shares being withdrawn. The Exchange Agent will return the properly withdrawn Old Preferred Shares promptly following receipt of notice of withdrawal. If Old Preferred Shares have been tendered pursuant to a book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Preferred Shares and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Any Old Preferred Shares which have been tendered for exchange but which are not exchanged will be returned to the Holder thereof without cost to the Holder (or, in the case of Old Preferred Shares tendered by book-entry transfer by crediting an account maintained with the Book-Entry Transfer Facility for the Old Preferred Shares) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Preferred Shares may be re-tendered at any time on or prior to the Expiration Date. Any Old Preferred Shares so withdrawn and not re-tendered will not be exchanged for New Preferred Shares under the Exchange Offer.

ACCEPTANCE OF OLD PREFERRED SHARES FOR EXCHANGE; DELIVERY OF NEW PREFERRED
SHARES

  Upon terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Preferred Shares validly tendered and not withdrawn and issuance of the New Preferred Shares will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Preferred Shares when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  The Exchange Agent will act as agent for the tendering holders of Old Preferred Shares for the purpose of causing the Old Preferred Shares to be assigned, transferred and exchanged for New Preferred Shares. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Preferred Shares in exchange for Old Preferred Shares will be made by the Exchange Agent promptly after acceptance of the tendered Old Preferred Shares by the Company. Tendered Old Preferred Shares not accepted for exchange by the Company will be returned without expense to the tendering holders (or, in the case of Old Preferred Shares tendered by book-entry transfer crediting an account maintained with the Depositary) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated.

BOOK-ENTRY TRANSFER

  The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Preferred Shares by causing the Book-Entry Transfer Facility to transfer the Old Preferred Shares into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Preferred Shares and (i) whose Old Preferred Shares are not immediately available or (ii) who cannot deliver their Old Preferred Shares, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date, must tender their Old Preferred Shares and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery (a "Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Preferred Shares, the certificate number or numbers of such Old Preferred Shares and the aggregate liquidation preference of Old Preferred Shares tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Preferred Shares (or a confirmation of electronic delivery or book-entry delivery into the Exchange Agent's account at the Depositary) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Preferred Shares in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depositary), must be received by the Exchange Agent within five business days after the Expiration Date. Any holder of Old Preferred Shares who wishes to tender its Old Preferred Shares pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company will not be required to issue New Preferred Shares in exchange for any properly tendered Old Preferred Shares not previously accepted and may terminate the Exchange Offer (by oral or written notice to the holders and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

    1. there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Preferred Shares pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Preferred Shares having obligations with respect to resales and transfers of New Preferred Shares which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    2. any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, taken as a whole, that, in the sole judgment of the Company is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company have or may have adverse significance with respect to the value of the Old Preferred Shares or the New Preferred Shares; which, in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it unlawful to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Preferred Shares upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Preferred Shares). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Preferred Shares.

  These conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company that any of these conditions has occurred will be final and binding on all holders of Preferred Shares, absent manifest error.

  In addition, the Company will not accept for exchange any Old Preferred Shares tendered, and no New Preferred Shares will be issued in exchange for any such Old Preferred Shares, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

EXCHANGE AGENT

  Continental Stock Transfer & Trust Company, the Transfer Agent for the Preferred Shares, has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal, questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, addressed as follows:

                  Continental Stock Transfer & Trust Company
                                  2 Broadway
                           New York, New York 10004
                     Attention: Reorganization Department
                           Facsimile: (212) 509-5150
                   Confirm by telephone: (212) 509-4000-x535

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; EXPENSES

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Preferred Shares in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at the reasonable request of any holder, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Preferred Shares in such jurisdiction.

TRANSFER TAXES

  Holders who tender their Old Preferred Shares in exchange for New Preferred Shares will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Preferred Shares in the name of, or request that Old Preferred Shares not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Preferred Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Shares will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Preferred Shares and, accordingly, such Old Preferred Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Preferred Shares may not be offered or sold, unless registered under the Securities Act and the applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Preferred Shares under the Securities Act. Based on interpretations by the staff of the Commission, New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares may be offered for resale, resold or otherwise transferred by holders (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that the New Preferred Shares are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the New Preferred Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Shares. If any holder has any arrangement or understanding with respect to the distribution of the New Preferred Shares to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Preferred Shares for its own account in exchange for Old Preferred Shares must acknowledge that it will deliver a prospectus in connection with any resale of the New Preferred Shares. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Preferred Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed under the Registration Rights Agreement to register or qualify the New Preferred Shares for resale in any jurisdictions requested by any holder, subject to certain limitations.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Preferred Shares are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders of Old Preferred Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Shares will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Preferred Shares and, accordingly, such Old Preferred Shares will continue to be subject to the restrictions on transfer contained in the legend thereon.

  The Company has not entered into any arrangement or understanding with any person to distribute the New Preferred Shares to be received in the Exchange Offer and, as of the Exchange Date, to the best of the Company's information and belief, each person participating in the Exchange Offer will be acquiring the New Preferred Shares in its ordinary course of business and will not have any arrangement or understanding with any person to participate in the distribution of the New Preferred Shares to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Preferred Shares to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in K-III Communications Corporation (available May 14, 1993) , Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and
(ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the Exchange Offer.


                                CAPITALIZATION

  The following table sets forth the consolidated actual and consolidated as adjusted cash and cash equivalents and capitalization of the Company at December 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, and other information included elsewhere in this Prospectus.

                                                                AS OF
                                                          DECEMBER 31, 1996
                                                         ---------------------
                                                                       AS
                                                          ACTUAL   ADJUSTED(1)
                                                         --------  -----------
                                                            (IN THOUSANDS)
Cash and cash equivalents(2)............................ $189,546   $477,821
                                                         ========   ========
Long-term debt (including current maturities):
  13 1/2% Senior Notes due 2005......................... $159,115   $159,115
  12 1/2% Senior Discount Notes due 2006................  194,224    194,224
  Other long-term debt..................................      165        165
  Capital lease obligations.............................    5,004      5,004
                                                         --------   --------
    Total long-term debt................................  358,508    358,508
                                                         --------   --------
Series A redeemable exchangeable preferred stock due
 2009(3)................................................      --     288,275
Stockholders' equity:
  Common stock and additional paid-in capital...........  212,973    212,973
  Accumulated deficit...................................  (91,141)   (91,141)
  Deferred compensation.................................   (7,602)    (7,602)
                                                         --------   --------
Total stockholders' equity..............................  114,230    114,230
                                                         --------   --------
Total capitalization.................................... $472,738   $761,013
                                                         ========   ========

--------
(1) Gives effect to the Offering and the application of the net proceeds therefrom.
(2) Excludes restricted cash held as of December 31, 1996.
(3) Net of issuance costs.

                  SELECTED FINANCIAL AND OTHER OPERATING DATA

  The selected financial data and balance sheet data presented below as of and for the five years in the period ended December 31, 1996 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants.

  The operating results of EMI are included in the Company's consolidated operating results commencing July 1, 1996. The operating results of UTT and NetSolve are included in the Company's consolidated operating results commencing December 1, 1996. The pro forma operating information gives effect to the EMI, UTT and NetSolve acquisitions as if they occurred on January 1, 1996. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus.

         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                         PRO FORMA(1)
                                   YEAR ENDED DECEMBER 31,                YEAR ENDED
                          ---------------------------------------------  DECEMBER 31,
                           1992     1993     1994      1995      1996        1996
                          -------  -------  -------  --------  --------  ------------
SELECTED FINANCIAL DATA:
 Revenue................  $ 7,030  $ 8,292  $14,272  $ 38,631  $103,397   $152,071
 Expenses
 Facilities
  administration and
  maintenance and line
  costs.................    1,760    2,843    5,396    22,989    81,105     121,803
 Selling, general and
  administrative........    2,607    3,893    6,412    14,993    36,610      40,663
 Depreciation and
  amortization..........    2,190    3,020    5,132    10,196    19,836      23,022
                          -------  -------  -------  --------  --------   ---------
                            6,557    9,756   16,940    48,178   137,551     185,488
                          -------  -------  -------  --------  --------   ---------
 Operating income
  (loss)................      473   (1,464)  (2,668)   (9,547)  (34,154)    (33,417)
 Other income (expense)
  Interest expense......   (1,031)    (844)  (1,218)  (13,767)  (35,213)    (35,213)
  Interest and other
   income...............      323      234      819     4,060    12,168      11,428
  Income tax benefit....      --       --       --         97       --          --
                          -------  -------  -------  --------  --------   ---------
  Loss before
   extraordinary item...     (235)  (2,074)  (3,067)  (19,157)  (57,199)    (57,202)
  Extraordinary loss on
   early extinguishment
   of debt..............      --       --       --     (1,592)      --          --
                          -------  -------  -------  --------  --------   ---------
 Net loss...............  $  (235) $(2,074) $(3,067) $(20,749) $(57,199)  $ (57,202)
                          =======  =======  =======  ========  ========   =========
 Net loss per share:(2)
  Loss before
   extraordinary item...  $  (.10) $  (.29) $  (.34) $  (1.91) $  (4.08)  $   (3.94)
  Extraordinary loss....      --       --       --       (.16)      --          --
                          -------  -------  -------  --------  --------   ---------
  Net loss..............  $  (.10) $  (.29) $  (.34) $  (2.07) $  (4.08)  $   (3.94)
                          =======  =======  =======  ========  ========   =========
 Weighted average number
  of shares
  outstanding...........    4,797    7,077    8,956    10,036    14,018      14,518
OTHER DATA:
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)..........      --       --       --        --        --          --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4).........  $ 2,663  $ 1,556  $ 2,464  $    649  $(14,318)  $ (10,395)
 Capital expenditures,
  including acquisitions
  of businesses, net of
  cash acquired.........  $ 8,818  $10,486  $13,731  $ 31,915  $143,615    $146,679

                                                      DECEMBER 31,
                                          -------------------------------------
                                           1992   1993    1994    1995    1996
                                          ------ ------- ------- ------- ------
NETWORK DATA:(5)
 Buildings connected.....................    161     234     293     380    487
 Route miles.............................    240     335     378     504    655
 Fiber miles.............................  6,184  10,239  11,227  17,128 24,122
 Number of city-based networks in serv-
  ice....................................      4       5       6       9      9
ENHANCED DATA SERVICES:(5)
 Nodes(6)................................    --      100     900   2,300  9,500
 Cities(7)...............................    --       37     336     600  2,200
 Switches................................    --        4      12      31     89
EMPLOYEES(5).............................     49      58     146     287    874

                                                                     PRO FORMA
                                                                   AS ADJUSTED(8)
                                       DECEMBER 31,                 DECEMBER 31,
                         ----------------------------------------- --------------
                          1992    1993    1994     1995     1996        1996
                         ------- ------- ------- -------- -------- --------------
BALANCE SHEET DATA:
 Cash and cash equiva-
  lents(9).............. $ 1,775 $27,954 $10,208 $ 50,997 $189,546   $ 477,821
 Working capital(10)....   8,999  25,712   9,588   70,353  206,029     494,304
 Total assets...........  36,174  61,219  74,086  216,018  512,940     801,215
 Long-term obligations
  and redeemable
  preferred stock
  (including current
  maturities)...........  11,742  11,614  16,527  165,545  358,508     646,783
 Total stockholders' eq-
  uity..................  21,257  45,987  52,033   40,254  114,230     114,230

--------
 1. The pro forma operating information gives effect to the EMI, UTT and NetSolve acquisitions, which occurred effective June 30, 1996, December 1, 1996 and December 1, 1996, respectively, as if they occurred on January 1, 1996.
 2. Net loss per share in 1992 has been increased to reflect preferred stock dividends.
 3. For purposes of calculating the ratio of earning to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and preferred stock dividends and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, preferred stock dividends, plus a portion of rent expense under operating leases deemed by the Company to represent an interest factor plus dividends on the Preferred Shares. For the years ended December 31, 1992, 1993, 1994, 1995, and 1996 the Company's earnings were insufficient to cover fixed charges by $622, $2,288, $3,324, $19,931 and $59,978, respectively. For the year ended December 31, 1996, the Company's pro forma earnings, after giving effect to the acquisitions described in Note 1 above and the Offering were insufficient by $102,578 to cover pro forma fixed charges.
 4. EBITDA consists of earnings before interest, income taxes, depreciation and amortization. In addition, 1995 EBITDA excludes an extraordinary charge of $1,592 related to the early extinguishment of debt. EBITDA is provided in the Summary of Financial and Other Operating Data since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to present cash flow for the periods presented. See the Consolidated Statements of Cash Flows included in the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
 5. Amounts as reflected in the table are based upon information contained in the Company's operating records.
 6. Amount represents an individual point of origin and termination of data served by the Company's enhanced network. In the opinion of management of the Company, all node numbers are appropriate.
 7. Represents the number of discrete postal cities to which enhanced data services are provided by the Company.
 8. Gives effect to the Offering and the application of the net proceeds therefrom.
 9. Cash and cash equivalents excludes investments of $20,954 and $26,675 in 1995 and 1996, respectively, restricted under the terms of various notes and other agreements.
10. Working capital includes the restricted investments referred to in Note 9, above.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with the audited Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  Since its inception in 1987, the Company has experienced substantial growth. Building from its original base in Florida, ICI is now a provider of integrated telecommunications services to customers that have a presence in the eastern half of the United States. The Company currently has nine digital, fiber optic networks in service and one under development. In addition, the Company's frame relay network serves customers in approximately 2,200 cities and provides end-to-end connectivity throughout the United States and many international markets. As its networks and service offerings have expanded, the Company has experienced significant year to year growth in revenues and customers.

  ICI competes with the ILECs and IXCs in its service territory and offers a full range of voice and data telecommunications services. ICI's customers include a broad range of business and government end users and IXCs. The Company delivers local network services, including local exchange service, primarily over digital fiber optic telecommunications networks that it either owns or leases. In some circumstances, leasing facilities enables the Company to more rapidly initiate service to customers, reduces the risk of network construction or acquisition and potentially improves cash flow due to the reduction or deferment of capital expenditures. The Company also offers enhanced data services to its customers on an extensive intercity network that connects its customers, either through its own network or through other carriers, to locations throughout the country and internationally. This intercity network combined with the Company's local/long distance voice switches allows the Company to provide interexchange long distance service domestically and internationally.

  At its inception, ICI provided special access and private line services to IXC's. In 1988, ICI was the first telecommunications service provider in Florida to begin providing special access and private line services to business customers. In 1991, ICI began offering integration services in response to customers' needs and in 1992, ICI introduced its first enhanced data services to provide flexible capacity and highly reliable end-to-end data service for its business and government customers. The Company began offering interexchange long distance service in December 1994, Internet services in 1995 and local exchange services in 1996. The pace with which the Company has introduced new service offerings has enabled it to achieve substantial growth, improve its mix of customers and diversify its sources of revenue. The Company believes that business and government customers will continue to account for a substantial share of its revenues over the next several years, because of ICI's ability to offer such customers integrated, cost-effective telecommunications solutions. The Company believes that during the first few years of local exchange competition, the IXCs may enter the market by becoming resellers of the Company's local services. If the IXCs pursue a reseller strategy, the amount of revenue the Company realizes from carriers may increase during this period.

  From 1992 through 1995, the Company had achieved positive EBITDA and increased its revenue base substantially. However, as a result of significant investments in resources necessary to launch local exchange services and expand enhanced data services, EBITDA decreased as a percentage of revenue and the Company's EBITDA was negative for 1996. This was due to the significant up front expenses related to the development of its networks and leased facilities, the revenue from which is expected to be realized in later periods. The development of the Company's business and the installation and expansion of its networks have resulted in substantial capital expenditures and net losses during this period of its operations. Procurement of rights-of-way, administration and maintenance of facilities, depreciation of network capital expenditures and sales, general and administrative costs will continue to represent a large portion of the Company's expenses during its rapid expansion. In addition, the Company is experiencing rapid growth in marketing and selling expenses consistent with the addition of new customers and an increased level of selling and marketing activity. All of the marketing and selling expenses associated with the acquisition of new customers are expensed as they are incurred even though these customers are expected to generate recurring revenue for the Company for several years. The continued expansion of the Company's networks in anticipation of new customers and the marketing of services to new and existing customers is therefore adversely impacting EBITDA of the Company in the near term. The Company anticipates, but there can be no assurance, that as its customer base grows, incremental revenues will be greater than incremental operating expenses.

PLAN OF OPERATION

  In 1997 and beyond, the Company believes that its growth will be balanced among its local exchange, long distance and enhanced data services. Based on the Company's analysis of FCC data and its knowledge of the industry, the Company estimates that the market for local exchange, long distance and data services was approximately $25 billion in 1996 in the Company's service territory. As a result of the Company's planned expansion in 1997, the Company expects to be positioned to provide these services in markets with a total opportunity of approximately $34 billion by the end of 1997.

  In order to develop its businesses more rapidly and efficiently utilize its capital resources, ICI plans to use the existing fiber optic infrastructure of other providers in addition to using its existing networks. While the Company will use significant amounts of capital to deploy enhanced data and voice switches on a demand driven basis in selected markets, ICI believes that its substantial existing network capacity should enable it to add new customers and provide additional services that will result in increased revenues with lower incremental costs and, correspondingly, over time improve its EBITDA. For example, selling additional services, such as local exchange services, to existing or new customers allows the Company to utilize unused portions of the capacity inherent in its existing fiber optic networks. This operating leverage increases the utilization of the network with limited additional capital expenditures. The Company's strategy to offer a full complement of telecommunications services is designed to enable the Company to take advantage of the operating leverage of its networks.

REVENUE AND CUSTOMER BASE ANALYSIS

  Since the Company's founding in 1987, ICI has continually introduced new services. Due to these efforts, ICI's customer and revenue base has expanded substantially in recent years. The Company believes that the continued aggressive expansion of its enhanced data and interexchange voice services and the continued deployment of local exchange services will accelerate the diversification of the Company's customer and revenue base. The Company believes the expansion of the Company's customer base and the diversification of its revenue sources have (i) lowered the Company's reliance on any one customer, (ii) increased the total addressable market for the Company's services and (iii) reduced the Company's percentage of revenue associated with services to IXCs. The table set forth below provides an analysis of the Company's customer and revenue base.

                      REVENUE AND CUSTOMER BASE ANALYSIS

                                                                  PRO FORMA(1)
                                      YEAR ENDED DECEMBER 31,      YEAR ENDED
                                     ---------------------------  DECEMBER 31,
                                       1994     1995      1996        1996
                                     --------  -------  --------  ------------
Customer revenue:
  Non-IXCs..........................       77%      90%       90%        91%
  IXCs..............................       23       10        10          9
                                     --------  -------  --------     ------
    Total...........................      100%     100%      100%       100%
                                     ========  =======  ========     ======
Number of customers served (at end
 of period)(2)......................    8,148    9,530    14,133     14,133
Revenue sources:
  Local network services............       57%      28%       13%         9%
  Enhanced data services............       16       18        31         24
  Interexchange services............        9       49        51         64
  System integration................       18        5         5          3
                                     --------  -------  --------     ------
                                          100%     100%      100%       100%
                                     ========  =======  ========     ======

--------
(1) Gives effect to the acquisitions of EMI, UTT and NetSolve as if they had occurred at the beginning of the period presented.
(2) Excludes long distance customers for whom billings during December 1996 were less than $5.00.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain information derived from the Consolidated Statements of Operations of the Company and the Unaudited Pro Forma Condensed Consolidated Financial Statements expressed in percentages of revenue:

                                                                   PRO FORMA(1)
                                    YEAR ENDED DECEMBER 31,         YEAR ENDED
                                    ----------------------------   DECEMBER 31,
                                     1994      1995       1996         1996
                                    -------   -------   --------   ------------
Revenue...........................    100.0%    100.0%     100.0%     100.0%
Facilities administration and
 maintenance and line cost........     37.8      59.5       78.4       80.1
Selling, general and administra-
 tive.............................     44.9      38.8       35.4       26.7
Depreciation and amortization.....     36.0      26.4       19.2       15.1
                                    -------   -------   --------      -----
Operating loss....................    (18.7)    (24.7)    (33.0)      (21.9)
Interest expense..................     (8.5)    (35.6)    (34.1)      (23.2)
Interest and other income.........      5.7      10.5       11.8        7.5
Income tax benefit................      --        0.2        --         --
                                    -------   -------   --------      -----
Loss before extraordinary item....    (21.5)    (49.6)    (55.3)      (37.6)
Extraordinary loss on early extin-
 guishment of debt................      --       (4.1)       --         --
                                    -------   -------   --------      -----
Net loss..........................    (21.5)%   (53.7)%    (55.3)%    (37.6)%
                                    =======   =======   ========      =====

--------
(1) Gives effect to the acquisitions EMI, UTT and NetSolve as if they had occurred at the beginning of the period presented.

YEAR ENDED 1996 VS. YEAR ENDED 1995

  The Company's revenue grew from $38.6 million to $103.4 million or 168% from 1995 to 1996. Revenues in 1995 and 1996 for each of the product lines were as follows:

                                                         1995   1996  INCREASE
                                                         ----- ------ --------
   Local network services............................... $10.8 $ 13.5   $2.7
   Enhanced data services...............................   6.9   31.7   24.8
   Interexchange services...............................  18.9   53.1   34.2
   Systems integration..................................   2.0    5.1    3.1
                                                         ----- ------  -----
                                                         $38.6 $103.4  $64.8
                                                         ===== ======  =====

  The increase in revenue was derived principally from growth in the Company's local network services, enhanced data services and interexchange services. EMI contributed $27.8 million to the growth during the last six months of 1996, of which $20.5 million related to interexchange services and $7.3 million related to enhanced data services. The Company acquired the telecommunications division of EMI in June 1996. The Company's annualized monthly recurring revenue increased to $12.3 million at December 31, 1996 from $3.3 million at December 31, 1995, an increase of 273%. Monthly recurring revenue represents the monthly service charges billable to telecommunications service customers as of the last day of the period indicated and excludes nonrecurring revenues for certain one-time charges, such as installation fees or equipment sales. The increase in the level of enhanced data services was evidenced by the increase in nodes which grew approximately 313% from approximately 2,300 at December 31, 1995 to approximately 9,500 at December 31, 1996. The geographic coverage of the Company's networks also grew in 1996 primarily through the acquisitions of EMI, UTT and NetSolve and the expansion of the Company's intercity network. Monthly recurring revenue in the backlog (booked sales that have yet to be installed) at December 31, 1996 was approximately $4.8 million annualized, a 14.3% increase from the prior year. From December 31, 1995 to December 31, 1996, the number of fiber miles in the Company's networks increased from 17,128 to 24,122; route miles increased from 504 to 655; and the number of customers served by ICI increased from 9,530 to 14,133.

  Operating expenses in total increased by 186% from $48.2 million for 1995 to $137.6 million in 1996, a $89.4 million increase. Of the increase, approximately $25.9 million, $1.9 million and $.5 million were attributable to the inclusion of EMI, NetSolve and UTT operating expenses, respectively. The operating results of EMI have been included in the consolidated results since July 1, 1996. NetSolve and UTT operating results have been included in the consolidated results since December 1, 1996. The balance of the increase was consistent with the significant expansion of the Company's owned and leased networks and equipment sales to customers.

  Facilities administration and maintenance and line costs increased $58.1 million or 253% to $81.1 million in 1996 from $23.0 million in 1995. Of the increase, approximately $20.9 million, $.9 million and $.4 million were attributable to the inclusion of EMI, NetSolve and UTT operating results, respectively. In addition, increases in leased network capacity associated with the growth of local network service, enhanced data service and interexchange service revenues, increases in maintenance expense due to network expansion, payroll expense increases due to hiring additional engineering and operations staff along with increased cost of goods sold related to equipment sold to customers contributed to the change.

  Selling, general and administrative expenses increased to $36.6 million in 1996 from $15.0 million in 1995, an increase of $21.6 million or 144%. The increase in expense is primarily related to increased sales commissions as a result of increases in sales bookings, in addition to increased sales, customer service, marketing and management information systems and payroll expense along with related costs, including one-time recruitment, relocation and training expenses. Of the increase, approximately $2.7 million was attributable to the inclusion of EMI operating results. Selling, general and administrative expenses in 1996 include $.9 million of amortization of deferred compensation expense related to the Company's 1996 Long-Term Incentive Plan. Unamortized deferred compensation to be amortized into expense over approximately the next 5 years amounts to $7.6 million.

  Depreciation and amortization expense increased to $19.8 million in 1996 from $10.2 million in 1995, an increase of $9.6 million or 95%. These increases are directly related to the $149.6 million and $34.9 million of telecommunications equipment additions (including capital leases and business acquisitions) in 1996 and 1995, respectively, relating to ongoing network expansion.

  Interest expense increased to $35.2 million in 1996 from $13.8 million in 1995, an increase of $21.4 million or 156%. This increase is the result of interest expense on the May 1996 issuance of $330 million principal amount of 12.5% Discount Notes and the effect of a full year of interest expense on the June 1995 issuance of $160 million principal amount of 13.5% Senior Notes. Included in the $35.2 million of interest expense for 1996 was $14.3 million of interest on the 12 1/2% Discount Notes which was accreted into principal without a cash outlay.

  Interest and other income increased to $12.2 million in 1996 from $4.1 million in 1995, an increase of $8.1 million or 200%, resulting from interest income earned on the excess proceeds of the May 1996 issuance of $330 million principal amount of 12.5% Discount Notes and the issuance of 4,674,503 common shares, par value $.01 per share, at $26.00 per share, combined with a full year of interest income earned on the excess proceeds of the June 1995 issuance of $160 million principal amount of 13.5% Senior Notes.

  Extraordinary loss of $1.6 million in 1995 reflects $1.2 million in prepayment penalties related to certain indebtedness which was repaid from the proceeds of the June 1995 issuance of $160 million principal amount of 13.5% Senior Notes and the write-off of the unamortized deferred financing costs associated with the indebtedness repaid.

  EBITDA for 1996 decreased $15.0 million in 1996 from $.6 million in 1995 to $(14.3) million in 1996. As a percentage of revenue, 1996 and 1995 EBITDA were approximately (13.8%) and 2.0%, respectively. This decline was the result of the acceleration in the deployment of ICI's capital expansion plan which significantly increased growth oriented expenses (such as increases in sales, customer service and market development costs) prior to realizing revenues associated with these expenditures.

YEAR ENDED 1995 VS. YEAR ENDED 1994

  The Company's revenue grew from $14.3 million to $38.6 million or 171% from 1994 to 1995. Revenues in 1995 and 1994 for each of the product lines were as follows:

                                                           1994  1995  INCREASE
                                                           ----- ----- --------
    Local network services................................ $ 8.2 $10.8  $ 2.6
    Enhanced data services................................   2.3   6.9    4.6
    Interexchange services................................   1.3  18.9   17.6
    Systems integration...................................   2.5   2.0   (0.5)
                                                           ----- -----  -----
                                                           $14.3 $38.6  $24.3
                                                           ===== =====  =====

  A substantial portion of the increase in revenue was derived from growth in the Company's enhanced data services and the revenues of Phone One, Inc. ("Phone One") (interexchange services) for the full year in 1995. The Company acquired all of the outstanding common stock of Phone One on December 2, 1994. Monthly recurring revenue increased to $2.9 million at December 31, 1995 from $2 million at December 31, 1994, an increase of 45%. Monthly recurring revenue represents the monthly service charges billable to telecommunications service customers as of the last day of the period indicated and excludes nonrecurring revenues for certain one-time charges, such as installation fees or equipment charges. The increase in the level of enhanced data services was evidenced by the increase in nodes which grew approximately 156% from approximately 900 at December 31, 1994 to approximately 2,300 at December 31, 1995. The geographic coverage of the Company's networks also grew in 1995 primarily through the acquisition of FiberNet USA, Inc. and FiberNet Telecommunications of Cincinnati, Inc. (collectively, "FiberNet") and the expansion of the Company's intercity network. Monthly recurring revenue in the backlog at December
31, 1995 was approximately $4.2 million annualized, an approximately 45% increase from the prior year. From December 31, 1994 to December 31, 1995, the number of fiber miles in the Company's networks increased from 11,227 to 17,128; route miles increased from 378 to 504; and the number of customers serviced by ICI (including interexchange customers) increased from 8,148 to 9,530.

  Operating expense in total increased by 184% from $16.9 million for 1994 to $48.2 million in 1995, a $31.3 million increase. Approximately $20.5 million of the increase was attributable to the inclusion of operating expenses relating to the Company's interexchange long distance services. Approximately $2.1 million of the increase was attributable to the inclusion of FiberNet's operating expenses. The operating results of FiberNet have been included in the consolidated results since March 1, 1995. The balance of the increase was consistent with the significant expansion of the Company's owned and leased networks and equipment sales to customers. As a result, the Company incurred a net loss of $20.7 million for 1995, as compared to a net loss of $3.1 million in 1994.

  Facilities administration and maintenance and line costs increased by 326% from $5.4 million in 1994 to $23.0 million in 1995, a $17.6 million increase. Approximately $13.3 million of the increase is due to inclusion of the operating results of the Company's interexchange long distance services. In addition, increases in maintenance expense due to network expansion, payroll expense due to hiring additional engineering staff and cost of goods sold related to equipment sold to customers contributed to the change.

  Selling, general, and administrative expense increased by 134% from $6.4 million in 1994 to $15.0 million in 1995, an $8.6 million increase. Approximately $5.2 million of the increase is due to the inclusion of the operating results of the Company's interexchange long distance services and $.3 million is due to the inclusion of FiberNet's operating results. The remaining change was primarily due to increases in sales commissions as a result of increases in sales bookings, accounting, marketing and management information systems staff, and increased property taxes relating to network expansion and enhancements. In addition, the Company expended additional resources by increasing the number and skill level of its sales and sales support staff. Recovery of these additional expenditures typically is recognized in future periods.

  Depreciation and amortization expense increased by 99% from $5.1 million in 1994 to $10.2 million in 1995, an increase of $5.1 million. These increases are directly related to the $34.9 million and $18.3 million of telecommunications equipment additions (including capital leases) in 1995 and 1994, respectively, relating to ongoing network expansion and increases in the amortization of intangibles associated with the acquisitions of Phone One and FiberNet.

  Interest and other income increased 396% from $0.8 million in 1994 to $4.1 million in 1995, a $3.3 million increase, as a result of interest earned on the cash available from the proceeds of the offering of the Senior Notes which were received in June 1995.

  Interest expense increased by 1029% from $1.2 million in 1994 to $13.8 million in 1995, an increase of $12.6 million. The increase is primarily due to the interest incurred on the Senior Notes.

  Extraordinary loss of $1.6 million was incurred which consisted of $1.2 million in prepayment penalties relating to certain indebtedness which was repaid from the proceeds of the offering of the Senior Notes and the write off of the unamortized deferred financing costs associated with the indebtedness repaid.

  EBITDA decreased by $1.8 million or 74% from $2.5 million in 1994 to $0.6 million in 1995. As a percent of revenue, 1995 and 1994 EBITDA were approximately 2% and 17%, respectively. This decline was the result of the inclusion of a full year of revenues and expenses relating to interexchange long distance services which have a lower operating margin than the Company's other services, the incurrence of additional growth oriented expenses (such as increases in sales and support staff and market development costs) prior to realizing revenues associated with these expenditures and the Company's introduction of switched access transport services to IXCs.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations have required substantial capital investment for the purchase of telecommunications equipment and the design, construction and development of the Company's networks. Capital expenditures for the Company were $13.7 million, $30.0 million and $131.2 million in 1994, 1995 and 1996, respectively, excluding capital leases and telecommunications equipment acquired in connection with business acquisitions. The Company expects that it will continue to have substantial capital requirements in connection with the
(i) expansion and improvement of the Company's existing networks, (ii) design, construction and development of new networks, (iii) connection of additional buildings and customers to the Company's networks, (iv) purchase of switches necessary for local exchange services and expansion of interexchange services and (v) development of the Company's enhanced data services.

  The Company has funded a substantial portion of these expenditures through the public sale of debt and equity securities and, to a lesser extent, privately placed debt. From inception through December 31, 1996, the Company has raised approximately $212.6 million from the sale of Common Stock, including Common Stock issued in connection with the acquisitions of FiberNet, Phone One, EMI and UTT, and $324.6 million from the sale of the Existing Senior Notes.

  The substantial capital investment required to build the Company's networks has resulted in negative cash flow from operations after consideration of investing activities over the last five year period. This negative cash flow after investing activities is a result of the requirement to build a substantial portion of the Company's network in anticipation of connecting revenue generating customers. The Company expects to continue to produce negative cash flow after investing activities for the next several years due to expansion activities associated with the development of the Company's networks. Until sufficient cash flow after investing activities is generated from operation, the Company will be required to utilize its current and future capital resources to meet its cash flow requirements, including the issuance of additional debt and/or equity securities.

   In response to the new pro-competitive telecommunications environment (See "Business--Government Regulation"), the Company has accelerated and expanded its capital deployment plan to allow for an increased level of demand-driven capital spending necessary to more rapidly exploit the market opportunity in the local exchange market. The Company expects to expend substantial amounts to upgrade its existing networks in order to switch traffic within the local service area in those states where it is currently permitted to provide such services. As of March 31, 1997, the Company was certified as a CLEC in 15 states and the District of Columbia, allowing the Company to provide local exchange services in those markets, and had CLEC certification applications pending in 21 states. In addition, the Company expects to expend capital toward the further development of the Company's enhanced data service and interchange service offerings. The Company currently estimates that it will require approximately $190 million to fund anticipated capital requirements during 1997, which it expects to fund from its existing operations and with the proceeds of the Offering described in the next paragraph.

  On March 7, 1997, the Company sold 30,000 Old Preferred Shares (aggregate liquidation preference $300,000,000) in a private placement transaction. Net proceeds to the Company amounted to approximately $288,875,000. Dividends on the Old Preferred Shares accumulate at a rate of 13 1/2% of the aggregate liquidation preference thereof and are payable quarterly, in arrears. Dividends are payable in cash or, at the Company's option, by the issuance of additional Old Preferred Shares having an aggregate liquidation preference equal to the amount of such dividends. The Old Preferred Shares are subject to mandatory redemption at their liquidation preference of $10,000 per share, plus accumulated and unpaid dividends on March 31, 2009. The Old Preferred Shares will be redeemable at the option of the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007.

  The Company may, at its option, exchange some or all of the Old Preferred Shares for the Company's 13 1/2% Senior Subordinated Debentures, due 2009. The Exchange Debentures mature on March 31, 2009. Interest on the Exchange Debentures would be payable semi-annually, and could be paid in the form of additional Exchange Debentures at the Company's option. Exchange Debentures would be redeemable by the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007.

  The Company expects that its available cash, including proceeds from the Offering, will be sufficient to fund its accelerated and expanded capital deployment plan through 1998. The Company expects to require additional financing to continue its capital deployment plan beyond 1998. The Company may obtain additional funding through the sale of public or private debt and/or equity securities or through securing a bank credit facility. There can be no assurance as to the availability or the terms upon which such financing might be available. Moreover, the Existing Senior Notes and the Preferred Shares impose certain restrictions upon the Company's ability to incur additional indebtedness or issue additional preferred stock.

  The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors (i.e., investors in the same or a related business) who have expressed an interest in making an investment in or acquiring the Company, (ii) potential joint venture partners looking toward formation of strategic alliances that would expand the reach of the Company's network or services without necessarily requiring an additional investment in the Company and (iii) companies that represent potential acquisition opportunities for the Company. There can be no assurance that any agreement with any potential strategic investor, joint venture partner or acquisition target will be reached nor does management believe that any thereof is necessary to successfully implement its strategic plans.

                                   BUSINESS

INDUSTRY HISTORY

  The present structure of the U. S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As part of the Divestiture, seven RBOCs were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). The Divestiture did not provide for competition in the local exchange market; however, it did provide for direct open competition in the long distance segment, as a consequence of which, new entrants, including MCI and Sprint, now have captured approximately 47% of the business long distance market. Nonetheless, several factors have served to promote competition in the local exchange market, including (i) the ILECs' monopoly position and regulated pricing structure, which provided little incentive for the ILECs to reduce prices, improve service or upgrade their networks, (ii) customers' desire for an alternative to the ILEC monopoly, which desire grew rapidly and was spurred in part by the development of competitive activities in the long distance market and increasing demand for high quality, reliable services,
(iii) the introduction of fiber optic and digital electronic technology (such as ATM and SONET), which combined the ability to transmit voice and data at high speeds with greatly increased capacity and reliability as compared to the ILECs' copper-based networks and (iv) the significant fees, called "access charges," IXCs were required to pay to the ILECs for access to the ILEC networks.

  Established in the mid-1980's, "competitive access providers" or "CAPs" were among the first competitors in the local exchange market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting IXCs' POPs within a metropolitan area and, in some cases, connecting customers (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer service that was generally less expensive and of a higher quality than the ILECs. In addition, CAPs offered shorter installation and repair intervals and improved service reliability in comparison to the ILECs.

  At the same time, large numbers of regional and/or national IXCs were formed to compete with AT&T in the interexchange market. These IXCs generally fell into two categories, facilities-based IXC's and non-facilities-based IXCs (i.e., switchless resellers).

  As CAPs proliferated during the latter part of the 1980's and early 1990's, regulators in some states and at the federal level issued rulings which favored competition and promoted the opening of markets to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, certain local network services.

  In the late 1980's and early 1990's, CAPs could compete effectively only for dedicated special access and private line services to customers in buildings physically connected to separate, privately owned CAP networks. In the early 1990's, federal regulations permitted CAPs to interconnect their networks with the ILEC networks at the ILEC central offices. CAPs then had the opportunity to increase significantly the number of customers and markets served without physically expanding their networks. By connecting to the ILEC central offices, CAPs were able to use the extensive ILEC networks to reach additional customers, thus conserving their own capital while significantly expanding their potential markets.

  By the summer of 1995, several states began opening their markets to local exchange competition, thus permitting CAPs to become CLECs. On February 8, 1996, the 1996 Act was signed into law. The 1996 Act provides a framework by which all states must allow competition for local exchange services. The Company believes that the 1996 Act will benefit the Company by, among other things, (i) increasing market access, (ii) requiring network interconnections,
(iii) establishing number portability and (iv) providing standards for reciprocal compensation, unbundling of network elements and resale of ILEC network services. The current federal law is intended to create incentives for ILECs to facilitate access to their networks by CLECs in order to develop "meaningful competition" in the local exchange market. Under the 1996 Act, the RBOCs will not be permitted to provide InterLATA service until they have demonstrated compliance with the foregoing to the FCC. See "--Government Regulation." The estimated market for telecommunications services in the United States was approximately $165 billion in 1996.

  The Company refers to itself as an ICP to distinguish itself from CLECs that do not offer a full range of integrated telecommunications service offerings, including long distance and data services.

THE COMPANY

  ICI is a rapidly growing integrated communications services provider, offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, ISPs, resellers and wireless communications companies. Founded in 1987, the Company is currently the third largest (based on annualized telecommunications services revenues) among providers generally referred to as CLECs after MFS Communications Company, Inc. and Teleport Communications Group Inc. The Company has sales offices in 23 cities throughout the eastern half of the United States and offers a full product package of telecommunications services in 15 metropolitan statistical areas. In April 1996, ICI became one of the first ICPs in the United States to provide integrated switched local and long distance service and now has five local/long distance voice switches in service. The Company provides enhanced data services, including frame relay, ATM and Internet access services, primarily to business and government customers (including over 100 ISPs), in approximately 2,200 cities nationwide, utilizing 89 Company-owned data switches. ICI also serves as a facilities-based interexchange carrier to approximately 12,000 customers nationwide. ICI continues to increase its customer base and network density in the eastern half of the United States and is pursuing attractive opportunities to add additional services and expand into complementary geographic markets. The total United States annual market for the Company's local, long distance and enhanced data services is estimated to be approximately $165 billion, of which approximately $25 billion is estimated to be addressable by the Company.

  The Company's annualized revenue based on the fourth quarter of 1996 (giving pro forma effect to two recent acquisitions) was $173.7 million. The Company's revenues have grown from $14.3 million in 1994 to $103.4 million in 1996, representing a compound annual growth rate of 169%. During the same period, the Company has increased its sales force from approximately 45 to approximately 175, increased the number of sales offices from four to 21 and grown its customer base from 8,148 to 14,133. In 1996, the Company achieved a significant milestone by introducing local exchange services in its product portfolio and positioned itself as a provider of integrated telecommunications services to its customers by (i) obtaining CLEC certification in 13 states and the District of Columbia (with 22 applications pending), (ii) completing interconnection co-carrier agreements with six ILECs, (iii) deploying four local/long distance voice switches and (iv) deploying 37 data switches bringing its total data switches to 89.

  Management believes that a well trained team of direct sales and engineering support professionals, offering customers a full suite of telecommunications services, is critical to achieving its goal of capturing meaningful market share in the newly competitive local telecommunications market. By initiating local switched services in markets where its sales and engineering support team is already in place, ICI reached a significant milestone toward attaining this goal. Management believes that being one of the few ICPs offering integrated local, long distance and enhanced data services to its customers provides the Company with a competitive advantage in pursuing the estimated $99 billion national market for local exchange services. The Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company.

  The Company believes that a significant portion of business and government customers prefer a single source telecommunications provider that delivers a full range of efficient and cost effective solutions to their telecommunications needs. These customers require maximum reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and the timely introduction of new and innovative services. The Company is well positioned to satisfy such customer requirements due to
(i) its specialized sales and service approach employing engineering and sales professionals who design and implement cost-effective telecommunications solutions, (ii) the ongoing development and integration of new telecommunications services, (iii) its local/long distance voice switch and transmission network deployment program, (iv) the implementation of 89 enhanced data switches and over 200 NNIs for frame relay data transmission throughout the continental United States and (v) its interconnection co-carrier agreements with six ILECs.

  As of March 31, 1997, the Company was certified as a CLEC in 15 states and the District of Columbia, allowing the Company to provide local exchange services in those markets, and had CLEC certification applications pending in 21 states. In addition, ICI was certified as a long distance carrier in 45 states and the District of Columbia. The Company has nine digital, fiber optic networks in service and one under development. As of December 31, 1996, this infrastructure was comprised of 24,122 fiber miles and 655 route miles and was connected to 487 buildings. As of December 31, 1996, ICI had invested $241.5 million (or 67% of its total invested capital) in gross plant, property and equipment, principally telecommunications equipment. ICI expects to continue to grow its networks and has identified expansion opportunities in other selected markets. Management believes that this expansion will enable the Company to (i) increase the size of its addressable market and reach a significant number of new potential customers, (ii) achieve economies of scale in network operations and sales and marketing and (iii) more effectively service customers that have a presence in multiple metropolitan areas. The Company has also undertaken a major expansion of its intercity network, principally to satisfy the growing demand for interexchange services, including enhanced data services such as frame relay networking services. As a result, frame relay nodes have grown from approximately 2,300 nodes, serving customer locations in 600 cities as of December 31, 1995, to approximately 9,500 nodes, serving customer locations in 2,200 cities as of December 31, 1996.

  Enhanced data services, such as those provided on the Company's frame relay network, are specialized services for customers that need to transport large amounts of data among multiple locations. According to industry sources, the frame relay services market is projected to grow from $753 million in 1995 to $2.7 billion in 1999; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable. While the Company has concentrated its frame relay sales in the eastern half of the United States, ICI is currently the fifth largest national provider of frame relay networking services (based on number of nodes) after AT&T, MCI, Sprint and WorldCom. In order to satisfy its customers' desire for end-to-end frame relay services from a single provider, the Company has deployed its network and made arrangements with other frame relay service providers to offer national and international service.

  ICI founded the UniSPAN(C) consortium in 1994 with three other carriers to enable the Company to provide end-to-end frame relay services throughout the United States and Canada. Because of the high volume of telecommunications traffic between ICI's target markets and certain Latin American markets, the Company has entered into international frame relay operating agreements with ImpSat of Columbia S.A., TresCom International, Telecom Holdings Panama and Americatel Corporation for the provision of frame relay services to and from Columbia, Puerto Rico, Panama, Chile & Costa Rica. ICI plans to pursue similar arrangements to enter other Latin American markets. The Company has pioneered the interconnection of its frame relay network with those of the ILECs, allowing pervasive, cost-efficient termination for its customers. Over 200 such NNIs have been implemented with BellSouth, Sprint, GTE, NYNEX, Bell Atlantic and Southern New England Telecommunications Corp.

  The Company believes that it can effectively utilize its competitive advantages as a provider of enhanced data services to communications intensive customers in order to acquire and retain these customers as local exchange and long distance customers throughout its markets. As ICI continues the deployment of local/long distance voice switches, it will make more efficient use of its intercity network. Combining long distance voice traffic between such switches with the intercity data traffic increases the overall amount of voice and data traffic that remains completely on the Company's network. The Company is developing additional applications and deploying technologies that will provide even greater efficiencies in the use of its intercity network.

  The Company has developed and intends to introduce a voice product over its enhanced data network which will provide a competitive service offering to customers seeking a lower cost alternative to voice services currently provided over traditional circuit switched telecommunications networks. The Company believes that packet switched data networks, such as the Company's, will displace a significant portion of the estimated $130 billion telecommunications market which is currently provided over traditional circuit switched networks. The Company believes this proposed new service offering will accelerate its penetration of the traditional voice services market.

  The Company has developed operating strategies, important components of which are described below, to increase market share and operating margins.

CUSTOMER STRATEGY

  Provide Single-Source Telecommunications Services. The Company's service portfolio includes: local exchange, enhanced data (i.e., frame relay and ATM, Internet and Intranet), interexchange long distance, integration and private line services. Management believes that its ability to deliver all of these services provides significant advantages for both the customer and for the Company. Not only does this capability address customers' complex requirements associated with integration of diverse networks and technologies at various locations, but it also reduces customers' administrative burdens associated with service charges, billing, network monitoring, implementation, coordination and maintenance. ICI also believes that by offering expanded, single-source services through existing networks and customer connections, it can leverage the significant capacity inherent in its digital networks.

  Focus on Business and Government Customers. The Company's portfolio of service offerings, customer service approach, highly reliable networks, broad geographic coverage and integration capabilities are well-suited to serve the demands of telecommunications-intensive business and government customers. The Company's existing business customer base represents a broad range of industries, including firms in the retail, financial services, Internet, healthcare, merchandising, manufacturing and other industry segments. ICI has a dedicated sales and engineering support group focused exclusively on providing service to government agencies. The Company has long-term contracts with the States of Florida and New York pursuant to which the Company provides various telecommunications services, including frame relay and other data services (as well as certain voice services under the New York contract).

  Develop Interexchange Carrier and Value-Added Reseller Relationships. As a result of recent changes in state and federal regulation which have provided ILECs with mandates that foster local exchange competition, ICI has accelerated its entry into the local exchange services market. As IXCs enter the local exchange business, the Company believes that they will seek to gain access to the local exchange services market by either developing local network capacity or by purchasing such capacity from alternative service providers. The Company believes that these developments are likely to make ICI a candidate for joint ventures and preferred vendor arrangements with IXCs, ILECs and other telecommunications related companies. Such arrangements would benefit the Company by enabling ICI to more rapidly recover its capital investment in switches and other network infrastructure by increasing the traffic through its networks. These IXC relationships typically began with the Company providing special access services on behalf of these IXCs and have recently evolved to include local access transport and local exchange services. These arrangements should enable ICI to achieve greater market share and reach new market segments more rapidly than it could otherwise. The Company has also begun soliciting these IXCs, out of region ILECs, cable companies and other value added resellers to resell the Company's local exchange and other services. ICI has recently established a preferred vendor relationship with Cable & Wireless, Inc., which includes the resale of ICI's local exchange service by Cable & Wireless, Inc.

  Maintain and Develop Long-Term Relationships. By providing customized telecommunications solutions to its customers, the Company develops a sense of partnership with its customers. This, together with the provision of an integrated package of services (local, long distance and enhanced data services) fosters the development of long-term customer relationships. As an example, the group of ICI's top 42 customers as of December 31, 1994 (representing approximately 68% of ICI's billings for the month of December
1994) had increased their aggregate billings in excess of 100% for the month of December 31, 1996. At December 31, 1996, 37 of these 42 customers were still customers of ICI and, in the aggregate, represented approximately 17% of ICI's monthly billings for December 1996.

  Provide Cost-Effective Service Offerings. The Company believes that the introduction of its services at competitive market rates has stimulated demand from small to medium-sized customers, thereby broadening the market for ICI's services. Each of the Company's individually packaged services is competitively priced, and when integrated into a comprehensive telecommunications package, typically provides significant savings to such customers over a combination of ILEC and IXC service offerings.

  Expand Solutions-Oriented Sales Effort. The Company has rapidly expanded, and intends to continue to expand, its direct sales and support team consisting of engineering and sales professionals. The sales and support teams have complete product knowledge and technical, integration and program or project management skills. This team approach promotes a close working relationship between the Company and the customers' telecommunications, information services and user constituencies. The Company believes such relationships improve its ability to sell more of its services and maintain longer relationships with its customers. During 1996, ICI increased the number of its sales offices by nine and substantially increased its engineering support personnel and sales representatives. The Company believes that the continued deployment of its skilled end user engineering support and sales team will allow ICI to establish service in new markets and maintain a competitive position in existing markets. By focusing first on establishing customer relationships in both new and existing markets, the Company believes it can efficiently deploy capital in response to actual customer demand.

NETWORK STRATEGY

  Control Franchise Points of the Networks. Connections to customers and building entries represent an important component of ICI's network strategy. These connections provide the Company with the platform to sell a variety of services to existing and additional potential customers within a building, analogous to those provided by traditional shared tenant services providers. ICI believes that the deployment of switching technology and advanced network electronics enables the Company to better configure its networks to provide cost-effective and customized solutions to its customers.

  Extend Coverage to Provide End-to-End Service. The Company believes that an important aspect of satisfying its customers is its ability to provide and support services from end to end. This requires network interconnection with other carriers and operational support systems and tools to "manage" the customer's total service. The Company has entered into interconnection co-carrier agreements with BellSouth, Sprint, GTE, NYNEX, SBC and Bell Atlantic. This will allow the Company to access a large number of business and government telephones in its service territory. The Company anticipates entering into similar arrangements with ILECs in other markets. The Company has also interconnected its frame relay network to various ILECs, thereby substantially expanding the reach of its networks. ICI now provides originating and terminating transport services in 45 states and maintains POPs for interexchange and enhanced data services in most major cities in the United States. The Company has deployed, and continues to integrate, network monitoring and control tools to insure high levels of service quality and reliability.

  Utilize ILEC Resale and Unbundled Network Elements. Recent regulatory changes have enabled the Company to resell ILEC services and to utilize unbundled ILEC network elements at discounted rates. The Company intends to use resold services and unbundled network elements to provide rapid market entry and develop its customer base in advance of capital deployment. Once thresholds of customer density have been achieved, the Company intends to systematically replace these resold and unbundled elements with its own facilities, where economical.

  Deploy Capital Cost Effectively on a Demand Driven Basis. In addition to the use of ILEC resale and unbundling, the Company has the ability to lease network capacity from other carriers at competitive rates. This has led the Company to lease network capacity in various areas prior to, or as an economic alternative to, building additional capacity. As a result of its most favored nation pricing from ART in the Northeast, the Company from time to time leases 38 GHz wireless services as one such economic alternative. Utilizing leased facilities enables the Company to (i) meet customers' needs more rapidly, (ii) improve the utilization of ICI's existing networks, (iii) add revenue producing customers before building networks, thereby reducing the risks associated with speculative network construction and (iv) subsequently focus its capital expenditures in geographic areas where network construction or acquisition will provide a competitive advantage. The Company focuses its capital deployment on the segments of its networks that the Company believes will provide it with the highest revenue and cash flow potential and the greatest long-term competitive advantage. For the 12 months ended September 30, 1996, the Company recorded $.54 in revenue for each average dollar of plant, property and equipment invested.

GROWTH STRATEGY

  Accelerate Internal Growth. By focusing on business and government customers and maintaining high-quality and cost-effective services, the Company has generated a compound annual internal revenue growth rate of 63% for the two year period ended December 31, 1996. The Company believes that its customer and network strategies will continue to enable ICI to expand its services and markets, increase its revenue base and effectively compete in a dynamic marketplace. In order to achieve such growth, it is essential to continue to add to the Company's highly skilled, broadly deployed end user sales and engineering support team.

  Accelerate Provision of Local Exchange Services. The 1996 Act significantly improved the opportunity for competition in the local exchange market by mandating that ILECs enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of such pro-competitive policies creates favorable opportunities to more aggressively pursue the provision of local exchange services. The Company has a total of five local/long distance voice switches in operation and is currently marketing, to existing and new customers, local dial tone, switched access termination and origination services, centrex and desktop products bundled with the Company's other service offerings. The Company expects to offer such services in all of its fiber optic-based markets by mid 1997, with the exception of Huntsville, Alabama.

  Selectively Acquire Existing Networks and Services. Over the past few years, a portion of the Company's growth has been accomplished through acquisitions and joint ventures or selling relationships. The Company continues to examine various acquisition and joint venture proposals to accelerate its rate of growth. In addition to the usual financial considerations, ICI assesses each opportunity to determine if either: (i) current network traffic into and out of the geographic areas served by the potential joint venture or acquisition candidate warrants developing a presence in those geographic areas or (ii) such candidate offers services consistent with the Company's strategy. While management does not believe that acquisitions are necessary to achieve the Company's strategic goals, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of certain goals by creating operating synergies and providing for a more rapid expansion of the Company's networks and services. The Company is currently evaluating various acquisition opportunities. No assurance can be given that any potential acquisition will be consummated.

SERVICES PROVIDED AND MARKETS

  Local Exchange Services. Telephone services that connect a customer's telephone or PBX to the public network. These local services also provide the customer with access to long distance services, operator and directory assistance services, 911 service, and enhanced local features, which are described by example below.

 SERVICE OR FEATURE              DESCRIPTION                    TYPICAL APPLICATION
 ------------------              -----------                    -------------------
PBX Trunk             Connects a customer PBX to the     24 trunks for both incoming and
                      public network, shared by          outgoing calls -- allow a call to
                      multiple users connected to the    be directed to a specific user
                      PBX, for making or receiving       connected to the PBX (known as
                      local (and long distance) calls.   direct inward dial, or DID
                                                         service).
Business Access Line  Connects a business customer's     A small sales office utilizes 5
                      telephone to the public network,   business lines, each with a
                      for making and completing local    unique telephone number,
                      (and long distance) calls.         connected to five telephones in
                                                         the office.
ISDN                  A specialized digital switching    A small office utilizes a single
                      technology that allows voice and   ISDN line to simultaneously
                      data to share a digital channel.   transport data at 64 kbps and
                                                         talk to another location with a
                                                         similar service.
Voice Mail            A service offered by ICI's         A business customer uses ICI's
                      switch, providing full,            voicemail service to avoid the
                      personalized answering service     cost and upkeep on an answering
                      for a business customer.           machine in their office.

  Enhanced Data Services. Switching and transport of digitized data (or voice) over a seamless network, designed to provide highly reliable, flexible service and support of many data transmission protocols. ICI's enhanced data services are provided over its network of frame relay and ATM data switches, located throughout its service territory. Examples of these services are listed below:

 SERVICE OR FEATURE              DESCRIPTION                    TYPICAL APPLICATION
 ------------------              -----------                    -------------------
 Frame Relay Network  Connection of data communications  A firm has several data networks
                      devices at numerous locations      (one for point of sale, one for
                      over ICI's enhanced data network.  finance and accounting, one for
                                                         LAN to LAN connection) that all
                                                         consist of a large "host" site
                                                         and numerous remote sites,
                                                         currently connected by a large
                                                         number of dedicated private
                                                         lines. It is converted to ICI's
                                                         frame relay network, with a
                                                         single connection to each
                                                         location, and the multiple
                                                         networks operating over this
                                                         single connection.
                                                         A small, multi-location firm has
                                                         LANs at each location, but has
                                                         not been able to provide company-
                                                         wide email and file access,
                                                         without using dial up
                                                         connections. The establishment of
                                                         a frame relay network allows an
                                                         affordable means to interconnect
                                                         all offices, for full time access
                                                         to company-wide email and shared
                                                         files.

  Internet and Intranet Services. ICI offers access to the Internet and provides additional services that utilize the Internet via its frame relay network. Examples of these services are listed below:

  SERVICE OR FEATURE               DESCRIPTION                  TYPICAL APPLICATION
  ------------------               -----------                  -------------------
Dedicated Internet       Connection to the Internet via  An existing ICI frame relay
 Access                  ICI's frame relay network.      customer utilizes an existing
                                                         physical connection to access
                                                         other computers on the Internet,
                                                         using a "web browser."
Hosted Internet Service  ICI provides a World Wide Web   A business wishes to have a world
                         presence for a customer,        wide web presence, but lacks the
                         establishing and maintaining    expertise, computing platform,
                         the customer's web page on      and technical resources to
                         ICI's platform.                 design, implement, and maintain
                                                         their web presence. ICI provides
                                                         the turnkey service.
Intranet Service         Private equivalent of the       ICI provides a large corporation
                         Internet.                       with "private" equivalents of the
                                                         Internet, allowing secure, closed
                                                         user access to the company's
                                                         private web sites, file transfer
                                                         capabilities, etc.

  Long Distance Services. The origination and termination of telephone calls between users in different cities or exchanges. The Company provides these services on a usage basis, utilizing its local/long distance switches its intercity network and services provided by other carriers. Examples are listed below:

  SERVICE OR FEATURE              DESCRIPTION                  TYPICAL APPLICATION
  ------------------              -----------                  -------------------
Outbound Long Distance  Completion of long distance     An ICI customer of local exchange
                        calls originated by ICI         services makes a "1+" call,
                        customers.                      domestic or international, which
                                                        is processed and delivered to its
                                                        destination by the ICI network as
                                                        part of an integrated local/long
                                                        distance service package.
Inbound Long Distance   "800" or "888" number service.  An ICI customer receives "toll free" calls, handled over ICI-
                                                        provided dedicated lines to the
                                                        customer, or over the customer's
                                                        ICI local exchange service lines.
Calling Card            Nationwide long distance        An ICI customer dials a
                        calling without cash.           nationwide 800 number, and
                                                        completes a long distance call
                                                        using the ICI calling card;
                                                        billing is aggregated with the
                                                        customer's other services.

  Private Line Services. Dedicated channels connecting discreet end points. These non-switched services can be provided to two locations within the same city, or between locations in different cities (interexchange private lines). Examples are listed below:

   SERVICE OR FEATURE               DESCRIPTION                  TYPICAL APPLICATION
   ------------------               -----------                  -------------------
Special Access            An intra-city private line that An IXC customer of ICI orders a
                          connects a customer to an IXC   special access circuit to one of
                          for the purpose of delivering   its customers in an ICI city.
                          long distance calls to the
                          IXC--does not carry local
                          traffic.
Interexchange Private     An inter-city private line, for An ICI customer needs a 1.544
 Line                     voice or data, of a fixed       Mbps connection between two
                          bandwidth, connecting to two    computers in Miami and Boston.
                          locations of the same customer. The full 1.544 Mbps is used constantly.
IXC End Office Transport  Connecting an IXC to the End    An IXC customer of ICI needs
                          Office of an ILEC or CLEC.      circuits to the end office of a
                                                          LEC, to allow the IXC's customers
                                                          to obtain "1+" long distance
                                                          dialing from that IXC.

  Integration Services. Provision and custom configuration of network devices, normally located at the customer's location, which may include any special engineering, installation, or service function provided by ICI. Examples are listed below:

SERVICE OR FEATURE            DESCRIPTION                  TYPICAL APPLICATION
------------------            -----------                  -------------------
CPE Integration     Provision, configuration,       ICI designs a router-based data
                    installation, and monitoring of network for a customer, procures, specialized telecom equipment.  configures, installs and
                                                    maintains both hardware and
                                                    software for the customer,
                                                    packaged into a single service
                                                    invoice.
Campus LAN          Construction of a private fiber ICI designs, constructs and
                    network.                        optionally monitors a private
                                                    fiber "loop" built on a campus of
                                                    buildings.
Design Service      Provision of engineering        ICI provides hardware and
                    services in support of a        software engineering services to
                    customer application.           support a customer's Internet
                                                    "web" site.

  The following table sets forth the Company's estimates, based upon an analysis of industry sources including industry projections, and FCC data, of the market size nationally of the services described above. Only a limited amount of direct information is currently available and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. The Company believes that its estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that the estimates will not vary from the actual market data and that these variances will not be substantial.

                                                       UNITED STATES COMPETITIVE
                                                       TELECOMMUNICATIONS MARKET
                                                              OPPORTUNITY
                                                        1996 COMPANY ESTIMATES
                                                         (DOLLARS IN MILLIONS)
                                                       -------------------------
Local Network Services
  Special Access and Private Line Services............         $  7,800
  Switched Access Services............................           19,700
  Local Exchange Services(1)..........................           47,200
  Other(2)............................................           23,800
                                                               --------
    Total Local Network Services......................           98,500
                                                               --------
Enhanced Data Services................................            1,300
Interexchange Services................................           65,200
                                                               --------
    Total Additional Services.........................           66,500
                                                               --------
      Total Market Size...............................         $165,000
                                                               ========

--------
(1) As of March 31, 1997, the Company was permitted to offer these services in Florida, Alabama, Washington, D.C., Georgia, Illinois, Iowa, Kentucky, Maryland, Mississippi, New York, North Carolina, South Carolina, Tennessee, Massachusetts, Nevada and Texas and had applied for certification to offer these services in 21 additional states.
(2) Other includes revenue from pay phones, billing services and intraLATA calling services.

  The market sizes set forth in the above table are not intended to provide an indication of the Company's total addressable market or the revenue potential for the Company's services. As of March 31, 1997, ICI had obtained all certifications necessary to permit the Company to provide local exchange service in 15 states and the District of Columbia and was in the process of obtaining the necessary certifications in 21 other states where the Company operates or plans to operate. In addition, the Company's ability to offer services in its territory is limited by the size and coverage of the Company's networks and competitive factors. The Company derives its addressable market estimates by multiplying the total national market size estimated above by the percentage of the population (as derived from U.S. Census Bureau information) residing in the Company's market areas. This estimate assumes that per capita telecommunications services usage is the same in various regions of the United States. The Company estimates that its 1997 addressable market, computed under this methodology, is approximately $34 billion. Investors should not place undue reliance on this information in making an investment decision with respect to the securities offered hereby.

  ICI's services generally fall into three categories: (i) local network services, which include local exchange services, special and switched access services and local private line services, (ii) enhanced data services, which include frame relay based data transport, ATM and Internet and Intranet services and (iii) interexchange (long distance) services.

  The Company's local network services consist of local private line services, which the Company has been offering since 1987, and local exchange service, which the Company began offering in 1996. The Company provides customers local private line services either by building network facilities or leasing extended network facilities to the customer's premises. In the markets where the Company has digital, fiber optic networks, the addition of local exchange services allows the Company to increase its revenue generating product mix without having to acquire additional transport facilities and allows a more integrated service to be offered to the customer. The initial circuit used to reach the customer establishes a platform that can be utilized to offer additional services. Due to the significant bandwidth inherent in fiber optic cable, a single connection can support a large number of service types and a large number of customers.

  The Company has built its base of local network service customers by offering highly reliable, high quality services that compete primarily with the ILECs. In 1996, local network services accounted for approximately 13% (or approximately $13.5 million) of the Company's total revenues. The Company believes that the market for these services will grow through the introduction of local exchange services, expansion of networks within existing markets, addition of new markets, and increased penetration of existing customers through provision of new incremental services.

  Enhanced data services consist of interexchange data networks utilizing frame relay technology and application services, such as Internet, which utilize the frame relay network. Enhanced data services enable customers to economically and securely transmit large volumes of data typically sent in large bursts from one site to another. Previously, customers had to utilize low speed dedicated private lines or dial up circuits for interconnecting remote LANs and other customer locations. These methods had numerous disadvantages including (i) low transmission speeds, (ii) systems that required the utilization of complementary protocols and line speeds which significantly increased the cost of implementing networks, (iii) limited security, placing customers' entire networks at risk to tampering from outside sources and (iv) high costs due to the necessity to pay for a full time dedicated line despite infrequent use. Enhanced data services are utilized for LAN interconnection, remote site, point of sale and branch office communications solutions.

  The typical ICI customer for enhanced data services has multiple business locations and requires communication for one or more data applications among these locations. The customer may also have a number of locations served by ICI's fiber optic networks; however, provision of enhanced data services is not dependent on the provision of local network services at any specific location. All of the customers' locations, whether domestic or international, are monitored by the Company and can be served through the Company's own operations or through the use of partner networks (e.g., UniSPAN(C)).

  As a consequence of a significantly increased volume of traffic and number of Internet customers connected to ICI's network, many of these customers connect to other users or Internet hosts without ever leaving ICI's network. Over 100 ISPs utilize ICI's network for access to their customers and other Internet sites.

  In 1996, the Company's enhanced data services accounted for approximately 31% of the Company's total revenue. The market for enhanced data services, according to industry sources, is expected to grow from $1.3 billion in 1996 to $2.7 billion in 1999. There can be no assurance, however, that such market growth will be realized or that the assumptions underlying such projections are reliable.

  Long distance services have been offered by the Company since December 1994. Long distance services include inbound (800) service, outbound service and calling card telephone service. The Company currently provides interLATA long distance services in 41 states, interstate long distance services nationwide and international termination worldwide.

  The Company's integration services are applicable to all three categories of service described above and are made available to end user and carrier customers. A team of sales professionals and engineers develop specialized solutions for a customer's specific telecommunications needs. Some of these integration services include the sale, configuration and installation of third party equipment to handle certain telecommunications and monitoring functions and the development of private networks. The Company believes that such services increase the level of linkage between the Company's and the customer's operations thereby increasing the customer's reliance on the Company.

  The Company plans to continue to expand its domestic geographic reach by acquiring and integrating high quality, value added companies. In addition, the Company, through the pursuit of strategic alliances, plans to expand its ability to originate and terminate voice and data traffic in certain Latin American markets beyond those recently established in Panama, Columbia, Puerto Rico, Chile and Costa Rica. ICI believes these markets are important to its business because, not only is there a significant community of interest between many of these countries and certain key cities in ICI's service territory as a result of the large Spanish speaking populations in these cities, but there are also a number of businesses that have operations in both Latin America and in the Company's southeastern markets.

SALES, MARKETING AND SERVICE DELIVERY

  ICI's marketing activities are primarily directed to business and government customers with a presence in the Company's service territory. The Company's customers include large corporations, financial services companies, government departments and agencies, and academic, scientific and other major institutions as well as small and medium sized businesses and IXCs.

  The Company's sales and marketing approach is to build long-term business relationships with its customers, with the intent of becoming the single source provider of all of their telecommunications services. In an effort to leverage its recent success in obtaining government contracts, the Company has created a sales group whose focus is the marketing of ICI's telecommunications services to government departments and agencies. The Company has also established a sales group that focuses exclusively on obtaining building entry agreements with owners of multiple office building complexes. The ICI sales force includes specialized professionals who focus on sales to retail, wholesale and alternate channel (agents and value added resellers) consumers of the Company's telecommunications services. The Company's sales staff works to gain a better understanding of the customer's operations in order to develop innovative, application-specific solutions to each customer's needs. Sales personnel locate potential business customers by several methods, including customer referral, market research, cold calling and other networking alliances, including customer demand information from certain IXCs.

  Enhanced data services, like all other ICI services, are sold through the Company's existing sales force, supported by sales engineers, and often in cooperation with agents and value added resellers (independent providers of communications hardware to customers) and other business associates. This approach enables the Company to (i) emphasize the applications solutions aspects of enhanced data services and (ii) utilize the expertise and resources of other vendors. The Company intends to continue expanding its sales and engineering support staff and other technical specialists in order to meet the growing demand for enhanced data services. Since these services are also sold to extended network customers of the Company, this sales effort offers the Company a means of expanding its network. See "--Network."

  New customer relationships are typically established by providing services from one of the three major categories (local, enhanced and long distance), then following up with additional services from the other two categories. For instance, during 1996, the Company established approximately 2,800 new customer relationships through the sale of long distance services.

  The Company's service delivery staff is primarily responsible for coordinating service and installation activities. Service delivery activities include surveying the site to assess ambient conditions and power, and space requirements, as well as coordinating installation dates and equipment delivery and testing. ICI's customer service and technical staff plans, engineers, monitors and maintains the integrity, quality and availability of the Company's networks. ICI's customer service and technical staff are available to customers 24 hours every day.

  To support all of its network based services, the Company has implemented an automated ordering, provisioning and billing system similar to that used by the ILECs. This automated system makes it easy for the Company's IXC customers to track their orders with ICI, and similarly allows ICI to track its orders with the ILECs. ICI has also implemented an integrated network management system which enhances the Company's ability to monitor, test, track trouble and dispatch repair resources. This system monitors the performance of ICI's networks and services 24 hours every day.

NETWORK

  The Company has deployed its network infrastructure selecting the most economical alternative of constructing or leasing facilities or a combination thereof. The Company generally chooses to own facilities where (i) there is no fiber optic network alternative and the Company can be the incumbent network provider, (ii) ownership creates strategic value for the Company, (iii) large concentrations of telecommunications traffic are accessible, or have been secured, to justify network construction and (iv) network construction can create significant barriers to entry for subsequent competitors who may wish to enter the Company's markets.

  In addition to the "build" vs. "lease" decision for network deployment, the Company also considers potential network acquisitions from time to time. The Company believes that acquisitions will generally provide it with (i) immediate access to incremental customers, (ii) reduction of network construction and implementation risks, (iii) elimination of an incumbent competitor, (iv) immediate access to additional qualified management, sales and technical personnel and (v) a network platform for the provision of incremental value added services. The Company has demonstrated such strategy with its acquisition of FiberNet, EMI and NetSolve.

  In those markets where ICI chooses to deploy broadband fiber networks, the Company's strategy is to first develop the "carrier ring" portion of its network, a high capacity network designed to be accessible to all the major long distance carriers and key ILEC central offices in the area. This portion of the network allows the Company to provide access to these long distance carriers, provide connectivity to the ILEC network for interconnection and use of unbundled ILEC network elements, and over time, to connect business and government customers to such long distance carriers. Second, the Company designs a larger "backbone ring" extending from the carrier ring, with a view toward making the network accessible to the largest concentration of telecommunications-intensive business and government customers in the area. Hubs are strategically located on the backbone rings to allow for the collection and distribution of telecommunications traffic onto and off the backbone ring. Third, the Company concentrates its sales and marketing efforts on adding business and government customers located on or very near its backbone network and hub locations. Once ICI determines that there is sufficient customer demand in a particular area, it extends "distribution rings" from the backbone ring to reach specific business customers in that area. The Company's emphasis is on the building and expansion of these city-based networks to reach end user customers in buildings or office parks with substantial telecommunications opportunity. The establishment of a "franchise point" at a customer's location is a key strategic design element of these networks.

  ICI's city-based networks are comprised of fiber optic cables, integrated switching facilities, advanced electronics, data switching equipment (e.g. frame relay and ATM), transmission equipment and associated wiring and equipment. By virtue of its state-of-the-art equipment and ring-like architecture, the Company's networks offer electronic redundancy and diverse access routing. Through automatic protection switching, if any electrical component or fiber optic strand fails, the signal is instantaneously switched to a "hot standby" component or fiber. Since network outages and transmission errors can be very disruptive and costly to long distance carriers and other customers, consistent reliability is critical to customers.

  The Company currently has fiber optic networks in service in the Orlando, Tampa, Miami, St. Petersburg, Jacksonville, and West Palm Beach, Florida, Cincinnati, Ohio, Raleigh-Durham, North Carolina, and Huntsville, Alabama metropolitan areas and one under development in St. Louis, Missouri. ICI continues to expand these networks and has identified similar network expansion opportunities in other selected markets.

  As a result of its acquisition of EMI in 1996, ICI also utilizes certain wireless technologies as a part of its provision of services. ICI owns a long-haul microwave transmission system comprising approximately 5,000 route miles in the Northeast, which is principally used for transporting digital interexchange trunking and analog video signals. Additionally, as a part of a 1995 Asset Purchase Agreement between EMI and ART, ICI has access to 38 GHz licenses in most metropolitan areas in the Northeast at the lowest rate charged by ART for such services. The Company uses this technology from time to time to connect its customers to its network, allowing rapid initiation of service.

  In addition, the Company has undertaken a significant network expansion to satisfy the demands of the Company's market driven growth in interexchange data and voice offerings. The Company has deployed resources, primarily switching equipment, to develop an extensive network to provide these services. Excess capacity on this primarily leased network can be used to provide incremental telecommunications services such as interexchange long distance services.

  The Company has recently undertaken the deployment of ATM networking technology in its intercity network, allowing the network capacity to be efficiently shared between multiple platforms. Often, the Company offers interexchange services in geographic markets where it has not deployed its own fiber optic network by leasing facilities from a variety of entities, including ILECs, utilities, IXCs, local governments, cable companies and various transit/highway authorities. In many cases, such capacity is obtained through the capital lease or purchase of "dark fiber." The combination of the Company's city-based networks and its intercity capacity comprise the seamless network platform which the Company utilizes to offer its broad array of telecommunications services to its customers. The Company also has agreements with certain third parties and the carriers in the UniSPAN(C) consortium to deliver enhanced data services nationwide or internationally through a seamless data network.

  The Company's telecommunications equipment vendors actively participate in planning and developing electronic equipment for use in ICI's networks. The Company does not believe it is dependent on any single vendor for equipment. Because the Company uses existing telecommunications technology rather than developing it, ICI's research and development expenditures are not material.

COMPETITION

  The Company faces intense competition in each of its three service categories--local services, enhanced services and long distance services.

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act and certain state initiatives, will result in the removal of the remaining regulatory barriers to local exchange competition. While the Company currently competes with AT&T, MCI and others in the interexchange services market, the 1996 Act also permits the RBOCs to provide interexchange services upon meeting certain requirements described in the 1996 Act. When the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by ICI. In addition, Sprint and GTE offer, and various ILECs and IXCs, including BellSouth, have announced their intent to offer, integrated telecommunication services in areas currently served by ICI. AT&T and MCI have begun to enter the local exchange services market. The Company cannot predict the number of competitors that will emerge as a result of existing and any new federal and state regulatory or legislative actions. Competition from integrated telecommunications services provided by the RBOCs, AT&T, MCI, Sprint, WorldCom and others could have a material adverse effect on the Company's business.

  Competition in each of the service categories provided by the Company, as well as for systems integration which is common to all market segments, is discussed below.

  Local Services. In each of its geographic markets, the Company faces significant competition for the local services it offers from RBOCs and other ILECs, which currently dominate their local telecommunications markets. These companies all have long-standing relationships with their customers and have financial, personnel and technical resources substantially greater than those of ICI.

  The Company also faces competition in most markets in which it operates from one or more CLECs or ICPs operating fiber optic networks. Other local service providers have operations or are initiating operations within one or more of the Company's service areas. ICI expects WorldCom, MCI, Teleport Communications Group, Inc. ("Teleport"), and certain cable television providers, many of which are substantially larger and have substantially greater financial resources than the Company, to enter some or all of the markets that the Company presently serves. At least two of these competitors, WorldCom and Teleport, have entered or announced plans to enter a number of ICI's service areas. ICI also understands that other entities have indicated their desire to enter the local exchange services market within specific metropolitan areas served or targeted by ICI.

  In addition, a continuing trend toward consolidation and strategic alliances within the telecommunications industry could result in significant new competition for the Company. AT&T and MCI have begun to enter the local services market. Other potential competitors of the Company include utility companies, long distance carriers, wireless telephone systems and private networks built by individual business customers. The Company cannot predict the number of competitors that will emerge as a result of existing or any new federal and state regulatory or legislative actions.

  Competition in all of the Company's geographic market areas is based on quality, reliability, customer service and responsiveness, service features and price. The Company has kept its prices at levels competitive with those of the ILECs while providing, in the opinion of the Company, a higher level of service and responsiveness to its customers.

  Although the ILECs are generally subject to greater pricing and regulatory constraints than other local network service providers, ILECs are achieving increasing pricing flexibility for their local services as a result of recent legislative and regulatory developments. The ILECs have continued to lower rates, resulting in downward pressure on certain dedicated and switched access transport rates. This price erosion has decreased operating margins for these services. However, the Company believes this effect will be more than offset by the increased revenues available as a result of access to customers provided through interconnection co-carrier agreements and the opening of local exchange service to competition. In addition, the Company believes that lower rates for dedicated access will benefit other services offered by the Company.

  Enhanced Data Services. The Company faces competition in its enhanced data services business from ILECs, IXCs, VSAT providers and others. Many of the Company's existing and potential competitors have financial and other resources significantly greater than those of the Company.

  The Company competes with the larger IXCs on the basis of service responsiveness, rapid response to technology and service trends, and a regional focus borne of early market successes. All of the major IXCs, including AT&T, MCI, Sprint and WorldCom offer frame relay services and several of the major IXCs have announced plans to provide Internet services. The Company believes it competes favorably with these providers in its markets, based on the features and functions of its services, the high density of its networks, relatively greater experience and in-house expertise. Continued aggressive pricing is expected to support continued rapid growth, but will place increasing pressure on operating margins.

  The Company also competes with VSAT services on the basis of price and data capacity. The Company believes that the relatively low bandwidth of each VSAT terminal and the cost of purchasing and installing VSAT equipment limits the ability of VSAT to compete with the frame relay services provided by the Company.

  Many of the ILECs now offer services similar to ICI's enhanced data services, but offer them only on an intraLATA basis. While the ILECs generally cannot interconnect their frame relay networks with each other, ICI has interconnected its frame relay network with those of various ILECs. As a result, ICI can use certain ILEC services to keep its own costs down when distributing into areas that cannot be more economically serviced on its own network. ICI expects the ILECs to aggressively expand their enhanced data services as regulatory developments permit them to deploy interLATA long distance networks. When the ILECs are permitted to provide such services, they will be in a position to offer single source service similar to that being offered by ICI. As part of its various interconnection agreements, ICI has negotiated favorable rates for unbundled ILEC frame relay service elements. The Company expects such negotiations to decrease its costs, positively impacting margins for this service.

  Interexchange Services. The Company currently competes with AT&T, MCI and others in the interexchange services market. Many of the Company's competitors have longstanding relationships with their customers and have financial, personnel and technical resources substantially greater than those of ICI. In providing interexchange services, the Company focuses on quality service and economy to distinguish itself in a very competitive marketplace. ICI has built a loyal customer base by emphasizing its customer service. The additional new services that are offered as the Company implements its local exchange services should further support this position by allowing the Company to market a wide array of fully integrated telecommunications services. While these services are subject to highly competitive pricing pressures, the Company's cost to provide these services is decreasing as it deploys more local/long distance voice switches and interexchange network facilities.

  Systems Integration. The Company faces competition in its systems integration business from equipment manufacturers, the RBOCs and other ILECs, long distance carriers and systems integrators, many of which have financial, and other resources significantly greater than those of the Company. Because the Company is not highly dependent on system integration revenues and because the Company typically provides system integration services to customers who purchase other services of the Company, ICI's systems integration competitors should not pose a significant threat to ICI's overall business.

GOVERNMENT REGULATION

  Overview. The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications. In addition, many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which ICI is unable to predict.

  Federal Regulation. The Company must comply with the requirements of common carriage under the Communications Act of 1934 (the "Communications Act"), as amended. Comprehensive amendments to the Communications Act were made by the 1996 Act, which was signed into law on February 8, 1996. The 1996 Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the 1996 Act is to promote competition in all areas of telecommunications and to reduce unnecessary regulation to the greatest extent possible. While it will take years for the industry to feel the full impact of the 1996 Act, it is already clear that the legislation provides the Company with both new opportunities and new challenges.

  The 1996 Act gives the FCC the authority to forebear from regulating companies if it finds that such regulation does not serve the public interest, and directs the FCC to review its regulations for continued relevance on a regular basis. As a result of this directive, a number of the regulations that historically applied to the Company have been and may continue to be eliminated in the future. While it is therefore expected that a number of regulations that were developed prior to the 1996 Act will be eliminated in time, those which still apply to the Company at present are discussed below.

  The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic common carrier service providers, only GTE and the RBOCs are classified as dominant carriers, and all other providers of domestic common carrier services, including the Company, are classified as non-dominant carriers. The 1996 Act provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs. On November 1, 1996, in its first major exercise of regulatory forbearance authority granted by the 1996 Act, the FCC issued an order detariffing domestic interexchange services. The order requires mandatory detariffing and gives carriers such as ICI nine months to withdraw federal tariffs and move to contractual relationships with its customers. This order subsequently was stayed by a federal appeals court and it is unclear at this time whether the detariffing order will be implemented.

  The 1996 Act greatly expands the FCC's interconnection requirements on the ILECs. The 1996 Act requires the ILECs to: (i) provide physical collocation, which allows companies such as ICI and other interconnectors to install and maintain their own network termination equipment in ILEC central offices, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible; (ii) unbundle components of their local service networks so that other providers of local service can compete for a wider range of local services customers; (iii) establish "wholesale" rates for their services to promote resale by CLECs and other competitors;
(iv) establish number portability, which will allow a customer to retain its existing phone number if it switches from the ILEC to a competitive local service provider; (v) establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services; and (vi) provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. In addition, the 1996 Act requires ILECs to compensate competitive carriers for traffic originated by the ILECs and terminated on the competitive carriers' networks. The FCC is charged with establishing national guidelines to implement the 1996 Act. The FCC issued its Interconnection Order on August 8, 1996, after which, six separate motions were filed with the Eighth Circuit Court of Appeals in St. Louis for a stay of the FCC's Interconnection Order. On October 15, 1996, the court stayed the pricing and "most favored nation" provisions contained in the Interconnection Order while leaving in place the structural aspects of the order. The Eighth Circuit Court is expected to render a decision by June 1997 on the merits of the FCC's interconnection rules and that decision is expected to be appealed to the United States Supreme Court.

  As part of its pro-competitive policies, the 1996 Act frees the RBOCs from the judicial orders that prohibited their provision of interLATA services. Specifically, the Act permits RBOCs to provide long distance services outside their local service regions immediately, and will permit them to provide in-region interLATA service upon demonstrating to the FCC and state regulatory agencies that they have adhered to the FCC's interconnection regulations. BellSouth in Georgia and North Carolina and Ameritech Corporation ("Ameritech") in Michigan have asked their respective state regulatory agencies to review their applications and to recommend approval by the FCC. These RBOCs are expected to file their applications with the FCC by June 1997. The FCC is expected to scrutinize these and future applications to ensure that the interconnection requirements have been met.

  As a result of these provisions of the 1996 Act, the Company has taken the steps necessary to be a provider of local exchange services and has positioned itself as a full service, integrated telecommunications services provider. As of March 31, 1997, ICI had obtained local certification in 15 states and the District of Columbia and had applications pending for local certification in 21 additional states. In addition, the Company has successfully negotiated interconnection agreements that meet the interconnection provisions contained in the 1996 Act with six ILECs. At the same time, the 1996 Act also makes competitive entry more attractive to RBOCs, other ILECs, interexchange carriers and other companies, and likely will increase the level of competition that the Company faces.

  The 1996 Act also repeals the telecommunications/cable television cross-ownership prohibition which generally had prohibited ILECs from providing in-region cable television service.

  The 1996 Act's interconnection requirements also apply to interexchange carriers and all other providers of telecommunications services, although the terms and conditions for interconnection provided by these carriers are not regulated as strictly as interconnection provided by the ILECs. This may provide the Company with the ability to reduce its own access costs by interconnecting directly with non-ILECs, but may also cause the Company to incur additional administrative and regulatory expenses in replying to interconnection requests.

  While the 1996 Act reduces regulation to which non-dominant local exchange carriers are subject, it also reduces the level of regulation that applies to the ILECs, and increases their ability to respond quickly to competition from the Company and others. For example, in accordance with the 1996 Act, the FCC has proposed to subject the ILECs to "streamlined" tariff regulation, which greatly accelerates the time in which tariffs that change service rates take effect, and eliminates the requirement that ILECs obtain FCC authorization before constructing new domestic facilities. These actions will allow ILECs to change service rates more quickly in response to competition. The FCC initiated a proceeding on December 24, 1996 that addresses these issues and is expected to issue an order on these issues in May 1997. Similarly, the FCC has initiated a proceeding to review its price cap rules that may permit significant new pricing flexibility to ILECs. To the extent that such increased pricing flexibility is provided, the Company's ability to compete with ILECs for certain services may be adversely affected.

  The 1996 Act directs the FCC, in cooperation with state regulators, to establish a Universal Service Fund that will provide subsidies to carriers that provide service to under-served individuals and high cost areas. These proceedings, which must be concluded in May 1997, may require the Company to contribute to the Universal Service Fund, but may also allow the Company to receive payments from the Fund if it is deemed eligible. The Company also may provide service to under-served customers in lieu of making Universal Service Fund payments. The net revenue effect of these regulations on the Company cannot be determined at this time.

  In an order released on October 18, 1995, the FCC found that the transport of frame relay service should be classified as a "basic" service. Previously, it was common practice in the industry for many carriers to consider frame relay an "enhanced" service. This decision was significant because the FCC requires that basic services be tariffed, but permits enhanced services to be offered on an off-tariff basis. As a result of the FCC's decision, all carriers that provide frame relay transport were required to include the service in their federal tariffs by May 6, 1996. The Company has included its frame relay service in its federal tariff. The "basic" and "enhanced" terminology used by the FCC is a regulatory term of art denoting the classification of services for tariffing purposes. This regulatory use of the term should not be confused with the Company's description of a class of services-frame relay, ATM and Internet services-as "enhanced" elsewhere in this document.

  State Regulation. To the extent that the Company provides intrastate service, it is subject to the jurisdiction of the relevant state public service commissions. The Company currently provides some intrastate services in 36 states and is subject to regulation by the public service commissions of those states. As of March 31, 1997, the Company was certificated (or certification was not required) in 45 states and the District of Columbia to provide toll services and was seeking certification in the five remaining states. As of March 31, 1997, the Company was certified as a CLEC in 15 states and the District of Columbia and was seeking CLEC certification in 21 additional states. The Company is constantly evaluating the competitive environment and may seek to further expand its intrastate certifications into additional jurisdictions.

  The 1996 Act preempts state statutes and regulations that restrict the provision of competitive local services. As a result of this sweeping legislation, the Company will be free to provide the full range of intrastate local and long distance services in all states in which it currently operates, and any states into which it may expand. While this action greatly increases the Company's addressable customer base, it also increases the amount of competition to which the Company may be subject.

  Many of the states in which the Company operates have also enacted legislation or regulations that have permitted, or will permit, local service competition. The 1996 Act will require most of the states to modify these policies to bring them into conformity with federal standards. The 1996 Act also authorizes the states to adopt additional regulations to the extent that they do not conflict with federal standards. This aspect of the FCC's order has been challenged and is awaiting resolution in court. It is unclear at this time how the states will respond to the new federal legislation, and what additional regulations they may adopt.

  While the 1996 Act's prohibition of state barriers to competitive entry took effect on February 8, 1996, there have been numerous procedural delays which must be resolved before the 1996 Act's policies are fully implemented. The Company continues to support efforts at the state government level to encourage competition in their markets under the federal law and to permit ICPs and CLECs to operate on the same basis and with the same rights as the ILECs. In addition, the Company has been successful in its pursuit of local certificates from state Commissions and negotiated interconnection agreements with the ILECs, which permit the Company to meet its business objectives despite the uncertain regulatory environment.

  In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate (local, toll and enhanced). Most states require the Company to list the services provided and the specific rate for each service. Under different forms of regulatory flexibility, the Company may be allowed to set price ranges for specific services, and in some cases, prices may be set on an individual customer basis. The Company is not subject to price cap or rate of return regulation in any state in which it is currently certificated to provide local exchange service.

  As the Company expands its operations into other states, it may become subject to the jurisdiction of their respective public service commissions for certain services offered by ICI. The Company does not believe that its relationship with Latin American or other international service providers currently subjects it to (or will subject it to) regulation outside the United States.

  Local Government Authorizations. The Company may be required to obtain from municipal authorities street opening and construction permits to install and expand its fiber optic networks in certain cities. In some cities, local partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks.

  In some of the areas where the Company provides service, it may be subject to municipal franchise requirements and may be required to pay license or franchise fees based on a percent of gross revenue. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the ILECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Company. The 1996 Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another ICP or CLEC.

  If any of the Company's existing network agreements were terminated prior to their expiration date and the Company was forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

  The Company also must obtain licenses to attach facilities to utility poles in order to build and expand facilities. Because utilities that are owned by cooperatives or municipalities are not subject to federal pole attachment regulation, there is no assurance that the Company will be able to obtain pole attachment from these utilities at reasonable rates, terms and conditions.

AGREEMENTS

  Interconnection Co-carrier Agreements. The Company has recently entered into interconnection co-carrier agreements with BellSouth, NYNEX, SBC, GTE, Sprint and Bell Atlantic, and is in the process of negotiating a similar agreement with Ameritech. While the Company has reached agreement with Ameritech on most of the key provisions of an interconnection co-carrier agreement, the Company is currently arbitrating terms for transport and termination of frame relay services with Ameritech in Illinois, Indiana and Ohio. Each of these agreements, among other things, provides for mutual and reciprocal compensation, local interconnection, resale of local exchange services, access to unbundled network elements, service provider number portability and access to operator service, directory service and 911 service, as provided for in the 1996 Act. The agreements further provide that additional terms and conditions will be set by negotiation between the parties relating to issues which arise that were not originally contemplated by the agreements. These agreements were executed within the past year and have terms ranging from two to three years.

  Network Agreements. The Company has built its digital fiber optic networks pursuant to various rights-of-way, conduit and dark fiber leases, utility pole attachment agreements and purchase arrangements (collectively, the "Network Agreements"). Substantially all of the Network Agreements (other than utility pole attachment agreements, which typically can be terminated on 90 days notice) are for a long-term and include renewal options.

  Although none of the Network Agreements are exclusive, the Company believes that conduit space, fiber availability and other physical constraints make it unlikely that the lessors under the various Network Agreements could easily make similar arrangements available to others. The Company believes that its relationships with its lessors are satisfactory. Certain of the Network Agreements require ICI to make revenue sharing payments or, in some cases, to provide a fixed price alternative or dark fiber to the lessor without an additional charge. In addition, the Company has various other performance obligations under its Network Agreements, the breach of which could result in the termination of such agreements. Further, actions by governmental regulatory bodies could, in certain instances, also result in the termination of certain Network Agreements. The cancellation of any of the material Network Agreements could materially adversely affect the Company's business in the affected metropolitan area. See "Risk Factors--Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits."

  Interexchange Agreements. ICI, from time to time, enters into purchase agreements with interexchange carriers for the transport and/or termination of long distance calls outside of its territory. These contracts are typically two years in duration and customarily include minimum purchase amounts.

  UniSPAN(C). In order to provide end-to-end connectivity and interoperability throughout the United States to its enhanced data services customers, ICI entered into a frame relay service agreement (the "UniSPAN Agreement") in September 1994 with EMI (since acquired by ICI), PacNet, Inc., Integrated Network Services, Inc. and MRC Telecommunications, Inc. In September 1995, Telemedia International, Inc., an international telecommunications company, became a party to the UniSPAN Agreement. Pursuant to the UniSPAN Agreement, each of the parties agreed to (i) provide frame relay services on its networks to each of the other parties, subject to available capacity and agreement as to certain terms including price and access to facilities, and (ii) use reasonable efforts to utilize the services of the other parties in the event that such party requires frame relay services in a geographic location not served by its own networks. The UniSPAN Agreement has an initial three year term with successive one year renewal periods until terminated by a majority vote of the parties. However, any party may withdraw from the agreement as of the expiration of any term by giving 60 days prior written notice thereof. Throughout the term of the UniSPAN Agreement and for one year thereafter, or for a period of one year after the withdrawal of any party, none of the parties may solicit provision of frame relay services to customers which were brought in to the UniSPAN(C) program by another party or for which frame relay services were requested by another party.

EMPLOYEES

  As of December 31, 1996, ICI employed a total of 874 full-time employees. The Company anticipates that the number of employees will increase significantly throughout 1997. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. ICI has nondisclosure agreements with all of its employees. The Company also regularly uses the services of contract technicians for the installation and maintenance of its networks. None of ICI's employees is represented by a collective bargaining agreement. ICI believes that its relations with its employees are good.

PROPERTIES

  The Company leases its principal administrative, marketing, warehouse and service development facilities in Tampa, Florida and leases other space for storage of its electronics equipment and for administrative, sales and engineering functions in other cities where the Company operates networks and/or performs sales functions. The Company believes that its properties are adequate and suitable for their intended purposes.

  As of December 31, 1996, the Company's total telecommunications and equipment in service consisted of fiber optic telecommunications equipment (53%), fiber optic cable (16%), furniture and fixtures (8%), leasehold improvements (2%) and construction in progress (21%). Such properties do not lend themselves to description by character and location of principal units. Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. Substantially all of the Company's telecommunications equipment is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company.

  Equipment additions over the past five years include gross additions to telecommunications equipment having an estimated service life of one year or more. Additions, including capital leases and excluding equipment acquired and capital leases assumed in business acquisitions, since January 1, 1992 were as follows (in thousands):

   YEAR ENDED DECEMBER 31,                                              AMOUNT
   -----------------------                                              -------
   1992................................................................ $ 9,687
   1993................................................................  10,767
   1994................................................................  18,289
   1995................................................................  34,873
   1996................................................................ 131,466

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceedings except for various claims and lawsuits arising in the normal course of business. The Company does not believe that these normal course of business claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

  The directors and executive officers of ICI, their respective ages, positions and biographies are as follows:

NAME                    AGE                       POSITION
----                    ---                       --------
David C. Ruberg.......   51 Chairman of the Board, President and Chief Executive
                            Officer
Robert A. Rouse.......   48 Executive Vice President, Operations, Engineering
                            and Information Systems
James F. Geiger.......   38 Senior Vice President, Sales
Robert M. Manning.....   37 Senior Vice President, Chief Financial Officer
Robert A. Ruh.........   52 Senior Vice President, Human Resources
Barbara L. Samson(1)..   34 Senior Vice President, Public Relations and Public
                            Affairs
Michael A. Viren......   55 Senior Vice President, Strategic Planning,
                            Regulatory and Industry Relations
Patricia A. Kurlin....   42 Vice President, Corporate Counsel
Jeanne M. Walters.....   34 Controller and Chief Accounting Officer
John C. Baker.........   47 Director
Philip A. Campbell....   60 Director
George F. Knapp.......   65 Director

--------
(1) Commencing April 1, 1997, Ms. Samson has been on a sabbatical leave in order to chair the Florida NetDay 2000 program.

  David C. Ruberg has served as President, Chief Executive Officer and a director of the Company since May 1993, and as Chairman of the Board since March 1994. From September 1991 to May 1993, Mr. Ruberg was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

  Robert A. Rouse has served as Executive Vice President, Operations and Systems of the Company since October 1996. Prior to joining the Company, Mr. Rouse was Senior Vice President of Concert, a joint venture company of British Telecommunications and MCI where he managed the engineering and operations of the Concert Global Networks from 1991 to 1996. Mr. Rouse held various executive management positions at MCI from 1986 to 1991, with responsibilities including product and network design, network and systems development, network planning, operations, provisioning, and customer services. From 1969 to 1986, he managed several subsidiaries of Rochester Telephone, now a part of Frontier Corporation. Mr. Rouse received his B.A. from the University of Rochester in 1971.

  James F. Geiger has served as Senior Vice President, Sales of the Company since August 1995. Mr. Geiger served as the Vice President of Alternate Channel Sales from March 1995 through August 1995 and as the President of FiberNet since its inception. Mr. Geiger was one of the founding principals of FiberNet, initially serving as Vice President of Sales and Marketing and subsequently serving as President. From April 1989 to April 1990, Mr. Geiger served as Director of Marketing for Associated Communications, a cellular telephone company. Mr. Geiger received his B.S. degree from Clarkson University in accounting.

  Robert M. Manning has served as Senior Vice President, Chief Financial Officer of the Company since September 1996. Mr. Manning joined ICI from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance, managing their Entertainment/Leisure Time Group from October 1988 to October 1991. Mr. Manning is a graduate of Williams College, Williamstown, Massachusetts.

  Robert A. Ruh has served as Senior Vice President, Human Resources of the Company since March 1, 1996. From January 1991 through February 1996, Dr. Ruh founded and operated his own consulting company, specializing in human resource development. Prior to starting his own business, from 1975 to 1990, Dr. Ruh held corporate and group executive positions in human resources with Baxter Healthcare Corporation and American Hospital Supply Corporation. From 1973 to 1975, Dr. Ruh served as a consulting psychologist for Medina and Thompson, Inc., providing clients with assistance on executive assessment, selection and development. From 1970 to 1972, Dr. Ruh was on the corporate organization development staff at Corning Glass Works. Dr. Ruh received a B.A. in psychology from Valparaiso University in 1966. He received an M.A. (1967) and a Ph.D. (1970) in industrial/organizational psychology from Michigan State University. Dr. Ruh served as Assistant Professor of Psychology at Michigan State University from 1970 to 1972.

  Barbara L. Samson, a co-founder of the Company, has served as a Vice President since June 1987, and as a Senior Vice President since October 1992. She served as President of the Company's predecessor from September 1986 to June 1987. Ms. Samson recently served two terms as Chairman of the Association of Local Telecommunications Services (ALTS), a national trade association. Ms. Samson received her B.S. degree in telecommunications from the University of Florida and her M.B.A. degree from the University of South Florida.

  Michael A. Viren has served as Senior Vice President, Strategic Planning, Regulatory and Industry Relations of the Company since October 1996. Prior to his present position, he was Senior Vice President, Engineering and Information Systems of the Company from January 1996 to October 1996 and was Vice President, Product Development of the Company from December 1992 through January 1996. Dr. Viren joined ICI in February 1991 as Director of Product Development. Dr. Viren worked for GTE from August 1986 to February 1991 as a specialist in wide and local area networking. Prior to that he operated his own consulting firm concentrating in WAN and LAN design; was Senior Vice President of Criterion, Inc., an economic consulting firm in Dallas, Texas; and served as the Director of the Utility Division of the Missouri Public Service Commission. Dr. Viren taught economics for ten years, most recently as an Associate Professor of Economics at the University of Missouri-Columbia and prior to that at the University of Kansas. Dr. Viren received a Ph.D. in economics from the University of California-Santa Barbara and a B.S. in mechanical engineering from the California State University at Long Beach.

  Patricia A. Kurlin has served as Vice President, Corporate Counsel of the Company since June 1996. From September 1995 until June 1996, Ms. Kurlin served as Corporate Counsel and served as Director of Governmental and Legal Affairs for the Company from September 1993 to September 1995. Prior to joining the Company, Ms. Kurlin served as Senior Telecommunications Attorney at the Florida Public Service Commission from May 1990 to September 1993. Ms. Kurlin received her J.D. from the Florida State University and a B.S. degree from the University of South Florida.


  Jeanne M. Walters has served as Controller and Chief Accounting Officer of the Company since May 1993. From November 1992 until May 1993 she served as Assistant Controller. From June 1988 to November 1992, Ms. Walters was an auditor at Ernst & Young LLP, a certified public accounting firm in Tampa, Florida. Ms. Walters received her B.S. in accounting and an M.B.A. from Wilkes University. She is licensed in the State of Florida as a certified public accountant.

  John C. Baker has been a director of the Company since February 1988. Mr. Baker has been the principal at Baker Capital Corp., a private equity investment firm, since October 1995. He was a Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a director of Xpedite Systems, Inc., FORE Systems, Inc. and Resource Bancshares Mortgage Group, Inc., all of which are publicly traded corporations.

  Philip A. Campbell has been a director of the Company since September 1996. Mr. Campbell retired from Bell Atlantic as director, vice chairman and chief financial officer in 1991. Previously, he was president of New Jersey Bell, Indiana Bell and Bell Atlantic Network Services. While at Bell Atlantic, Mr. Campbell was the company's principal representative to Wall Street and is well known in the domestic and international financial communities. Mr. Campbell is currently a director of Xpedite Systems, Inc., a publicly traded corporation.

  George F. Knapp has been a director of the Company since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1989, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

  No family relationship exists between any of the directors and executive officers of the Company.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR NOTES

  As of December 31, 1996, the Company had outstanding an aggregate principal amount of $159,115,000 of 13 1/2% Series B Senior Notes due 2005. The Senior Notes mature on June 1, 2005 and pay interest semi-annually in arrears on June 1 and December 1 of each year. The Senior Notes may be redeemed at the Company's option at any time after June 1, 2000 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The Senior Notes are secured, in an amount sufficient to provide payment in full of the scheduled interest payments on such notes through June 1, 1998, by a pledge of United States government securities. In the event of a change of control of the Company, holders of the Senior Notes have the right to require the Company to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  On April 26, 1996 the Company and SunTrust Bank, Central Florida, National Association, as trustee, executed an amended and restated indenture governing the Senior Notes. The covenants set forth in the Senior Notes Indenture are similar, but more restrictive in some instances, to those in the Indenture, including with respect to the covenant described below under the caption "Description of the Exchange Debentures--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock." The Senior Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales.

DISCOUNT NOTES

  The Company has outstanding an aggregate principal amount of $330,000,000 of 12 1/2% Senior Discount Notes due 2006, with an aggregate accreted value of $194,224,000 as of December 31, 1996. The Discount Notes were issued at a substantial discount from their principal amount and mature on May 15, 2006. Cash interest does not accrue on the Discount Notes prior to May 15, 2001. Commencing November 15, 2001, cash interest on the Discount Notes will be payable semi-annually in arrears on May 15 and November 15 of each year at a rate of 12 1/2% per annum. The Discount Notes may be redeemed at the Company's option at any time, in whole or in part, on or after May 15, 2001 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The Discount Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the Senior Notes, and rank senior to any future subordinated indebtedness, including the Exchange Debentures. In the event of a change of control of the Company prior to May 15, 2001, holders of the Discount Notes have the right to require the Company to repurchase their Discount Notes, in whole or in part, at a price equal to 101% of the accreted value thereof or, in the case of any such purchase on or after May 15, 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The covenants set forth in the Discount Notes Indenture are similar to those described below in the Indenture. The Discount Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase Discount Notes at a price equal to 100% of the accreted value thereof, if such circumstances occur prior to May 15, 2001, or at 100% of the principal amount thereof, if such circumstances occur on or after May 15, 2001, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales.

CAPITAL LEASE OBLIGATIONS

  As of December 31, 1996, the Company had outstanding approximately $5 million aggregate principal amount of capital lease obligations arising primarily from three agreements for leases of fiber optic cable used in various of the Company's networks. The effective interest rates under these agreements range from 10.5% to 13.5% and expire, subject to various ICI renewal options, from 2001 to 2016.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  Set forth below is a summary of certain provisions of the Preferred Shares. The terms of the New Preferred Shares are identical in all material respects to the terms of the Old Preferred Shares (aggregate liquidation preference, dividend rate, mandatory redemption and ranking), except for certain transfer restrictions and registration rights relating to the Old Preferred Shares. The New Preferred Shares, like the Old Preferred Shares, are governed by the Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions filed with the Secretary of State of the State of Delaware on March 6, 1997 (the "Certificate of Designation"). The following summary of the Preferred Shares, the Certificate of Designation and the Registration Rights Agreement is not intended to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended, the Certificate of Designation and the Registration Rights Agreement, including the definitions therein of certain terms used below. Wherever particular provisions of the Certificate of Designation are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this Description of Preferred Shares, the term "Company" refers to Intermedia Communications Inc., excluding its Subsidiaries.

  The Preferred Shares rank junior in right of payment to all indebtedness and other obligations of the Company. As of December 31, 1996, the Preferred Shares would have been junior in right of payment to approximately $398.7 million of total indebtedness of the Company. The Company has the ability to issue additional Preferred Shares to pay dividends. The Certificate of Designation provides that the Company may not, without the consent of the holders of at least a majority of the then outstanding Preferred Shares, authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities, except, the Company may issue Senior Securities pursuant to the covenant entitled, "Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock." See "Voting Rights." The Certificate of Designation provides that the Company may not, without the consent of the holders of at least a majority of the then outstanding New Preferred Shares or Old Preferred Shares, as applicable, authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities, except, the Company may issue: (i) the New Preferred Shares as provided in the Certificate of Designation, (ii) Old Preferred Shares or New Preferred Shares to pay dividends thereon in accordance with the terms of the Certificate of Designation, and (iii) Parity Securities pursuant to the covenant entitled, "Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock."

  In addition, certain of the Company's operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Preferred Shares. Any right of the Company to receive assets of any of its Subsidiaries will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. As of December 31, 1996, the aggregate amount of Indebtedness and other obligations of the Company and its Subsidiaries, that would effectively rank senior in right of payment to the obligations of the Company under the Preferred Shares would have been approximately $403.2 million. See "Risk Factors--Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges Including Dividends on the Preferred Shares" and "--Subordination of the Preferred Shares."

  Pursuant to the Certificate of Designation, 60,000 Old Preferred Shares and 60,000 New Preferred Shares with a liquidation preference of $10,000 per share (the "Liquidation Preference") are authorized for issuance. The Old Preferred Shares are fully paid and nonassessable, and holders thereof have no preemptive rights in connection therewith. The New Preferred Shares will, when issued pursuant to the Exchange Offer, be fully paid and nonassessable, and holders thereof will have no preemptive rights in connection therewith.

  The Company has submitted to its stockholders a proposal to effect a 10 for 1 split of its New Preferred Shares. Holders of record of the Company's Common Stock and Old Preferred Shares on April 1, 1997 are entitled to vote on the Proposal at the Company's annual meeting of stockholders to be held on May 22, 1997. As of the Proposal Record Date, no New Preferred Shares were issued and outstanding. If the Proposal is approved prior to the consummation of the Exchange Offer, each holder tendering Old Preferred Shares will receive 10 New Preferred Shares, liquidation preference $1,000 per share, for each Old Preferred Share tendered. If the Proposal is not approved by the stockholders or if the Annual Meeting has not yet taken place when the Exchange Offer is consummated, each holder tendering Old Preferred Shares will receive one New Preferred Share for each Old Preferred Share tendered. If the Proposal is approved after the consummation of the Exchange Offer, upon the approval of the Proposal by the stockholders at the Annual Meeting, each outstanding New Preferred Share, liquidation preference $10,000 per share, will be reclassified as 10 New Preferred Shares, liquidation preference $1,000 per share.

  The transfer agent for the Preferred Shares is Continental Stock Transfer & Trust Co. unless and until a successor is selected by the Company (the "Transfer Agent").

RANKING

  The Preferred Shares, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established after March 7, 1997 by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Shares as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with any additional Preferred Shares issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after March 7, 1997 by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Shares as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after March 7, 1997 by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Shares as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

DIVIDENDS

  The holders of the Preferred Shares are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Issue Date accumulating at the rate per share of 13 1/2% of the Liquidation Preference per share per annum, payable quarterly in arrears on each of the last days of March, June, September and December or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding March 15, June 15, September 15 and December 15, (each, a "Record Date"). Dividends are payable in cash, except that on each Dividend Payment Date occurring on or prior March 31, 2002, dividends may be paid, at the Company's option, by the issuance of additional Old Preferred Shares or New Preferred Shares, as applicable (including fractional shares provided, that the Company may, at its option, pay cash in lieu of issuing fractional shares), having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional Preferred Shares constitutes "payment" of the related dividend for all purposes of the Certificate of Designation. The first dividend payment on the Preferred Shares is payable on June 30, 1997. Dividends payable on the Preferred Shares are computed on the basis of a 360-day year consisting of twelve 30-day months and are deemed to accumulate on a daily basis.

  Dividends on the Preferred Shares accumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation provides that the Company will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

  No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding Preferred Shares with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding Preferred Shares. Unless full cumulative dividends on all outstanding Preferred Shares for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Preferred Shares are not entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

  The Existing Senior Notes Indentures contain, and any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to pay dividends on the Preferred Shares.

VOTING RIGHTS

  Holders of record of the Preferred Shares have no voting rights, except as required by law and as provided in the Certificate of Designation. The Certificate of Designation provides that upon (a) the accumulation of accumulated and unpaid dividends on the outstanding Preferred Shares in an amount equal to six quarterly dividends (whether or not consecutive); (b) the failure of the Company to satisfy any mandatory redemption or repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer) with respect to the Preferred Shares; (c) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below under the caption "--Change of Control;" (d) the failure of the Company to comply with any of the other covenants or agreements set forth in the Certificate of Designation and the continuance of such failure for 60 consecutive days or more after notice; or (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more (each of the events described in clauses (a), (b), (c), (d) and (e) being referred to herein as a "Voting Rights Triggering Event"), then the holders of a majority of the outstanding Old Preferred Shares and New Preferred Shares, voting as a separate single class, are entitled to elect such number of members to the Board of Directors of the Company constituting at least 20% of the then existing Board of Directors before such election (rounded to the nearest whole number), provided, however, that such number shall be no less than one nor greater than two, and the number of members of the Company's Board of Directors will be immediately and automatically increased by one or two, as the case may be. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Preferred Shares are paid in full and all other Voting Rights Triggering Events have been cured or waived, at which time the term of office of any such members of the Board of Directors so elected shall terminate and such directors shall be deemed to have resigned.

  In addition, the Certificate of Designation provides that, the Company will not authorize any class of Senior Securities or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities, without the approval of holders of at least a majority of the Old Preferred Shares and New Preferred Shares then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of Old Preferred Shares and New Preferred Shares, or authorize the issuance of any additional Old Preferred Shares or New Preferred Shares, without the approval of the holders of at least a majority of the then outstanding Old Preferred Shares and New Preferred Shares, voting or consenting, as the case may be, as one class; provided, however, that (a) the Company may not amend the Change of Control provisions of the Certificate of Designation (including the related definitions) without the approval of the holders of at least 66 2/3% of the then outstanding Old Preferred Shares and New Preferred Shares, voting or consenting, as the case may be, as one class and (b) without the consent of the holders of the Old Preferred Shares and New Preferred Shares, the Company will have the ability to issue additional Old Preferred Shares and New Preferred Shares to pay dividends. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock." The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Old Preferred Shares and the New Preferred Shares and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of the Old Preferred Shares and the New Preferred Shares.

AMENDMENT

  The Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Old Preferred Shares or New Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Old Preferred Shares and New Preferred Shares, voting separately as a class. Notwithstanding the foregoing, the Certificate of Designation may be amended by the Board of Directors in order to provide for the New Preferred Shares to have a Liquidation Preference of $1,000 per share.

EXCHANGE

  The Company may, at its option, on any Dividend Payment Date, exchange, in whole, but not in part, the then outstanding Preferred Shares for Exchange Debentures with a principal amount equal to the liquidation preference of the Preferred Shares; provided, that on the date of such exchange (i) there are no accumulated and unpaid dividends and Liquidated Damages, if any, on the Preferred Shares (including the dividends payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Indenture) would exist under the Indenture or would be caused thereby; (iv) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), if such qualification is required at the time of exchange; and (v) the Company shall have delivered a written opinion of counsel to the Trustee (as defined herein) to the effect that all conditions to be satisfied prior to such exchange have been satisfied.

  The Exchange Debentures will be issuable in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each holder of Preferred Shares will receive certificates representing the entire amount of Exchange Debentures to which such holder's Preferred Shares entitle such holder; provided that the Company may pay cash in lieu of issuing an Exchange Debenture having a principal amount less than $1,000. Notice of the intention to exchange will be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the Exchange Date, by first class mail, postage prepaid, to each holder of record of Preferred Shares at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Preferred Shares may be listed or admitted to trading, such notice will state: (i) the date of exchange (the "Debenture Exchange Date"); (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the Preferred Shares to be exchanged will cease to accumulate on the Debenture Exchange Date. If notice of any exchange has been properly given, and if on or before the Debenture Exchange Date the Exchange Debentures have been duly executed and authenticated and deposited with the Transfer Agent, then on and after the close of business on the Debenture Exchange Date, the Preferred Shares to be exchanged will no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Preferred Shares, and all rights of the holders thereof as stockholders of the Company will cease, except the right of the holders to receive upon surrender of their certificates the Exchange Debentures and all accrued interest, if any, thereon.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Preferred Shares will initially be issued in the form of one or more Global Securities (the "Global Securities"). The Global Securities will be deposited on the Exchange Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Security Holder").

  New Preferred Shares that are issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Securities have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Securities representing the New Preferred Shares being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Securities, the Depositary will credit the accounts of Participants designated by the Exchange Agent with the appropriate number of shares of the Global Securities and (ii) ownership of the New Preferred Shares evidenced by the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Preferred Shares evidenced by the Global Securities will be limited to such extent.

  So long as the Global Security Holder is the registered owner of any New Preferred Shares the Global Security Holder will be considered the sole holder under the Certificate of Designation of any New Preferred Shares evidenced by the Global Securities. Beneficial Owners of New Preferred Shares evidenced by the Global Securities will not be considered the owners or holders thereof under the Certificate of Designation for any purpose. Neither the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Preferred Shares.

  Payments in respect of dividends and redemption payments and Liquidated Damages, if any, on any New Preferred Shares registered in the name of the Global Security Holder on the applicable record date will be payable by the Company to or at the direction of the Global Security Holder in its capacity as the registered holder under the Certificate of Designation. Under the terms of the Certificate of Designation, the Company and the Transfer Agent may treat the persons in whose names New Preferred Shares, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Transfer Agent has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Preferred Shares. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the Beneficial Owners of New Preferred Shares will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Securities may, upon request to the Transfer Agent, exchange such beneficial interest for New Preferred Shares in the form of Certificated Securities. Upon any such issuance, the Transfer Agent is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Transfer Agent in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Transfer Agent in writing that it elects to cause the issuance of New Preferred Shares in the form of Certificated Securities under the Certificate of Designation, then, upon surrender by the Global Security Holder of its Global Securities, New Preferred Shares in such form will be issued to each person that the Global Security Holder and the Depositary identify as being the Beneficial Owner of the related New Preferred Shares. If the Company elects to pay dividends on the Preferred Shares by issuing additional Preferred Shares, fractional shares, if any, issued in connection with any such dividend payment may be issued to holders of Preferred Shares as Certificated Securities.

  Neither the Company nor the Transfer Agent will be liable for any delay by the Global Security Holder or the Depositary in identifying the Beneficial Owners of New Preferred Shares and the Company and the Transfer Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depositary for all purposes.

REDEMPTION

 Mandatory Redemption

  On March 31, 2009 (the "Mandatory Redemption Date"), the Company is required to redeem (subject to the legal availability of funds therefor) all outstanding Preferred Shares at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Preferred Shares. The Certificate of Designation provides that the Company will take all actions required or permitted under Delaware law to permit such redemption.

 Optional Redemption

  The Preferred Shares may not be redeemed at the option of the Company prior to March 31, 2002. The Preferred Shares may be redeemed, in whole or in part, at the option of the Company on or after March 31, 2002, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on March 31 of each of the years set forth below:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2002............................................................  106.75%
     2003............................................................  105.40%
     2004............................................................  104.05%
     2005............................................................  102.70%
     2006............................................................  101.35%
     2007 and thereafter.............................................  100.00%

  Notwithstanding the foregoing, prior to March 31, 2000, the Company may, on any one or more occasions, use the net proceeds of one or more underwritten public offerings of its Common Stock or the sale or sales of its Capital Stock (other than Disqualified Stock) to a Strategic Investor provided that the proceeds of such offerings and sales are at least equal to $50 million, to redeem up to 35% of the shares of Preferred Shares then outstanding (whether initially issued or issued in lieu of cash dividends) at a redemption price equal to 113 1/2% of the Liquidation Preference per share, plus accumulated and unpaid dividends and Liquidated Damages, if any, to the date of redemption; provided that, after any such redemption, at least 65% of Preferred Shares initially issued remains outstanding.

LIQUIDATION RIGHTS

  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of the Preferred Shares is entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per Preferred Share held by such holder, plus accrued and unpaid dividends and Liquidated Damages, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accrued dividends and Liquidated Damages, if any, to which holders of Preferred Shares are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Shares and all other Parity Securities are not paid in full, the holders of the Preferred Shares and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

  The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Preferred Shares, although such Liquidation Preference will be substantially in excess of the par value of the Preferred Shares.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of Preferred Shares to repurchase all or any part (but not, in the case of any holder requiring the Company to purchase less than all of the Preferred Shares held by such holder, any fractional shares) of such holder's Preferred Shares at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment").

  The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless otherwise required by applicable law) and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Preferred Shares as a result of a Change of Control.

  The Certificate of Designation provides that, if, at the time of a Change of Control, the Company is prohibited by the terms of any Indebtedness from purchasing Preferred Shares that may be tendered by holders pursuant to a Change of Control Offer, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company must either (i) repay in full all outstanding Indebtedness or (ii) obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Preferred Shares required by this covenant. The Company must first comply with the covenant described in the preceding sentence before it will be required to repurchase Preferred Shares in the event of a Change of Control; provided, that if the Company fails to comply with the covenant described in the preceding sentence, the sole remedy to holders of Preferred Shares will be the voting rights arising from a Voting Rights Triggering Event. Moreover, the Company will not repurchase or redeem any Preferred Shares pursuant to this Change of Control provision prior to the Company's repurchase of the Existing Senior Notes pursuant to the Change of Control covenants in the Existing Senior Notes Indentures. As a result of the foregoing, a holder of the Preferred Shares may not be able to compel the Company to purchase the Preferred Shares unless the Company is able at the time to refinance all such indebtedness. See "Risk Factors--Business Combinations; Change of Control." The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Certificate of Designation are applicable. Except as described above with respect to a Change of Control, the Certificate of Designation does not contain provisions that permit the holders of the Preferred Shares to require that the Company repurchase or redeem the Preferred Shares in the event of a takeover, recapitalization or similar transaction.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Preferred Shares to require the Company to repurchase such Preferred Shares as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

  The Company is not required to make a Change of Control Offer to the holders of Preferred Shares upon a Change of Control if a third party makes the Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designation and purchases all Preferred Shares validly tendered and not withdrawn under such Change of Control Offer.

CERTAIN COVENANTS

  The sole remedy to holders of Preferred Shares in the event of a breach of any of the covenants contained in the Certificate of Designation, including the mandatory redemption provisions thereof, will be the voting rights arising from a Voting Rights Triggering Event and such breach by the Company will not cause any action taken by the Company to be invalid or unauthorized under its charter documents.

 Restricted Payments

  The Certificate of Designation provides that the Company and its Subsidiaries may not, directly or indirectly:

    (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company that are Junior Securities or of any of its Subsidiaries other than dividends or distributions payable (A) in Junior Securities of the Company that are not Disqualified Stock or (B) to the Company or any Subsidiary;

    (ii) purchase, redeem, defease, retire or otherwise acquire for value ("Retire" and correlatively, a "Retirement") any Equity Interests of the Company that are Junior Securities or of any of its Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Subsidiary);

    (iii) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

      (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

      (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock;" and

      (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date including any Restricted Payments made pursuant to clauses
    (i), (iii) and (iv) of the next paragraph), is less than the sum of

        (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

        (x) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or of debt securities or Disqualified Stock of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) after the Issue Date (other than any such Equity Interests, the proceeds of which were used as set forth in clause (ii) below), plus

        (y) 100% of the sum of, without duplication, (1) aggregate dividends or distributions received by the Company or any Subsidiary from any Joint Venture (other than dividends or distributions to pay any obligations of such Joint Venture to Persons other than the Company or any Subsidiary, such as income taxes), with non-cash distributions to be valued at the lower of book value or Fair Market Value as determined by the Board of Directors, (2) the amount of the principal and interest payments received since the Issue Date by the Company or any Subsidiary from any Joint Venture and (3) the net proceeds from the sale of an Investment in a Joint Venture received by the Company or any Subsidiary; provided that there is no obligation to return any such amounts to the Joint Venture, and excluding any such dividend, distribution, interest payment or net proceeds that constitutes a return of capital invested pursuant to clause (vi) of the next succeeding paragraph, plus

        (z) $10.0 million.

  The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Certificate of Designation;

    (ii) the Retirement of any Junior Securities of the Company or Equity Interests of any Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Junior Securities of the Company (other than Disqualified Stock) or other Equity Interests of such Subsidiary that is not Disqualified Stock;

    (iii) the Retirement of any Junior Securities of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; and

    (iv) Investments in any Joint Venture; provided that at the time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding under this clause (vi) to exceed 5% of the Total Common Equity of the Company;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (ii), (iii), and (iv), no Default or Event of Default shall have occurred and be continuing.

  The Certificate of Designation also provides that a Permitted Investment that ceases to be a Permitted Investment pursuant to the definition thereof, shall become a Restricted Investment, deemed to have been made on the date that it ceases to be a Permitted Investment.

  The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in such Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the Fair Market Value of such Investments at the time of such designation and (z) the original Fair Market Value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time.

  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

 Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred
Stock

  The Certificate of Designation provides that:

    (i) the Company and its Subsidiaries may not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Debt) and

    (ii) the Company and its Subsidiaries may not issue any Disqualified Stock or any Preferred Stock, provided, however, that the Company and/or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) or issue shares of Disqualified Stock or any Preferred Stock if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock, the Consolidated Cash Flow Leverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance (A) does not exceed 6.5 to 1 if such incurrence or issuance occurs on or prior to June 1, 1999 and (B) does not exceed 6.0 to 1 if such occurrence or issuance occurs after June 1, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period. If the Company incurs any Indebtedness or issues or redeems any Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to the event for which the calculation of the ratio is made, then the ratio will be calculated giving pro forma effect to any such incurrence of Indebtedness, or such issuance or redemption of Preferred Stock or Disqualified Stock as if the same had occurred at the beginning of the applicable period. In making such calculation on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  The foregoing limitation does not apply to (with each exception to be given independent effect):

    (a) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and/or any of its Subsidiaries thereunder) not to exceed $75.0 million in the aggregate at any one time outstanding;

    (b) the incurrence by the Company and/or any of its Subsidiaries of Vendor Indebtedness, provided that the aggregate amount of such Vendor Indebtedness incurred does not exceed 80% of the total cost of the Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

    (c) the incurrence by the Company and/or any of its Subsidiaries of the Existing Indebtedness, including the Existing Senior Notes; and the Old Preferred Shares and the New Preferred Shares issued in exchange for the Old Preferred Shares pursuant to the Registration Rights Agreement (and any shares of Old Preferred Shares or New Preferred Shares issued as dividends thereon):

    (d) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness in an aggregate amount not to exceed $25.0 million at any one time outstanding;

    (e) the incurrence by the Company of Indebtedness or Preferred Stock in an aggregate principal amount and liquidation preference not to exceed 2.0 times the net cash proceeds received by the Company after the Issue Date from the issuance and sale of Equity Interests of the Company plus the fair market value of Equity Interests (other than Disqualified Stock) issued in connection with any acquisition of any Telecommunications Business;

    (f) the incurrence by the Company and/or any of its Subsidiaries of Acquired Debt in connection with any acquisition of any Telecommunications Business in an amount not to exceed $50.0 million;

    (g) the incurrence (a "Permitted Refinancing") by the Company and/or any of its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness (or the incurrence of Preferred Stock or Disqualified Stock to Refinance Preferred Stock or Disqualified Stock, as the case may be), other than Indebtedness incurred pursuant to clause (a) above, but only to the extent that:

      (1) the net proceeds of such Refinancing Indebtedness or Refinancing Capital Stock, as the case may be, does not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) or the liquidation preference of the Capital Stock so Refinanced plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith;

      (2) the Refinancing Indebtedness or the Refinancing Capital Stock, as the case may be, shall have a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness or Capital Stock being Refinanced; and

      (3) if the Capital Stock being Refinanced is subordinated in right of payment to the Preferred Shares, the Refinancing Capital Stock shall be subordinated in right of payment to the Preferred Shares on terms at least as favorable to the holders of Preferred Shares as those contained in the documentation governing the Capital Stock being so Refinanced;

    (h) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries;

    (i) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate
  Indebtedness that is permitted by the terms of the Certificate of Designation to be outstanding;

    (j) the incurrence by the Company of Junior Securities that are not Disqualified Stock; and

    (k) the incurrence by the Company of the Exchange Debentures in accordance with the terms of the Certificate of Designation.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories described in clauses (a) through
(k) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item in any manner that complies with this covenant and such item will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph herein. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form or additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Certificate of Designation provides that the Company and its Subsidiaries may not, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

    (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

    (ii) make loans or advances to the Company or any of its Subsidiaries; or

    (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries; except for such encumbrances or restrictions existing as of the Issue Date or under or by reason of:

      (a) Existing Indebtedness;

      (b) applicable law;

      (c) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

      (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (e) Indebtedness or Preferred Stock in respect of a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness or Refinancing Capital Stock are not materially more restrictive than those contained in the agreements governing the Indebtedness or Capital Stock being refinanced;

      (f) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, Vendor Indebtedness incurred in connection with the purchase or lease of Telecommunications Related Assets or performance bonds or similar security for performance which liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company's performance;

      (g) Indebtedness incurred under clause (a) of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock;"

      (h) the Certificate of Designation, the Indenture, the Old Preferred Shares, the New Preferred Shares or the Exchange Debentures; or

      (i) in the case of clauses (a), (c), (e), (g) and (h) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Issue Date.

 Merger, Consolidation or Sale of Assets

  The Certificate of Designation provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

    (i) the Company is the surviving entity or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the "Surviving Person") assumes all the obligations of the Company under the Old Preferred Shares and New Preferred Shares;

    (iii) immediately after such transaction no Default or Event of Default exists;

    (iv) if the holders of at least 85% of the common stock of the Surviving Person immediately after such transaction are not, directly or indirectly, the same as the holders of the common stock of the Company immediately prior to such transaction, the Surviving Person, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), either (A) could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" or (B) would have (x) Total Market Capitalization of at least $1.0 billion and (y) total Indebtedness in an amount no greater than 30% of its Total Market Capitalization; and


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

    (v) such transaction would not result in the loss, material impairment or adverse modification or amendment of any authorization or license of the Company or its Subsidiaries that would have a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole.

 Transactions with Affiliates

  The Certificate of Designation provides that the Company and its Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

    (ii) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company;

  provided that

      (a) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Company or any of its Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Company,

      (b) transactions between or among the Company and its Subsidiaries,

      (c) transactions permitted by the provisions of the Certificate of Designation described above under the covenant "--Restricted Payments," and

      (d) loans and advances to employees and officers of the Company or any of its Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding, shall not be deemed Affiliate Transactions.

 Reports

  The Certificate of Designation provides that the Company will file within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing). Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Old Preferred Shares or New Preferred Shares are outstanding, the Company will furnish copies of the SEC Reports to the holders of Old Preferred Shares or New Preferred Shares at the time the Company is required to make such information available to investors who request it in writing. In addition, the Company has agreed that, for so long as any Old Preferred Shares or New Preferred Shares remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Certificate of Designation. Reference is made to the Certificate of Designation for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including,

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without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means when the Company and its Subsidiaries, whether in a single transaction or a series of related transactions occurring within any twelve-month period, (i) sell, lease, convey, dispose of or otherwise transfer any assets (including by way of a Sale and Leaseback Transaction) (other than sales, leases, conveyances, dispositions or other transfers (A) in the ordinary course of business, (B) to the Company by any Subsidiary of the Company or from the Company to any Subsidiary of the Company, (C) that constitute a Restricted Payment, Investment or dividend or distribution permitted under the covenant described above under the caption "Restricted Payments" or (D) that constitute the disposition of all or substantially all of the assets of the Company pursuant to the covenant described above under the caption "Merger, Consolidation or Sale of Assets") or (ii) issue or sell Equity Interests in any of its Subsidiaries (other than an issuance or sale of Equity Interests of any such Subsidiary to the Company or a Subsidiary), if, in the case of either (i) or (ii) above, in a single transaction or a series of related transactions occurring within any twelve-month period, such assets or securities (x) have a Fair Market Value in excess of $2.0 million or
(y) are sold or otherwise disposed of for net proceeds in excess of $2.0 million.

  "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and
(2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.


  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) any Person or group (as defined above) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Company, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.


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

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements. the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Consolidated Cash Flow Leverage Ratio" with respect to any Person means the ratio of the Consolidated Indebtedness and Liquidation Preference of such Person to the Consolidated EBITDA of such Person for the relevant period; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness (including Acquired Debt) or if the Company has issued any Disqualified Stock or if any Subsidiary of the Company has issued any Disqualified Stock or Preferred Stock since the beginning of such period that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Leverage Ratio is an incurrence of Indebtedness (including Acquired Debt) or the issuance of Disqualified Stock by the Company, Consolidated EBITDA and Consolidated Indebtedness and Liquidation Preference for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such period, (B) the discharge of any other Indebtedness or Preferred Stock repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or sale of stock as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company or its Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination from the first day of such period through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary of the Company has made any sale of assets (including, without limitation, any Asset Sales or pursuant to any Sale and Leaseback Transaction), Consolidated EBITDA for such period will be (A) reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such sale of assets for such period or (B) increased by an amount equal to Consolidated EBITDA (if negative) directly attributable thereto for such period and (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) has made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or has made an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Debt)) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company, provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of

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

such 12-month period will be no more than 18 months prior to such date of purchase) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness (including, without limitation, Acquired Debt) or stock bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

  "Consolidated EBITDA" as of any date of determination means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, (ii) Consolidated Interest Expense, (iii) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period and excluding non-cash interest and dividend income) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization, interest expense and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary, or loaned to the Company by any such Subsidiary, without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Indebtedness and Liquidation Preference" means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness and liquidation preference of Preferred Stock of such Person and its Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, for any Person, for any period, the aggregate of the following for such Person for such period determined on a consolidated basis in accordance with GAAP: (a) the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness, the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated with respect to such Indebtedness), (b) the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period) and (c) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof,

    (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or other distributions by that Subsidiary of that Net Income is not at the date of determination

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

  permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

    (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

    (iv) the cumulative effect of a change in accounting principles shall be excluded, and

    (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Contingent Investment" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facility" means any credit facility entered into by and among the Company and/or any Subsidiary and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit facilities typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facility and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to March 31, 2009, provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to March 31, 2009 shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Series A Preferred Stock contained in the covenant described under "Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Series A Preferred Stock as are required to be repurchased pursuant to the covenant described under "Change of Control."

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.


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

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Event of Default" means any Voting Rights Triggering Event.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

  "Exchange Offer" means the exchange offer of the New Preferred Stock for the Series A Preferred Stock or the New Debentures for the Exchange Debentures, as applicable, pursuant to the Registration Rights Agreement.

  "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries in existence on the Issue Date.

  "Existing Senior Notes" means the Company's 13 1/2% Senior Notes due 2005 and the Company's 12 1/2% Senior Discount Notes due 2006.

  "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and provided further, that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed; it being understood that Indebtedness with respect to the Certificate of Designation does not include any obligation with respect to the Exchangeable Preferred Stock.

  "Interest Rate Agreements" means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that any investment to the extent made with Capital Stock of the Company (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of the Certificate of Designation.

  "Issue Date" means the initial issuance date of the Old Preferred Shares.

  "Joint Venture" means a Person in the Telecommunications Business in which the Company holds less than a majority of the shares of Voting Stock or an Unrestricted Subsidiary in the Telecommunications Business.

  "Marketable Securities" means:

    (i) Government Securities;

    (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

    (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's;

    (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

    (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Subsidiary of the Company to cash.

  "New Preferred Stock" means the Series B Preferred Stock authorized by the Certificate of Designation that may be issued pursuant to the Exchange Offer pursuant to the Registration Rights Agreement.

  "Permitted Investment" means (a) any Investments in the Company or any Subsidiary of the Company; (b) any Investments in Marketable Securities; (c) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; (d) any Investments in property or assets to be used in (A) any line of business in which the Company or any of its Subsidiaries was engaged on the Issue Date or
(B) any Telecommunications Business; (e) Investments in any Person in connection with the acquisition of such Person or substantially all of the property or assets of such Person by the Company or any Subsidiary of the Company; provided that within 180 days from the first date of any such Investment, either (A) such Person becomes a Subsidiary of the Company or any of its Subsidiaries or (B) the amount of any such Investment is repaid in full to the Company or any of its Subsidiaries; (f) Investments pursuant to any agreement or obligation of the Company or a Subsidiary, in effect on the Issue Date or on the date a Subsidiary becomes a Subsidiary (provided that any such agreement was not entered into in contemplation of such Subsidiary becoming a Subsidiary), to make such Investments; (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (h) Hedging Obligations permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock"; and (i) bonds, notes, debentures or other securities received as a result of Asset Sales.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Receivables" means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts; (ii) accounts receivable, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance; (iii) all unpaid seller's or lessor's rights including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom; (iv) all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods;
(v) all reserves and credit balances with respect to any such accounts receivable or account debtors; (vi) all letters of credit, security, or Guarantees for any of the foregoing; (vii) all insurance policies or reports relating to any of the foregoing; (viii) all collection of deposit accounts relating to any of the foregoing; (ix) all proceeds of any of the foregoing; and (x) all books and records relating to any of the foregoing.

  "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

  "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Initial Purchasers.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "S&P" means Standard & Poor's Rating Group and its successors.

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

  "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Strategic Investor" means, with respect to any sale of the Company's Capital Stock, any Person which, both as of the Trading Day immediately before the day of such sale and the Trading Day immediately after the day of such sale, has, or whose parent has, a Total Market Capitalization of at least $1.0 billion on a consolidated basis. In calculating Total Market Capitalization for the purpose of this definition, the consolidated Indebtedness of such Person, solely when calculated as of the Trading Day immediately after the day of such sale, will be calculated after giving effect to such sale (including any Indebtedness incurred in connection with such sale). For purposes of this definition, the term parent means any Person of which the referent Strategic Investor is a Subsidiary.

  "Subsidiary" of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and
(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof; provided that any Unrestricted Subsidiary shall be excluded from this definition of "Subsidiary."

  "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

  "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

  "Total Common Equity" of any Person means, as of any date of determination (and as modified for purposes of the definition of "Change of Control"), the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors.

  "Total Market Capitalization" of any Person means, as of any day of determination (and as modified for purposes of the definition of "Strategic Investor"), the sum of (1) the consolidated Indebtedness of such Person and its Subsidiaries (except in the case of the Company, in which case of the Company and its Subsidiaries) on such day, plus (2) the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and
(ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day, plus (3) the liquidation value of any outstanding share of Preferred Stock of such Person on such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors.

  "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution.

  "Vendor Indebtedness" means any Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition or construction of Telecommunications Related Assets.

  "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES


  The Company entered into the Registration Rights Agreement on March 7, 1997 (the "Closing Date"), pursuant to which the Company agreed to file with the Commission the Exchange Offer Registration Statement, of which this Prospectus forms a part (the "Exchange Offer Registation Statement") with respect to the New Preferred Shares, or if the Old Preferred Shares have been exchanged for Exchange Debentures, the New Exchange Debentures. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Preferred Shares or New Exchange Debentures, as the case may be. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Preferred Shares or New Exchange Debentures acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Preferred Shares or Exchange Debentures acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Preferred Shares or Exchange Debentures by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Preferred Share or Exchange Debenture until (i) the date on which such Preferred Share or Exchange Debenture has been exchanged by a person other than a broker-dealer for New Preferred Shares or New Exchange Debentures in the Exchange Offer,
(ii) following the exchange by a broker-dealer in the Exchange Offer of Old Preferred Shares or Exchange Debentures for New Preferred Shares or New Exchange Debentures the date on which such New Preferred Shares or New Exchange Debentures are sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Preferred Shares or Exchange Debenture has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or
(iv) the date on which such Old Preferred Shares or Exchange Debenture is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Preferred Shares or New Exchange Debentures, as the case may be, in exchange for all Preferred Shares or Exchange Debentures tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 150 days after the Closing Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises (and in any event within 240 days after the Closing Date). If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each affected holder of Preferred Shares or Exchange Debentures, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.005 per week per $100 liquidation preference of Preferred Shares or $.05 per week per $1,000 principal amount of Exchange Debentures held by such holder. The amount of the Liquidated Damages will increase by an additional $.005 per week per $100 liquidation preference of Preferred Shares or $.05 per week per $1,000 principal amount of Exchange Debentures with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.05 per week per $100 liquidation preference of Preferred Shares or $.50 per week per $1,000 principal amount of Exchange Debentures. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Security Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Old Preferred Shares or Exchange Debentures are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Preferred Shares or Exchange Debentures included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  Upon consummation of the Exchange Offer, holders of Old Preferred Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Shares will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Preferred Shares and, accordingly, such Old Preferred Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Preferred Shares may not be offered or sold, unless registered under the Securities Act and the applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

                    DESCRIPTION OF THE EXCHANGE DEBENTURES

GENERAL

  The 13 1/2% Senior Subordinated Debentures due 2009 (the "Exchange Debentures") will be issued pursuant to an Indenture (the "Indenture") between the Company and a trustee to be selected by the Company (the "Trustee"). The terms of the Exchange Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Exchange Debentures are subject to all such terms, and holders of Exchange Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As of the date of the Indenture, none of the Company's Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As used in this Description of the Exchange Debentures, the term "Company" refers to Intermedia Communications Inc., excluding its Subsidiaries.

RANKING

  The Exchange Debentures will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt. As of December 31, 1996, on a pro forma basis giving effect to the Offering, the Company would have had Senior Debt of approximately $353.3 million. The Indenture will permit the incurrence of additional Senior Debt in the future.

  Certain of the Company's operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Exchange Debentures. The Exchange Debentures will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Exchange Debentures to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of December 31, 1996, the Exchange Debentures would have been effectively subordinated to Capital Lease Obligations of the Company's Subsidiaries of approximately $3.1 million.

SUBORDINATION

  The payment of principal of, premium, if any, and interest on the Exchange Debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of Exchange Debentures will be entitled to receive any payment with respect to the Exchange Debentures and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of Exchange Debentures would be entitled shall be made to the holders of Senior Debt (except that holders of Exchange Debentures may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Exchange Debentures (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Exchange Debentures may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Exchange Debentures that have come due have been paid in full in cash. No more than one Payment Blockage Notice to the Trustee may be given in any 360 day period.

  The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Exchange Debentures is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Exchange Debentures may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Offering and the application of the proceeds therefrom, the principal amount of Senior Debt outstanding at December 31, 1996, would have been approximately $353.3 million. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."

PRINCIPAL, MATURITY AND INTEREST

  The Exchange Debentures will be issued with an aggregate principal amount limited to the aggregate liquidation preference of the Old Preferred Shares or New Preferred Shares, as the case may be, plus accrued and unpaid dividends on the date of exchange of the Old Preferred Shares or the New Preferred Shares, as the case may be, into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein) and will mature on March 31, 2009. Interest will accrue at a rate of 13 1/2% per annum and will be payable semi-annually on March 31 and September 30 of each year, commencing on the first such date after the issuance date of the Exchange Debentures, to holders of record on the immediately preceding March 15 and September 15. Interest payable on or prior to March 31, 2002 may be paid in the form of additional Exchange Debentures valued at the principal amount thereof. Interest on the Exchange Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Exchange Debentures. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Exchange Debentures will be payable both as to principal, premium, if any, interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the holders of the Exchange Debentures at their respective addresses set forth in the register of holders of the Exchange Debentures. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Debentures will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Exchange Debentures will not be redeemable at the Company's option prior to March 31, 2002. Thereafter, the Exchange Debentures will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 31 of the years indicated below:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2002............................................................  106.75%
     2003............................................................  105.40%
     2004............................................................  104.05%
     2005............................................................  102.70%
     2006............................................................  101.35%
     2007 and thereafter.............................................  100.00%

  Notwithstanding the foregoing, prior to March 31, 2000, the Company may, on any one or more occasions, use the net proceeds of one or more underwritten public offerings of its Common Stock or from the sale of its Capital Stock (other than Disqualified Stock) to a Strategic Investor in a single transaction or series of related transactions for an aggregate purchase price equal to or exceeding $50.0 million, to redeem up to a maximum of 35% of the aggregate principal amount of the Exchange Debentures originally issued from the net cash proceeds of such sale or offering (but only to the extent such proceeds consist of cash or readily marketable cash equivalents) at a redemption price equal to 113 1/2% of the principal amount thereof with respect to the Exchange Debentures to be redeemed on the redemption date, provided that at least 65% of the aggregate principal amount of the Exchange Debentures originally issued remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such sale.

MANDATORY REDEMPTION

  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Exchange Debentures.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of Exchange Debentures to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Debentures at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless required by applicable law) and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Exchange Debentures required by this covenant.

  Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Exchange Debentures to require that the Company repurchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar transaction.

  Due to the leveraged structure of the Company and subordination of the Exchange Debentures to Senior Debt of the Company and the effective subordination of the Exchange Debentures to Indebtedness of the Company's Subsidiaries, the Company may not have sufficient funds available to purchase the Exchange Debentures tendered in response to a Change of Control Offer. In addition, the Existing Senior Notes, the Credit Facility or other agreements relating to Indebtedness of the Company's Subsidiaries may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Debentures, the Company could seek the consent of its lenders to the purchase of Exchange Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Debentures. In such case, the Company's failure to purchase tendered Exchange Debentures would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Existing Senior Notes Indentures. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Exchange Debentures.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Debentures to require the Company to repurchase such Exchange Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

OFFER TO PURCHASE WITH EXCESS ASSET SALE PROCEEDS

  When the cumulative amount of Excess Proceeds (as defined below under "Certain Covenants--Asset Sales") exceeds $5.0 million, the Company will make an offer to all holders of Exchange Debentures and Pari Passu Notes (an "Excess Proceeds Offer"), to purchase the maximum principal amount of Exchange Debentures and Pari Passu Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount of the Exchange Debentures and 100% of the outstanding principal amount of the Pari Passu Notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date fixed for the closing of such offer, in accordance with the procedures specified in the Indenture.

  If the aggregate principal amount of Exchange Debentures and Pari Passu Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Exchange Debentures and Pari Passu Notes to be purchased on a pro rata basis based upon their applicable principal amount. To the extent that the aggregate amount of Exchange Debentures and Pari Passu Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use such deficiency for general purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

SELECTION OF EXCHANGE DEBENTURES FOR REDEMPTION OR OFFERS TO PURCHASE

  If less than all of the Exchange Debentures are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture at any time, selection of Exchange Debentures for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or, if the Exchange Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Exchange Debentures with a principal amount of $1,000 or less shall be redeemed or purchased in part. A new Exchange Debenture in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Exchange Debenture. On and after the redemption or purchase date, interest will cease to accrue on the Exchange Debentures or portions of them called for redemption or purchase.

NOTICE OF REDEMPTION

  Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Debentures to be redeemed at its registered address. If any Exchange

Debenture is to be redeemed in part only, the notice of redemption that relates to such Exchange Debenture shall state the portion of the principal amount to be redeemed.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly:

    (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to the Company or any Subsidiary;

    (ii) purchase, redeem, defease, retire or otherwise acquire for value ("Retire" and correlatively, a "Retirement") any Equity Interests of the Company or any of its Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Subsidiary);

    (iii) Retire for value any Indebtedness of (A) the Company that is subordinate in right of payment to the Exchange Debentures or (B) any Subsidiary, except, with respect to clause (i) (A) or (i) (B) above, at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

    (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

      (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

      (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

      (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date including any Restricted Payments made pursuant to clauses
    (i), (v) and (vi) of the next paragraph), is less than the sum of

        (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

        (x) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or of debt securities or Disqualified Stock of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) after the Issue Date (other than any such Equity Interests, the proceeds of which were used as set forth in clause (ii) below, plus

        (y) 100% of the sum of, without duplication, (1) aggregate dividends or distributions received by the Company or any Subsidiary from any Joint Venture (other than dividends or distributions to pay any obligations of such Joint Venture to Persons other than the Company or any Subsidiary, such as income taxes), with non-cash distributions to be valued at the lower of book value or fair market value as determined by the Board of Directors, (2) the amount of the principal and interest payments received since the Issue Date by the Company or any Subsidiary from any Joint Venture and (3) the net proceeds from the sale of an Investment in a Joint Venture received by the Company or any Subsidiary; provided that there is no obligation to return any such amounts to the Joint Venture, and excluding any such dividend, distribution, interest payment or net proceeds that constitutes a return of capital invested pursuant to clause (vi) of the next succeeding paragraph, plus

        (z) $10.0 million.

  The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

    (ii) the Retirement of (A) any Equity Interests of the Company or any Subsidiary of the Company, (B) Indebtedness of the Company that is subordinate to the Exchange Debentures or (C) Indebtedness of a Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock);

    (iii) the Retirement of any Indebtedness of the Company subordinated in right of payment to the Exchange Debentures in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), but only to the extent that such new Indebtedness is permitted under the covenant described below under the caption, "Incurrence of Indebtedness and Issuance of Disqualified Stock" and (1) is subordinated in right of payment to the Exchange Debentures at least to the same extent as, (2) has a Weighted Average Life to Maturity at least as long as, and (3) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so Retired;

    (iv) the Retirement of any Indebtedness of a Subsidiary of the Company in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company or any Subsidiary but only to the extent that such incurrence is permitted under the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock" and only to the extent that such Indebtedness (1) is not secured by any assets of the Company or any Subsidiary to a greater extent than the Retired Indebtedness was so secured, (2) has a Weighted Average Life to Maturity at least as long as the Retired Indebtedness and (3) if such Retired Indebtedness was an obligation of the Company, is pari passu or subordinated in right of payment to the Exchange Debentures at least to the same extent as the Retired Indebtedness;

    (v) the Retirement of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; and

    (vi) Investments in any Joint Venture; provided that at the time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding under this clause (vi) to exceed 5% of the Total Common Equity of the Company;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (ii), (iii), (iv), (v) and
(vi), no Default or Event of Default shall have occurred and be continuing.

  The Indenture will also provide that a Permitted Investment that ceases to be a Permitted Investment pursuant to the definition thereof, shall become a Restricted Investment, deemed to have been made on the date that it ceases to be a Permitted Investment.

  The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding

Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in such Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time.

  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock" and (ii) no Default or Event of Default would be in existence following such designation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Disqualified Stock

  The Indenture will provide that:

    (i) the Company and its Subsidiaries may not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Debt) and

    (ii) the Company and its Subsidiaries may not issue any Disqualified
  Stock,

provided, however, that the Company and/or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) or issue shares of Disqualified Stock if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, the Consolidated Cash Flow Leverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance (A) does not exceed 5.5 to 1 if such incurrence or issuance occurs on or prior to June 1, 1999 and (B) does not exceed 5.0 to 1 if such occurrence or issuance occurs after June 1, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. If the Company incurs any Indebtedness or issues or redeems any Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to the event for which the calculation of the ratio is made, then the ratio will be calculated giving pro forma effect to any such incurrence of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period. In making such calculation on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  The foregoing limitation will not apply to (with each exception to be given independent effect):

    (a) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and/or any of its Subsidiaries thereunder) not to exceed $75.0 million in the aggregate at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "Asset Sales;"

    (b) the incurrence by the Company and/or any of its Subsidiaries of Vendor Indebtedness, provided that the aggregate amount of such Vendor Indebtedness incurred does not exceed 80% of the total cost of the Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

    (c) the incurrence by the Company and/or any of its Subsidiaries of the Existing Indebtedness, including the Existing Senior Notes;

    (d) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness in an aggregate amount not to exceed $25.0 million at any one time outstanding;

    (e) the incurrence by the Company of Indebtedness, but only to the extent that such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Existing Senior Notes and are not senior in right of payment of the Exchange Debentures and has a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Exchange Debentures, in an aggregate principal amount not to exceed 2.0 times the net cash proceeds received by the Company after May 14, 1996 from the issuance and sale of Equity Interests of the Company plus the fair market value of Equity Interests (other than Disqualified Stock) issued in connection with any acquisition of any Telecommunications Business;

    (f) the incurrence (a "Permitted Refinancing") by the Company and/or any of its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness, other than Indebtedness incurred pursuant to clause (a) above, but only to the extent that:

      (1) the net proceeds of such Refinancing Indebtedness does not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith;

      (2) the Refinancing Indebtedness shall have a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being Refinanced; and

      (3) if the Indebtedness being Refinanced is subordinated in right of payment to the Exchange Debentures, the Refinancing Indebtedness shall be subordinated in right of payment to the Exchange Debentures on terms at least as favorable to the holders of Exchange Debentures as those contained in the documentation governing the Indebtedness being so Refinanced;

    (g) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; and

    (h) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate
  Indebtedness that is permitted by the terms of the Indenture to be outstanding.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories described in clauses (a) through
(h) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item in any manner that complies with this covenant and such item will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph herein. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form or additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Asset Sales

  The Indenture will provide that the Company and its Subsidiaries may not, whether in a single transaction or a series of related transactions occurring within any twelve-month period,

    (i) sell, lease, convey, dispose or otherwise transfer any assets (including by way of a Sale and Leaseback Transaction) (other than sales, leases, conveyances, dispositions or other transfers (A) in the ordinary course of business, (B) to the Company by any Subsidiary of the Company or from the Company to any Subsidiary of the Company, (C) that constitute a Restricted Payment, Investment or dividend or distribution permitted under the covenant described below under the caption "Restricted Payments" or
  (D) that constitute the disposition of all or substantially all of the assets of the Company pursuant to the covenant described below under the caption "Merger, Consolidation or Sale of Assets") or

    (ii) issue or sell Equity Interests in any of its Subsidiaries (other than an issuance or sale of Equity Interests of any such Subsidiary to the Company or a Subsidiary),

if, in the case of either (i) or (ii) above, in a single transaction or a series of related transactions occurring within any twelve-month period, such assets or securities

    (x) have a Fair Market Value in excess of $2.0 million or

    (y) are sold or otherwise disposed of for net proceeds in excess of $2.0 million (each of the foregoing, an "Asset Sale"), unless:

      (a) no Default or Event of Default exists or would occur as a result thereof;

      (b) the Company, or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee), of the assets or securities issued or sold or otherwise disposed of; and

      (c) at least 85% of the consideration therefor received by the Company or such Subsidiary is in the form of cash, provided, however, that (A) the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Exchange Debentures) that are assumed by the transferee of any such assets and
    (y) any notes, obligations or other securities received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received in the case of subclause
    (y)) for purposes of this clause (c); and (B) an amount equal to the Fair Market Value (determined as set forth in clause (b) above) of
    (1) Telecommunications Related Assets received by the Company or any such Subsidiary from the transferee that will be used by the Company or any such Subsidiary in the operation of a Telecommunications Business in the United States and (2) the Voting Stock of any Person engaged in the Telecommunications Business in the United States received by the Company or any such Subsidiary (provided that such Voting Stock is converted to cash within 270 days or such Person concurrently becomes or is a Subsidiary of the Company) will be deemed to be cash for purposes of this clause (c).

The foregoing provisions will not apply to a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, which will be governed by the provisions of the Indenture described below under "Merger, Consolidation, or Sale of Assets."

  The Indenture will also provide that within 270 days after the receipt of net proceeds of any Asset Sale, the Company (or such Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) permanently reduce the amounts permitted to be borrowed by the Company under the terms of any of its Senior Debt (including the Existing Senior Notes) or (ii) the purchase of Telecommunications Related Assets or Voting Stock of any Person engaged in the Telecommunications Business in the United States (provided that such Person concurrently becomes a Subsidiary of the Company). Any Net Proceeds from any Asset Sales that are not so applied or invested will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an Asset Sale Offer in accordance with the terms set forth under "Offer to Purchase with Excess Asset Sale Proceeds." Notwithstanding the foregoing, the Company shall have no obligation to make an Asset Sale Offer unless the Existing Senior Notes outstanding, if any, have matured or are no longer outstanding.

 Liens

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

    (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

    (ii) make loans or advances to the Company or any of its Subsidiaries; or

    (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries; except for such encumbrances or restrictions existing as of the Issue Date or under or by reason of:

      (a) Existing Indebtedness;

      (b) applicable law;

      (c) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

      (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (e) Indebtedness in respect of a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

      (f) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, Vendor Indebtedness incurred in connection with the purchase or lease of Telecommunications Related Assets or performance bonds or similar security for performance which liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company's performance;

      (g) Indebtedness incurred under clause (a) of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock;"

      (h) the Indenture, the Preferred Shares and the Exchange Debentures;
    or

      (i) in the case of clauses (a), (c), (e), (g) and (h) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Issue Date.


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

 Merger, Consolidation or Sale of Assets

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

    (i) the Company is the surviving entity or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Exchange Debentures and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

    (iii) immediately after such transaction no Default or Event of Default exists;

    (iv) the Company, or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), either (A) could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) would have (x) Total Market Capitalization of at least $1.0 billion and (y) total Indebtedness in an amount no greater than 30% of its Total Market Capitalization; and

    (v) such transaction would not result in the loss, material impairment or adverse modification or amendment of any authorization or license of the Company or its Subsidiaries that would have a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole.

 Transactions with Affiliates

  The Indenture will provide that the Company and its Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person;

    (ii) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company; and

    (iii) the Company delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of a committee of independent directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (i) and (ii) above;

  provided that

      (a) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Company or any of its Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Company,

      (b) transactions between or among the Company and its Subsidiaries,

      (c) transactions permitted by the provisions of the Indenture described above under the covenant "--Restricted Payments," and

      (d) loans and advances to employees and officers of the Company or any of its Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding, shall not be deemed Affiliate Transactions.

 Business Activities

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

 Limitations on Sale and Leaseback Transactions

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, provided that the Company or any Subsidiary of the Company may enter into any such transaction if (i) the Company or such Subsidiary would be permitted under the covenants described above under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "--Liens" to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) the Net Proceeds received by the Company or such Subsidiary from such transaction are applied in accordance with the covenant described above under the caption "--Asset Sales."

 Reports

  The Indenture will provide that the Company will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Exchange Debentures are outstanding, the Company will furnish copies of the SEC Reports to the holders of Exchange Debentures at the time the Company is required to file the same with the Trustee and make such information available to investors who request it in writing. In addition, the Company has agreed that, for so long as any Exchange Debentures remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

 No Senior Subordinated Debt

  The Indenture will provide that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Debentures.

 Payments for Consent

  The Indenture will provide that neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Debentures unless such consideration is offered to be paid or agreed

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

to be paid to all holders of the Exchange Debentures that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of Default:

    (i) default for 30 days in the payment when due of interest on or Liquidated Damages, if any, with respect to, the Exchange Debentures, whether or not prohibited by the subordination provisions of the Indenture;

    (ii) default in payment when due of principal or premium, if any, on the Exchange Debentures at maturity, upon redemption or otherwise, whether or not prohibited by the subordination provisions of the Indenture;

    (iii) failure by the Company to perform or comply with the provisions of the covenants described above under "--Offer to Purchase Upon Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Disqualified Stock" or "--Merger,
  Consolidation or Sale of Assets;"

    (iv) failure by the Company for 30 days after notice from the Trustee or the holders of at least 25% in principal amount of the Exchange Debentures then outstanding to comply with its other agreements in the Indenture or the Exchange Debentures;

    (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (x) is caused by a failure to pay when due principal, premium, if any, or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness of the Company or any Significant Subsidiary under which there has been a Payment Default or the maturity of which has been accelerated as provided in clause (y), aggregates $5.0 million or more or (y) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

    (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million which judgments are not paid, discharged or stayed within 45 days after their entry; and

    (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare all the Exchange Debentures to be due and payable immediately, provided that the Existing Senior Notes outstanding, if any, have become due and payable. Upon such declaration, the principal of premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Exchange Debentures shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, the foregoing amount shall ipso facto become due and payable without further action or notice, provided that the Existing Senior Notes outstanding, if any, have become due and payable. No premium is payable upon acceleration of the Exchange Debentures except that in the case of an Event of Default that is the result of an action or inaction by the Company or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Exchange Debentures contained in the Indenture or the Exchange Debentures, the amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the Exchange Debentures or, if voluntary prepayment is not then permitted, the premium set forth in the Indenture. holders of the Exchange Debentures may not enforce the Indenture or the Exchange Debentures except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Exchange Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payments of principal or interest) if it determines that withholding notice is in such holders' interest.

  The holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding, by notice to the Trustee, may on behalf of the holders of all of the Exchange Debentures then outstanding, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or Liquidated Damages or premium on, or the principal of, the Exchange Debentures then outstanding.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND
STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Debentures or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of Exchange Debentures by accepting a Exchange Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Exchange Debentures ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Exchange Debentures, except for:

    (a) the rights of holders of outstanding Exchange Debentures to receive from the trust described below payments in respect of the principal of, premium, if any, and interest on and Liquidated Damages with respect to such Exchange Debentures when such payments are due, or on the redemption date, as the case may be;

    (b) the Company's obligations with respect to the Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust;

    (c) the rights, powers, trust, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

    (d) the legal defeasance provisions of the Indenture.

  In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Debentures.

  In order to exercise either legal defeasance or covenant defeasance:

    (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Debentures, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the outstanding Exchange Debentures, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on or Liquidated Damages with respect to the outstanding Exchange Debentures;

    (ii) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

    (iii) in the case of covenant defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

    (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Exchange Debentures over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Exchange Debentures in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed.

  The registered holder of a Exchange Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraph, the Indenture or the Exchange Debentures may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures), and any existing default or compliance with any provision of the Indenture or the Exchange Debentures may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures).

  Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Exchange Debenture held by a non-consenting holder):

    (i) reduce the principal amount of Exchange Debentures whose holders must consent to an amendment, supplement or waiver;

    (ii) reduce the principal of or change the fixed maturity of any Exchange Debenture or alter the provisions with respect to the redemption of the Exchange Debentures (other than provisions relating to the covenants described under the caption "--Offer to Purchase upon Change of Control" and "--Offer to Purchase with Excess Asset Sale Proceeds");

    (iii) reduce the rate of or change the time for payment of interest on any Exchange Debentures;

    (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the holders of at least a majority in aggregate principal amount of the Exchange Debentures and a waiver of the payment default that resulted from such acceleration);

    (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures;

    (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Exchange Debentures to receive payments of principal of, premium, if any, or interest or Liquidated Damages on the Exchange Debentures;

    (vii) waive a redemption payment with respect to any Exchange Debenture (other than a payment required by one of the covenants described above under the captions "--Offer to Purchase upon Change of Control" and "-- Offer to Purchase with Excess Asset Sale Proceeds"); or

    (viii) make any change in the foregoing amendment and waiver provisions.

  In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Exchange Debentures then outstanding if such amendment would adversely affect the rights of holders of Exchange Debentures.

  Notwithstanding the foregoing, without the consent of any holder of Exchange Debentures, the Company and the Trustee may amend or supplement the Indenture or the Exchange Debentures:

    (a) to cure any ambiguity, defect or inconsistency;

    (b) to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures;

    (c) to provide for the assumption of the Company's obligations to holders of the Exchange Debentures in the case of a merger or consolidation;

    (d) to make any change that would provide any additional rights or benefits to the holders of the Exchange Debentures or that does not adversely affect the legal rights under the Indenture of any such holder; or

    (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture will contain certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

  The holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Exchange Debentures, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. No holder of any Exchange Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such holder gives to the Trustee written notice of a continuing Event of Default, (ii) holders of at least 25% in principal amount of the then outstanding Exchange Debentures make a written request to pursue the remedy, (iii) such holders of the Exchange Debentures provide to the Trustee satisfactory indemnity and (iv) the Trustee does not comply within 60 days. Otherwise, no holder of any Exchange Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, except: (i) a holder of a Exchange Debenture may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture (including upon acceleration thereof) or (ii) the institution of any proceeding with respect to the Indenture or any remedy thereunder, including without limitation acceleration, by the holders of a majority in principal amount of the outstanding Exchange Debentures, provided that, upon institution of any proceeding or exercise of any remedy such holders provide the Trustee with prompt notice thereof.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Certificate of Designation, the Indenture or the Registration Rights Agreement without charge by writing to the Company at 3625 Queen Palm Drive, Tampa, Florida 33619,
Attention: Investor Relations.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Exchange Debentures to be resold as set forth herein will initially be issued in the form of one Global Security (the "Global Security"). The Global Security will be deposited on the date of the closing of the sale of the Exchange Debentures offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Security Holder").

  Exchange Debentures that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Security has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Security representing the principal amount of Exchange Debentures being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Security, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Security and (ii) ownership of the Exchange Debentures evidenced by the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Debentures evidenced by the Global Security will be limited to such extent. For certain other restrictions on the transferability of the Exchange Debentures, see "Notice to Investors."

  So long as the Global Security Holder is the registered owner of any Exchange Debentures, the Global Security Holder will be considered the sole holder under the Indenture of any Exchange Debentures evidenced by the Global Security. Beneficial owners of Exchange Debentures evidenced by the Global Security will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Debentures.

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Exchange Debentures registered in the name of the Global Security Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Exchange Debentures, including the Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Debentures. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Debentures will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Security may, upon request to the Trustee, exchange such beneficial interest for Exchange Debentures in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Exchange Debentures would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Debentures in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Security

Holder of its Global Security, Exchange Debentures in such form will be issued to each person that the Global Security Holder and the Depositary identify as being the beneficial owner of the related Exchange Debentures.

  Neither the Company nor the Trustee will be liable for any delay by the Global Security Holder or the Depositary in identifying the beneficial owners of Exchange Debentures and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depositary for all purposes.

NEXT DAY SETTLEMENT AND PAYMENT

  The Indenture will require that payments in respect of the Exchange Debentures represented by the Global Security (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Security Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available next day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control.

  "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

  "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and
(2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

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

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) any Person or group (as defined above) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Company, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements. the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Consolidated Cash Flow Leverage Ratio" with respect to any Person means the ratio of the Consolidated Indebtedness of such Person to the Consolidated EBITDA of such Person for the relevant period; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness (including Acquired Debt) or if the Company has issued any Disqualified Stock or if any Subsidiary of the Company has issued any Preferred Stock since the beginning of such period that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Leverage Ratio is an incurrence of Indebtedness (including Acquired Debt) or the issuance of Disqualified Stock by the Company, Consolidated EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or sale of stock as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company or its Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest

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

at the rate in effect on the date of determination from the first day of such period through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary of the Company has made any sale of assets (including, without limitation, any Asset Sales or pursuant to any Sale and Leaseback Transaction), Consolidated EBITDA for such period will be (A) reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such sale of assets for such period or (B) increased by an amount equal to Consolidated EBITDA (if negative) directly attributable thereto for such period and (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) has made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or has made an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Debt)) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company, provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such 12-month period will be no more than 18 months prior to such date of purchase) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness (including, without limitation, Acquired Debt) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

  "Consolidated EBITDA" as of any date of determination means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, (ii) Consolidated Interest Expense, (iii) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period and excluding non-cash interest and dividend income) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation. amortization, interest expense and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary, or loaned to the Company by any such Subsidiary, without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Indebtedness" means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, for any Person, for any period, the aggregate of the following for such Person for such period determined on a consolidated basis in accordance with GAAP: (a) the amount of interest in respect of Indebtedness (including amortization of original issue discount amortization of debt issuance costs, and non-cash interest payments on any Indebtedness, the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated with respect to such Indebtedness), (b) the amount of Redeemable Dividends (to the extent not

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

already included in Indebtedness in determining Consolidated Interest Expense for the relevant period) and (c) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof,

    (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or other distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

    (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

    (iv) the cumulative effect of a change in accounting principles shall be excluded, and

    (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Contingent Investment" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facility" means any credit facility entered into by and among the Company and/or any Subsidiary and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit facilities typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facility and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


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

  "Designated Senior Debt" means (i) the Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $5.0 million or more and that has been designated by the Company as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to March 31, 2009, provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to March 31, 2009 shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Exchange Debentures contained in the covenant described under "Offer to Purchase Upon a Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Exchange Debentures as are required to be repurchased pursuant to the covenant described under "Offer to Purchase Upon Change of Control."

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Eligible Receivable" means any Receivable not more than 90 days past due under its scheduled payment terms.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

  "Exchange Offer" means the exchange offer of the New Preferred Shares for the Old Preferred Shares or the New Debentures for the Exchange Debentures, as applicable, pursuant to the Registration Rights Agreement.

  "Existing Indebtedness" means the Exchange Debentures and all other Indebtedness of the Company and its Subsidiaries in existence on the Issue Date.

  "Existing Senior Notes" means the Company's 13 1/2% Senior Notes due 2005 and the Company's 12 1/2% Senior Discount Notes due 2006.

  "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.


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

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and provided further, that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

  "Interest Rate Agreements" means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that any investment to the extent made with Capital Stock of the Company (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of the Indenture.

  "Issue Date" means the original issuance date for the Old Preferred Shares of the Company.

  "Joint Venture" means a Person in the Telecommunications Business in which the Company holds less than a majority of the shares of Voting Stock or an Unrestricted Subsidiary in the Telecommunications Business.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Marketable Securities" means:

    (i) Government Securities;

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

    (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

    (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's;

    (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

    (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Subsidiary of the Company to cash.

  "New Exchange Debentures" means the new issue of debentures of the Company issued pursuant to the Exchange Offer pursuant to the Registration Rights Agreement.

  "Pari Passu Notes" means any notes issued by the Company which, by their terms and the terms of any indenture governing such notes, have an obligation to be repurchased by the Company upon the occurrence of an Asset Sale.

  "Permitted Investment" means (a) any Investments in the Company or any Subsidiary of the Company; (b) any Investments in Marketable Securities; (c) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; (d) any Investments in property or assets to be used in (A) any line of business in which the Company or any of its Subsidiaries was engaged on the Issue Date or
(B) any Telecommunications Business; (e) Investments in any Person in connection with the acquisition of such Person or substantially all of the property or assets of such Person by the Company or any Subsidiary of the Company; provided that within 180 days from the first date of any such Investment, either (A) such Person becomes a Subsidiary of the Company or any of its Subsidiaries or (B) the amount of any such Investment is repaid in full to the Company or any of its Subsidiaries; (f) Investments pursuant to any agreement or obligation of the Company or a Subsidiary, in effect on the Issue Date or on the date a Subsidiary becomes a Subsidiary (provided that any such agreement was not entered into in contemplation of such Subsidiary becoming a Subsidiary), to make such Investments; (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (h) Hedging Obligations permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; and (i) bonds. notes, debentures or other securities received as a result of Asset Sales permitted under the covenant entitled "Asset Sales."

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

  "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Exchange Debentures are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

  "Permitted Liens" means (i) Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clauses (a) and (b) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock"; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing, at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing, on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) existing Liens to secure the Existing Senior Notes pursuant to the indenture governing the Existing Senior Notes; (x) Liens on Telecommunications Related Assets existing during the time of the construction thereof; (xi) Liens on Receivables to secure Indebtedness permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," but only to the extent that the outstanding amount of the Indebtedness secured by such Liens would not represent more than 80% of Eligible Receivables; and (xii) Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (i),
(iii), (v) or (xi); but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Receivables" means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts; (ii) accounts receivable, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance; (iii) all unpaid seller's or lessor's rights including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom; (iv) all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods;
(v) all reserves and credit balances with respect to any such accounts receivable or account debtors; (vi) all letters of credit, security, or Guarantees for any of the foregoing; (vii) all insurance policies or reports relating to any of the foregoing; (viii) all collection of deposit accounts relating to any of the foregoing; (ix) all proceeds of any of the foregoing; and (x) all books and records relating to any of the foregoing.

  "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

  "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Initial Purchasers.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "S&P" means Standard & Poor's Rating Group and its successors.

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

  "Senior Debt" means any Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Exchange Debentures. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates,
(iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Strategic Investor" means, with respect to any sale of the Company's Capital Stock, any Person which, both as of the Trading Day immediately before the day of such sale and the Trading Day immediately after the day of such sale, has, or whose parent has, a Total Market Capitalization of at least $1.0 billion on a consolidated basis. In calculating Total Market Capitalization for the purpose of this definition, the consolidated Indebtedness of such Person, solely when calculated as of the Trading Day immediately after the day of such sale, will be calculated after giving effect to such sale (including any Indebtedness incurred in connection with such sale). For purposes of this definition, the term parent means any Person of which the referent Strategic Investor is a Subsidiary.

  "Subsidiary" of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and
(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof; provided that any Unrestricted Subsidiary shall be excluded from this definition of "Subsidiary."

  "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

  "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

  "Total Common Equity" of any Person means, as of any date of determination (and as modified for purposes of the definition of "Change of Control"), the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Total Market Capitalization" of any Person means, as of any day of determination (and as modified for purposes of the definition of "Strategic Investor"), the sum of (1) the consolidated Indebtedness of such Person and its Subsidiaries (except in the case of the Company, in which case of the Company and its Subsidiaries) on such day, plus (2) the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and
(ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day, plus (3) the liquidation value of any outstanding shares of Preferred Stock of such Person on such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution.

  "Vendor Indebtedness" means any Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition or construction of Telecommunications Related Assets.

  "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; provided, that with respect to Capital Lease Obligations, that maturity shall be calculated after giving effect to all renewal options by the Lessee.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The exchange of Old Preferred Shares for New Preferred Shares will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by a holder on the exchange. Immediately after the exchange, a holder's adjusted tax basis in the New Preferred Shares will be the same as the holder's adjusted basis in the Old Preferred Shares immediately before the exchange. A holder will be considered to have held the New Preferred Shares from the time the holder originally acquired the Old Preferred Shares.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus deliver requirements of the Securities Act, provided that the New Preferred Shares are acquired in the ordinary course of such holders' business, the holders have no arrangement with any person to participate in the distribution of the New Preferred Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Shares. Each broker-dealer that receives New Preferred Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Preferred Shares. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Old Preferred Shares acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date or until all participating broker-dealers have so resold.

  The Company will not receive any proceeds from any sale of New Preferred Shares by broker-dealers. New Preferred Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Preferred Shares. Any broker-dealer that resells New Preferred Shares that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Preferred Shares may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Preferred Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  Each holder of the Old Preferred Shares who wishes to exchange its Old Preferred Shares for New Preferred Shares in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Terms and Conditions of the Letter of Transmittal." The Company has not entered into any arrangement or understanding with any person to distribute the New Preferred Shares to be received in the Exchange Offer and, as of the Exchange Date, to the best of the Company's information and belief, each person participating in the Exchange Offer will be acquiring the New Preferred Shares in its ordinary course of business and will not have any arrangement or understanding with any person to participate in the distribution of the New Preferred Shares to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The legality of the Securities offered hereby will be passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 6,745 shares of the Common Stock.

                                    EXPERTS

  The consolidated financial statements of Intermedia Communications Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements and schedule of Intermedia Communications Inc. appearing in Intermedia Communication Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

INTERMEDIA COMMUNICATIONS INC.
  Unaudited Pro Forma Condensed Consolidated Statement of Operations........ F-2
INTERMEDIA COMMUNICATIONS INC.
  Report of Independent Certified Public Accountants........................ F-4
  Consolidated Balance Sheets............................................... F-5
  Consolidated Statements of Operations..................................... F-6
  Consolidated Statements of Stockholders' Equity........................... F-7
  Consolidated Statements of Cash Flows..................................... F-8
  Notes to Consolidated Financial Statements................................ F-9

                        INTERMEDIA COMMUNICATIONS INC.

                         UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS

  The accompanying unaudited pro forma condensed consolidated statement of operations of Intermedia Communications Inc. for the year ended December 31, 1996 includes the historical results of operations of the Company for the year ended December 31, 1996 and the pro forma effects of the acquisitions of the Telecommunications Division of EMI Communications Corporation (EMI), acquired in June 1996 and certain assets and related business lines of Universal Telcom, Inc. (UTT) and of NetSolve, Incorporated (NetSolve) which were both acquired in December 1996. The unaudited pro forma condensed consolidated statement of operations has been prepared to reflect the aforementioned purchase transactions as if they were consummated on January 1, 1996. The pro forma effects are based on the historical financial statements of the acquired businesses giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

  The pro forma information does not purport to be indicative of the actual results that would have been achieved had the acquisitions in fact been consummated on January 1, 1996. Such pro forma financial information should be read in conjunction with the Consolidated Financial Statements and Notes of Intermedia Communications Inc.

                        INTERMEDIA COMMUNICATIONS INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1996

                                              HISTORICAL
                          ------------------------------------------------------
                               (A)           (B)           (C)          (C)        PRO FORMA       PRO FORMA
                           INTERMEDIA        EMI           UTT        NETSOLVE    ADJUSTMENTS        TOTALS
                          -------------  ------------  -----------  ------------  -----------     ------------
Revenues................  $ 103,396,887  $ 25,882,243  $ 4,812,264  $ 18,028,000  $   (48,309)(d) $152,071,085
Expenses:
 Facilities
  administration and
  management and line
  costs.................     81,105,107    24,331,366    4,330,831    12,084,400      (48,309)(d)  121,803,395
 Selling, general and
  administrative........     36,609,846     1,646,047    1,335,714     1,071,700                    40,663,307
 Depreciation and
  amortization..........     19,835,686     1,930,775       39,999           --      (584,000)(e)
                                                                                    1,799,000(f)    23,021,460
                          -------------  ------------  -----------  ------------  -----------     ------------
                            137,550,639    27,908,188    5,706,544    13,156,100    1,166,691      185,488,162
                          -------------  ------------  -----------  ------------  -----------     ------------
Loss from operations....    (34,153,752)   (2,025,945)    (894,280)    4,871,900   (1,215,000)     (33,417,077)
Other income (expense):
 Interest expense.......    (35,213,179)          --      (230,004)      (30,400)     260,404(g)   (35,213,179)
 Interest and other
  income................     12,168,220       118,695          --            --      (740,000)(g)   11,428,220
                                                                                     (118,695)(g)
                          -------------  ------------  -----------  ------------  -----------     ------------
Loss before income tax
 benefit................    (57,198,711)   (1,907,250)  (1,124,284)    4,841,500   (1,813,291)     (57,202,036)
Income tax benefit......            --        676,643                                (676,643)(h)          --
                          -------------  ------------  -----------  ------------  -----------     ------------
Net loss................  $ (57,198,711) $ (1,230,607) $(1,124,284) $  4,481,500  $(2,489,934)    $(57,202,036)
                          =============  ============  ===========  ============  ===========     ============
Net loss per share......  $       (4.08)                                                          $      (3.94)
                          =============                                                           ============
Weighted average number
 of shares outstanding..     14,017,597                                                            14,517,727 (i)
                          =============                                                           ============

--------
(a) Represents the historical consolidated statement of operations of the Company for its year ended December 31, 1996.
(b) Represents the historical statement of operations of EMI for the six-months ended June 30, 1996.
(c) Represents the historical statements of operations for each of UTT and NetSolve for the eleven-months ended November 30, 1996.
(d) Represents the elimination of revenues between the Company and EMI for the six months ended June 30, 1996.
(e) Represents the reduction of historical depreciation expense of EMI's telecommunications equipment as a result of the allocation of the purchase price. In addition, the assets are being depreciated on a straight-line basis using Intermedia's estimated weighted average remaining life of seven years versus the original estimated lives and accelerated depreciation method historically followed.
(f) Represents eleven-months amortization of intangible assets, principally customer lists and goodwill, acquired with the UTT and NetSolve purchases. For pro forma purposes, an eight year estimated useful live is assumed. However, as reflected in the notes to the Company's consolidated financial statements, the purchase price allocation for these two acquisitions is preliminary.
(g) Reflects the elimination of historical interest expense of UTT and NetSolve that would not have been incurred had the acquisitions occurred on January 1, 1996. In addition, Intermedia's interest income has been reduced to eliminate historical earnings which would not have been earned if the acquisition had been consummated on January 1, 1996.
(h) Represents the elimination of the historical income tax benefit of EMI that would not have been realized had the operations of EMI been consolidated with the Company for the year.
(i) Includes the weighted effect of 937,500 shares issued in June 1996 for EMI and 31,380 shares issued in December 1996 for UTT.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Intermedia Communications Inc.

  We have audited the accompanying consolidated balance sheets of Intermedia Communications Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intermedia Communications Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Tampa, Florida
February 10, 1997, except for Note 13, as to which the date is March 7, 1997.

                         INTERMEDIA COMMUNICATIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31
                                                    --------------------------
                                                        1995          1996
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $ 50,996,919  $189,545,939
  Short-term investments...........................          --      6,041,000
  Restricted investments...........................   20,954,015    26,674,831
  Accounts receivable, less allowance for doubtful
   accounts of $869,000 in 1995 and $1,346,000 in
   1996............................................    7,954,194    19,271,769
  Prepaid expenses and other current assets........    1,832,186     5,230,149
                                                    ------------  ------------
Total current assets...............................   81,737,314   246,763,688
Restricted investments.............................   30,869,001    10,481,358
Telecommunications equipment, net..................   76,169,589   203,907,013
Intangible assets, net.............................   26,986,915    48,397,317
Other assets.......................................      255,306     3,391,001
                                                    ------------  ------------
Total assets....................................... $216,018,125  $512,940,377
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................. $  4,810,175  $ 29,895,061
  Accrued taxes....................................      285,757     1,660,279
  Accrued interest.................................    1,800,000     1,800,000
  Other accrued expenses...........................    1,575,925     3,709,951
  Advance billings.................................    1,747,081     3,137,093
  Current portion of long-term debt................      107,757        55,015
  Current portion of capital lease obligations.....    1,057,927       476,973
                                                    ------------  ------------
Total current liabilities..........................   11,384,622    40,734,372
Long-term debt.....................................  159,199,226   353,449,031
Capital lease obligations..........................    5,179,914     4,526,764
Stockholders' equity:
  Preferred stock, $1.00 par value; 500,000 and
   460,000 shares authorized in 1995 and 1996,
   respectively; no shares issued..................          --            --
  Series C preferred stock, $1.00 par value; 40,000
   shares authorized in 1996, none in 1995; no
   shares issued...................................          --            --
  Common stock, $.01 par value; 20,000,000 and
   50,000,000 shares authorized in 1995 and 1996,
   respectively; 10,359,771 and 16,285,340 shares
   issued and outstanding in 1995 and 1996,
   respectively....................................      103,597       162,853
  Additional paid-in capital.......................   74,093,476   212,810,661
  Accumulated deficit..............................  (33,942,710)  (91,141,421)
  Deferred compensation............................          --     (7,601,883)
                                                    ------------  ------------
Total stockholders' equity.........................   40,254,363   114,230,210
                                                    ------------  ------------
Total liabilities and stockholders' equity......... $216,018,125  $512,940,377
                                                    ============  ============

                            See accompanying notes.

                         INTERMEDIA COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31
                                        ---------------------------------------
                                           1994          1995          1996
                                        -----------  ------------  ------------
Revenues..............................  $14,272,396  $ 38,630,574  $103,396,887
Expenses:
  Facilities administration and
   maintenance and line costs.........    5,395,932    22,989,195    81,105,107
  Selling, general, and
   administrative.....................    6,412,287    14,992,458    36,609,846
  Depreciation and amortization.......    5,131,940    10,195,871    19,835,686
                                        -----------  ------------  ------------
                                         16,940,159    48,177,524   137,550,639
                                        -----------  ------------  ------------
Loss from operations..................   (2,667,763)   (9,546,950)  (34,153,752)
Other income (expense):
  Interest expense....................   (1,218,876)  (13,766,639)  (35,213,179)
  Interest and other income...........      819,260     4,060,040    12,168,220
                                        -----------  ------------  ------------
Loss before income tax benefit and ex-
 traordinary item.....................   (3,067,379)  (19,253,549)  (57,198,711)
Income tax benefit....................          --         96,952           --
                                        -----------  ------------  ------------
Loss before extraordinary item........   (3,067,379)  (19,156,597)  (57,198,711)
Extraordinary loss on early extin-
 guishment of debt....................          --     (1,592,045)          --
                                        -----------  ------------  ------------
Net loss..............................  $(3,067,379) $(20,748,642) $(57,198,711)
                                        ===========  ============  ============
Loss per share:
  Loss before extraordinary item......  $     (0.34) $      (1.91) $      (4.08)
  Extraordinary loss..................          --          (0.16)          --
                                        -----------  ------------  ------------
  Net loss per share..................  $     (0.34) $      (2.07) $      (4.08)
                                        ===========  ============  ============
Weighted average number of shares out-
 standing.............................    8,955,993    10,035,774    14,017,597
                                        ===========  ============  ============


                            See accompanying notes.

                         INTERMEDIA COMMUNICATIONS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK
                         --------------------
                                                ADDITIONAL                                   TOTAL
                                                 PAID-IN     ACCUMULATED     DEFERRED    STOCKHOLDERS'
                           SHARES     AMOUNT     CAPITAL       DEFICIT     COMPENSATION     EQUITY
                         ----------  --------  ------------  ------------  ------------  -------------
Balance at January 1,
 1994...................  8,877,432  $ 88,774  $ 56,025,341  $(10,126,689) $         -   $ 45,987,426
 Issuance of shares of
  common stock for
  business combination..    740,000     7,400     8,836,100           --           --       8,843,500
 Exercise of stock
  options for 41,756
  shares of common stock
  at prices ranging from
  $6.25 to $10.63 per
  share.................     41,756       418       269,398           --           --         269,816
 Net loss...............        --        --            --     (3,067,379)         --      (3,067,379)
                         ----------  --------  ------------  ------------  -----------   ------------
Balance at December 31,
 1994...................  9,659,188    96,592    65,130,839   (13,194,068)         --      52,033,363
 Issuance of shares of
  common stock for
  business combination..    683,583     6,836     7,854,369           --           --       7,861,205
 Return and cancellation
  of escrowed shares
  issued for 1994
  business combination..    (22,357)     (224)     (279,239)          --           --        (279,463)
 Exercise of stock
  options and warrants
  for 39,357 shares of
  common stock at prices
  ranging from $4.20 to
  $12.20 per share......     39,357       393       336,307           --           --         336,700
 Issuance of detachable
  stock purchase
  warrants, net of
  issuance costs........        --        --      1,051,200           --           --       1,051,200
 Net loss...............        --        --            --    (20,748,642)         --     (20,748,642)
                         ----------  --------  ------------  ------------  -----------   ------------
Balance at December 31,
 1995................... 10,359,771   103,597    74,093,476   (33,942,710)         --      40,254,363
 Sale of common stock...  4,674,503    46,745   111,670,973           --           --     111,717,718
 Issuance of shares of
  common stock for
  business
  combinations..........    968,880     9,689    17,767,495           --           --      17,777,184
 Exercise of stock
  options and warrants
  for 82,186 shares of
  common stock at prices
  ranging from $4.20 to
  $27.06 per share......     82,186       822       706,222           --           --         707,044
 Issuance of stock
  options under long-
  term compensation
  plan..................        --        --      3,574,500           --    (3,574,500)           --
 Issuance of common
  stock under long-term
  compensation plan.....    200,000     2,000     4,997,995           --    (4,999,995)           --
 Amortization of
  deferred
  compensation..........        --        --            --            --       972,612        972,612
 Net loss...............        --        --            --    (57,198,711)         --     (57,198,711)
                         ----------  --------  ------------  ------------  -----------   ------------
Balance at December 31,
 1996................... 16,285,340  $162,853  $212,810,661  $(91,141,421) $(7,601,883)  $114,230,210
                         ==========  ========  ============  ============  ===========   ============

                            See accompanying notes.

                         INTERMEDIA COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             YEAR ENDED DECEMBER 31
                                    ------------------------------------------
                                        1994          1995           1996
                                    ------------  -------------  -------------
OPERATING ACTIVITIES
Net loss..........................  $ (3,067,379) $ (20,748,642) $ (57,198,711)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
  Depreciation and amortization...     5,131,940     10,607,666     21,087,749
  Amortization of deferred
   compensation...................           --             --         972,612
  Accretion of interest on notes..           --             --      14,304,460
  Extraordinary loss..............           --       1,592,045            --
  Deferred tax benefit............           --         (96,952)           --
  Provision for doubtful
   accounts.......................        80,222        856,055      2,284,502
  Changes in operating assets and
   liabilities:
   Accounts receivable............    (1,273,985)    (3,442,940)   (13,150,097)
   Prepaid expenses and other
    current assets................      (741,888)      (204,824)    (1,702,353)
   Other assets...................           --         159,751       (178,009)
   Accounts payable...............      (552,512)      (591,955)    22,326,204
   Other accrued expenses and
    taxes.........................      (360,073)     1,483,878      2,107,548
   Advance billings...............       367,290        691,046      1,390,012
                                    ------------  -------------  -------------
Net cash used in operating activi-
 ties.............................      (416,385)    (9,694,872)    (7,756,083)
INVESTING ACTIVITIES
Purchase of restricted invest-
 ments............................           --     (60,952,496)    (5,250,000)
Maturities of restricted invest-
 ment.............................           --       9,179,480     19,916,827
Purchase of business, net of cash
 acquired.........................           --      (1,952,268)   (12,401,086)
Purchases of short-term invest-
 ments............................           --             --      (6,041,000)
Purchases of telecommunications
 equipment........................   (13,730,693)   (29,962,419)  (131,214,187)
Proceeds from sale of telecommuni-
 cations equipment................           --             --         624,110
Other investing activities........       201,701            --             --
                                    ------------  -------------  -------------
Net cash used in investing activi-
 ties.............................   (13,528,992)   (83,687,703)  (134,365,336)
FINANCING ACTIVITIES
Proceeds from sale of common
 stock, net of issuance costs.....           --             --     111,717,718
Exercise of stock warrants and op-
 tions............................       269,816        336,700        707,044
Payments on long-term debt........    (3,143,782)   (14,804,457)    (1,320,510)
Net proceeds from issuance of
 long-term debt and warrants......           --     153,766,848    170,862,622
Payments on capital leases........      (926,318)    (5,127,784)    (1,296,435)
                                    ------------  -------------  -------------
Net cash (used in) provided by fi-
 nancing activities...............    (3,800,284)   134,171,307    280,670,439
                                    ------------  -------------  -------------
Increase (decrease) in cash and
 cash equivalents.................   (17,745,661)    40,788,732    138,549,020
Cash and cash equivalents at be-
 ginning of year..................    27,953,848     10,208,187     50,996,919
                                    ------------  -------------  -------------
Cash and cash equivalents at end
 of year..........................  $ 10,208,187  $  50,996,919  $ 189,545,939
                                    ============  =============  =============
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
Interest paid.....................  $  1,481,679  $  12,318,014  $  23,436,882
                                    ============  =============  =============

                            See accompanying notes.

                        INTERMEDIA COMMUNICATIONS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  Intermedia Communications Inc. (ICI or the Company), formerly Intermedia Communications of Florida, Inc. through May 29, 1996, is an integrated communications services provider offering a full suite of local, long-distance and enhanced data services to business and government end users. Services include data and video telecommunications services, frame relay, Internet access services, local exchange services, long-distance services and telecommunications equipment. The Company offers its full product package of telecommunications services to customers in 15 metropolitan statistical areas in the eastern half of the United States.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Intermedia Communications Inc. and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and balances have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Short-Term Investments

  Short-term investments consist of certificates of deposit with maturities of more than three months when purchased and are stated at cost.

 Restricted Investments

  Restricted investments consist of U.S. Treasury Notes which are restricted for the repayment of interest on certain debt and are stated at amortized cost. Management designated these investments as held-to-maturity securities in accordance with the provisions of Statement of Financial Accounting Standards No.115, Accounting for Certain Investments in Debt and Equity Securities.

 Telecommunications Equipment

  Telecommunications equipment is stated at cost. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

   Telecommunications equipment...................................... 3--7 years
   Fiber optic cable.................................................   20 years
   Furniture and fixtures............................................ 5--7 years

                        INTERMEDIA COMMUNICATIONS INC.

  Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvements.

 Intangible Assets

  Intangible assets are stated at cost and include purchased customer lists, deferred debt issuance costs, and goodwill. Customer lists are amortized using the straight-line method over their estimated useful lives of eight years. Goodwill is amortized using the straight-line method over periods of eight to forty years.

  As more fully discussed in Note 2, during December 1996, the Company acquired Universal Telcom, Inc. and NetSolve, Inc. in transactions accounted for using the purchase method. The excess of the respective purchase prices over the fair value of tangible net assets acquired have been preliminarily classified in the accompanying consolidated balance sheets as intangible assets. The final allocation to identifiable intangible assets is currently underway by management. The preliminary intangible assets not allocated to identifiable tangible and intangible assets will be recorded as goodwill.

  Deferred debt issuance costs relate to the issuance of debt and are amortized using the effective interest method over the term of the debt agreements. The related amortization is included as a component of interest expense in the accompanying consolidated statements of operations.

 Revenue Recognition

  The Company recognizes revenue in the period the service is provided or the goods are shipped for equipment product sales. Unbilled revenues represent revenues earned for telecommunications services provided which will be billed in the succeeding month and totaled $636,257 and $2,403,584 and as of December 31, 1995 and 1996, respectively. Unbilled revenues are included as a component of accounts receivable in the accompanying consolidated balance sheets. The Company invoices customers one month in advance for recurring services resulting in advance billings at December 31, 1995 and 1996 of $1,747,100 and $3,137,000 respectively.

 Income Taxes

  The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach in accounting for income taxes for all years presented. Deferred income taxes are provided for in the consolidated financial statements and principally relate to net operating losses and basis differences for customer lists and telecommunications equipment.

 Loss Per Share

  Loss per share is based on the weighted average shares outstanding. Common stock equivalents are not considered in the Company's calculation of loss per share as all are antidilutive and would have no impact on the results.

 Concentrations of Credit Risk

  The Company's financial instruments that are exposed to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, are primarily cash and cash equivalents and accounts receivable.

                        INTERMEDIA COMMUNICATIONS INC.

  The Company places its cash and temporary cash investments with high-quality institutions. As of December 31, 1996, cash equivalents totaling approximately $227,000,000 were held by a single financial institution. Such amounts were collateralized by government-backed securities.

  Accounts receivable are due from residential and commercial telecommunications customers. Credit is extended based on evaluation of the customer's financial condition and generally collateral is not required. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations.

STOCK-BASED COMPENSATION

  The Company accounts for stock-based compensation in accordance with APB No. 25, Accounting for Stock Issued to Employees, and, in cases where exercise prices equal or exceed fair market value, recognizes no compensation expense for the stock option grants . In cases where exercise prices are less than fair value, compensation is recognized over the period of performance or the vesting period.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation, (Statement
123) which encourages, but does not require, companies to recognize stock awards based on their fair value at the date of grant. Unaudited pro forma financial information, assuming that the Company had adopted the measurement standards of Statement 123, is included in Note 7.

RECLASSIFICATIONS

  Certain prior year investment accounts have been reclassified as restricted in order to conform with the 1996 presentation.

2. BUSINESS ACQUISITIONS

  During December 1994, the Company acquired the common stock of Phone One, Inc. in exchange for 740,000 shares of common stock of the Company, valued at approximately $8,800,000. The acquisition was accounted for by the purchase method of accounting, with the purchase price allocated based on fair values of assets acquired, principally customer lists, and liabilities assumed. The operating results of Phone One, Inc. are included in the Company's consolidated financial statements from the date of acquisition.

  During February 1995, the Company acquired FiberNet in exchange for 683,583 shares of the Company's common stock, valued at approximately $7,800,000, the assumption of approximately $5,000,000 in liabilities and a note payable of $1,200,000 which was paid on July 17, 1995. The acquisition was accounted for by the purchase method of accounting with the purchase price allocated based on fair values of assets acquired and liabilities assumed. The excess of the purchase price over the fair values of the net assets amounted to $11,000,000 and is being amortized over 20 years. The operating results of FiberNet are included in the Company's consolidated financial statements since March 1, 1995 since the operating results from the date of acquisition were deemed to be immaterial.

  During June 1996, the Company acquired the Telecommunications Division of EMI Communications Corporation (EMI) in exchange for 937,500 shares of the Company's common stock, valued at approximately $16,900,000. The acquisition was accounted for by the purchase method of accounting, with the purchase price allocated to the fair values of assets acquired, principally telecommunications equipment. The operating results of EMI are included in the Company's consolidated financial statements from the date of acquisition.

                        INTERMEDIA COMMUNICATIONS INC.

  During December 1996, the Company acquired, in two separate transactions, certain assets and the related businesses of Universal Telcom, Inc. (UTT) and NetSolve, Incorporated (NetSolve). The purchase price for UTT included 31,380 shares of the Company's common stock, valued at approximately $900,000, and the assumption of approximately $2,000,000 of UTT's liabilities. NetSolve was purchased for cash of $12,800,000. The operations of UTT and NetSolve are included in the Company's consolidated financial statements from December 1, 1996, at which date the Company exercised control. The acquisitions are accounted for by the purchase method, with the purchase price to be allocated to the assets acquired based upon fair values. The allocation of the purchase price to both UTT and NetSolve is tentative pending completion of the valuations of certain identifiable intangibles.

  The following unaudited pro forma results of operations for the years ended December 31 assume the acquisitions of FiberNet, EMI, UTT and NetSolve had occurred at the beginning of the periods presented, and do not purport to be indicative of the results that actually would have occurred if the acquisitions had been made as of those dates or of results which may occur in the future.

                                                     YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                        1995          1996
                                                    ------------  ------------
   Revenue......................................... $104,687,000  $152,071,000
   Loss before extraordinary item.................. $(18,354,000) $(57,202,000)
   Net loss........................................ $(19,946,000) $(57,202,000)
   Net loss per share.............................. $      (1.79) $      (3.94)

3. TELECOMMUNICATIONS EQUIPMENT

   Telecommunications equipment consisted of:

                                                            DECEMBER 31
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
   Telecommunications equipment..................... $ 50,506,651  $128,995,630
   Fiber optic cable................................   27,891,274    38,098,811
   Furniture and fixtures...........................    5,223,389    18,492,948
   Leasehold improvements...........................      985,876     4,500,441
   Construction in progress.........................   12,830,122    51,393,299
                                                     ------------  ------------
                                                       97,437,312   241,481,129
   Less accumulated depreciation....................  (21,267,723)  (37,574,116)
                                                     ------------  ------------
                                                     $ 76,169,589  $203,907,013
                                                     ============  ============

  Depreciation expense totaled $4,911,001, $7,940,173 and $15,453,931 in 1994,
1995 and 1996, respectively.

  Interest expense capitalized in connection with the Company's internally-managed construction of telecommunications equipment amounted to $257,058, $677,512 and $2,780,125 in 1994, 1995 and 1996, respectively.

  Telecommunications equipment and construction in progress included $7,264,534 and $6,867,256 of equipment recorded under capitalized lease arrangements at December 31, 1995 and 1996, respectively. Accumulated amortization of assets recorded under capital leases amounts to $1,007,802 and $1,450,381 at December 31, 1995 and 1996, respectively. Telecommunications equipment purchases financed through capital lease obligations totaled $4,558,761, $4,910,724 and $251,824, in 1994, 1995 and 1996, respectively. The amortization of assets recorded under capital leases is included in depreciation expense.

                        INTERMEDIA COMMUNICATIONS INC.

  In connection with network expansion, the Company had firm commitments for capital expenditures of approximately $4,500,000 at December 31, 1996.

4. INTANGIBLE ASSETS

   Intangible assets consisted of:

                                                             DECEMBER 31
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
   Goodwill........................................... $13,210,045  $13,233,045
   Customer lists.....................................  10,096,975   10,376,437
   Preliminary intangible assets (Notes 1 and 2)......         --    15,451,050
   Debt issuance costs................................   6,233,152   15,288,931
                                                       -----------  -----------
                                                        29,540,172   54,349,463
   Less accumulated amortization......................  (2,553,257)  (5,952,146)
                                                       -----------  -----------
                                                       $26,986,915  $48,397,317
                                                       ===========  ===========

  Amortization of goodwill and customer lists amounted to $220,939 in 1994, $2,011,508 in 1995 and $3,123,157 in 1996. Amortization of debt issuance costs, included in interest expense, amounted to $69,192, $411,795 and $1,252,063 in 1994, 1995 and 1996, respectively.

5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

   Long-term debt consisted of:

                                                            DECEMBER 31
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
   13.5% Senior Notes............................... $158,983,840  $159,115,240
   12.5% Senior Discount Notes......................          --    194,223,760
   Other notes payable..............................      323,143       165,046
                                                     ------------  ------------
                                                      159,306,983   353,504,046
   Less current portion.............................     (107,757)      (55,015)
                                                     ------------  ------------
                                                     $159,199,226  $353,449,031
                                                     ============  ============

  During June 1995, ICI issued $160,000,000 principal amount of 13.5% Senior Notes due 2005 (the Senior Notes) and warrants to purchase 350,400 shares of the Company's common stock. The Company allocated $1,051,200 of the proceeds to the warrants, representing the estimated fair value at the date of issuance. The Senior Notes are limited in aggregate principal amount to $160 million and mature on June 1, 2005. The Senior Notes may be redeemed at the option of the Company, in whole or in part, on or after June 1, 2000, beginning at a premium of 106.75% of par and declining to par in 2003, plus accrued and unpaid interest and liquidated damages, if any, through the redemption rate. The Senior Notes bear interest at the rate of 13.5% per annum payable semiannually in arrears on June 1 and December 1. The Senior Notes agreement contains certain covenants including limits on the incurrence of additional indebtedness, with which the Company is in compliance at December 31, 1996.

  The Company used a portion of the proceeds from the Senior Notes to retire certain other long-term indebtedness. In connection with the repayment of certain indebtedness, the Company incurred a prepayment

                        INTERMEDIA COMMUNICATIONS INC.

penalty of approximately $1,156,000. This amount, plus the write-off of related unamortized financing costs have been reported as an extraordinary loss in the accompanying 1995 consolidated statements of operations.

  During May 1996, the Company issued $330,000,000 principal amount of 12.5% Senior Discount Notes, due May 15, 2006 (the Senior Discount Notes). The original issue discounted price for each $1,000 face value Senior Discount Note was $545. The original issue discount is to be amortized over the term of the Senior Discount Notes using the effective interest method. Commencing on November 15, 2001, interest on the Senior Discount Notes will be payable semiannually in arrears on May 15 and November 15 at a rate of 12.5% per annum. Amortization of the original issue discount amounted to approximately $14,304,000 during 1996 and is included in interest expense. The Senior Discount Notes are redeemable at the option of the Company after May 15, 2001, at a premium declining to par in 2004, plus accrued and unpaid interest. The Senior Discount Notes agreement contains certain restrictive covenants including limitations on the incurrence of additional indebtedness, with which the Company is in compliance.

  Long-term debt maturities as of December 31, 1996 for the next five years are as follows:

   1997............................................................ $     55,015
   1998............................................................       55,015
   1999............................................................       55,016
   2000............................................................          --
   2001............................................................          --
   Thereafter......................................................  353,339,000
                                                                    ------------
                                                                    $353,504,046
                                                                    ============

  The Company is a party to various capital lease agreements for fiber optic cable, underground conduit equipment and utility poles which extend through the year 2015.

  Future minimum lease payments for assets under the capital leases at December 31, 1996 are as follows:

   1997............................................................ $ 1,066,442
   1998............................................................   1,036,487
   1999............................................................   1,038,348
   2000............................................................   1,009,265
   2001............................................................     542,298
   Thereafter......................................................   5,875,168
                                                                    -----------
                                                                     10,568,008
   Less amount representing interest...............................  (5,564,271)
                                                                    -----------
   Present value of future minimum lease payments..................   5,003,737
   Less current portion............................................    (476,973)
                                                                    -----------
                                                                    $ 4,526,764
                                                                    ===========

                        INTERMEDIA COMMUNICATIONS, INC.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

                                      1995                      1996
                            ------------------------- -------------------------
                              CARRYING                  CARRYING
                               AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                            ------------ ------------ ------------ ------------
Assets:
  Cash and cash
   equivalents............. $ 50,996,919 $ 50,996,919 $189,545,939 $189,545,939
  Short-term investments...          --           --     6,041,000    6,041,000
  Restricted investments,
   current and noncurrent..   51,823,016   52,064,050   37,156,189   36,920,392
  Accounts receivable......    7,954,194    7,954,194   19,271,769   19,271,769
Liabilities:
  Accounts payable......... $  4,810,175 $  4,810,175 $ 29,895,061 $ 29,895,061
  Long-term debt:
   13.5% Senior Notes......  158,983,840  179,200,000  159,115,240  182,800,000
   12.5% Senior Discount
    Notes..................          --           --   194,223,760  216,975,000
   Other notes payable.....      323,143      323,143      165,046      165,046

  The following methods and assumptions are used in estimating fair values for financial instruments:

  Cash and cash equivalents: The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates its fair value.

  Investments: As of December 31, 1996, these investments are classified as held-to-maturity, in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The fair value of these investments is estimated from quoted market prices.

  Accounts receivable and accounts payable: The carrying amounts reported in the consolidated balance sheets for accounts receivable and accounts payable approximate their fair value.

  Long-term and short-term debt: The estimated fair value of the Company's borrowing is based on negotiated trades for the securities as provided by the Company's investment banker or by using discounted cash flows at the Company's incremental borrowing rate.

7. STOCKHOLDERS' EQUITY

  Stock Options: The Company has a 1992 Stock Option Plan and a 1996 Long-Term Incentive Plan (the Plans) under which options to acquire an aggregate of 1,346,000 shares and 1,500,000 shares, respectively, of common stock may be granted to employees, officers, directors and consultants of the Company. The Plans authorize the Board of Directors (the Board) to issue incentive stock options (ISOs), as defined in Section 422A(b) of the Internal Revenue Code, and stock options that do not conform to the requirements of that Code section (Non-ISOs). The Board has discretionary authority to determine the types of stock options to be granted, the persons among those eligible to whom options will be granted, the number of shares to be subject to such options, and the terms of the stock option agreements. Options may be exercised in the manner and at such times as fixed by the Board, but may not be exercised after the tenth anniversary of the grant of such options.

                        INTERMEDIA COMMUNICATIONS INC.

  The following table summarizes the transactions for the three years ended December 31, 1996 relating to the Plans:

                                                                   PER SHARE
                                                NUMBER OF SHARES  OPTION PRICE
                                                ---------------- --------------
   Outstanding, January 1, 1994................      627,739     $ 6.06--$12.13
     Granted...................................      233,248     $10.25--$12.25
     Exercised.................................      (41,756)    $ 6.25--$10.63
     Canceled..................................      (70,464)    $ 6.06--$12.13
                                                   ---------
   Outstanding, December 31,1994...............      748,767     $ 6.06--$12.25
     Granted...................................      549,057     $ 9.50--$15.56
     Exercised.................................      (37,831)    $ 6.38--$12.25
     Canceled..................................     (121,019)    $ 6.38--$12.25
                                                   ---------
   Outstanding, December 31, 1995..............    1,138,974     $ 6.06--$15.56
     Granted...................................    1,187,183     $19.75--$34.50
     Exercised.................................      (81,996)    $ 6.38--$27.06
     Canceled..................................      (67,490)    $ 6.60--$15.56
                                                   ---------
   Outstanding, December 31, 1996..............    2,176,671
                                                   =========
   Exercisable, December 31, 1996..............      526,528
                                                   =========

  The Board of Directors has reserved 674,142 shares of common stock in connection with stock warrants, and 2,462,341 shares of common stock that may be issued to employees, officers, directors, and consultants of the Company pursuant to stock options as may be determined by the Board of Directors.

  Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996: risk-free interest rates of 6.2%; a dividend yield of zero; volatility factors of the expected market price of the Company's common stock based on historical trends; and a weighted-average expected life of the options of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                        1995          1996
                                                    ------------  ------------
   Pro forma net loss.............................. $(20,961,000) $(58,602,000)
   Pro forma earnings (loss) per share............. $      (2.09) $      (4.18)

                        INTERMEDIA COMMUNICATIONS INC.

  Stock Award Plans: During 1996, the Company entered into restricted share agreements with three executive officers that provide stock award incentives. Pursuant to the agreements, up to an aggregate of 255,000 restricted shares of common stock are awarded to the respective officers upon the attainment of certain stock price milestones ranging from $20 to $40. Shares awarded under these arrangements vest over a period of five years following the award. During 1996, 200,000 shares were awarded with a fair value of $4,999,995, which amount will be amortized over the vesting period.

  Stock Warrants: At December 31, 1996, warrants to purchase the following shares of the Company's common stock were outstanding:

   SHARES                    PRICE PER SHARE                                   EXPIRATION DATE
   ------                    ---------------                                   ---------------
     6,282                       $ 4.20                                         March 4, 1997
   317,460                         4.20                                         June 2, 1997
   350,400                        10.86                                         June 1, 2000

  As further discussed in Note 5, the Company issued warrants expiring in 2000 to acquire 350,400 shares of common stock in connection with the issuance of the Senior Notes. The Company also has warrants outstanding that had been issued for consulting services.

  Shareholder Rights Plan: On March 7, 1996, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend of one common stock Purchase Right (a Right) for each outstanding share of common stock to shareholders of record on March 18, 1996. Such Rights only become exercisable, or transferable apart from the common stock, ten business days after a person or group (an Acquiring Person) acquires beneficial ownership of, or commences a tender or exchange offer for, 15% or more of the Company's common stock.

  Each Right then may be exercised to acquire 1/1000th of a share of the Company's Series C preferred stock at an exercise price of $85. Thereafter, upon the occurrence of certain events, the Rights entitle holders other than the Acquiring Person to acquire the existing Company's preferred stock or common stock of the surviving company having a value of twice the exercise price of the Rights.

  The Rights may be redeemed by the Company at a redemption price of $.01 per Right at any time until the 10th business day following public announcement that a 15% position has been acquired or ten business days after commencement of a tender or exchange offer.

  Authorized Shares: On May 24, 1996, the Board of Directors approved an increase in the number of shares of authorized common stock from 20,000,000 to 50,000,000.

                        INTERMEDIA COMMUNICATIONS INC.

8. INCOME TAXES

  At December 31, 1995 and 1996, the Company had temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts measured by tax laws. The Company also has net operating loss (NOL) carryforwards available to offset future taxable income. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                            DEFERRED TAX
                                                          ASSET (LIABILITY)
                                                      --------------------------
TEMPORARY DIFFERENCES/CARRYFORWARDS                       1995          1996
-----------------------------------                   ------------  ------------
Tax over book depreciation........................... $ (3,410,117) $ (5,751,022)
Intangibles..........................................   (3,324,225)   (2,849,139)
                                                      ------------  ------------
  Total deferred tax liabilities.....................   (6,734,342)   (8,600,161)
Net operating loss carryforwards.....................   14,198,845    37,091,018
Other................................................      300,746     1,037,985
                                                      ------------  ------------
  Total deferred tax assets..........................   14,499,591    38,129,003
Less valuation allowance                               (7,765,249)  (29,528,842)
                                                      ------------  ------------
Net deferred tax assets..............................    6,734,342     8,600,161
                                                      ------------  ------------
                                                      $        --   $        --
                                                      ============  ============

  The Company has net operating loss carryforwards of approximately $98,000,000 at December 31, 1996 that expire in various amounts from 2003 to 2011. Approximately $68,000,000 of these net operating loss carryforward is subject to the "ownership change" rules of Section 382 of the Internal Revenue Code of 1986 and can only be utilized at the rate of approximately $31,000,000 per year.

9. RESTRICTED INVESTMENTS

  The terms of the Company's Senior Note agreement (see Note 5) required the Company to use a portion of the debt proceeds to purchase pledged securities (Restricted Investments) sufficient to provide for the payment of interest on the Senior Notes through June 1, 1998. The Company has purchased government securities whose maturity coincides with the interest repayment dates.

  The Company's restricted investments at December 31, 1996 are summarized as follows:

                                                GROSS      GROSS     ESTIMATED
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   U.S. Treasury Notes........... $30,806,189    $--      $82,070   $30,724,119
   Certificates of deposit.......   6,350,000     --          --      6,350,000
                                  -----------    ----     -------   -----------
                                  $37,156,189    $--      $82,070   $37,074,119
                                  ===========    ====     =======   ===========

  The amortized cost and estimated fair value of the Company's restricted investments at December 31, 1996 by contractual maturity are summarized as follows:

                                                         AMORTIZED   ESTIMATED
   MATURITIES                                              COST     FAIR VALUE
   ----------                                           ----------- -----------
   Due within one year................................. $26,674,831 $26,635,996
   Due after one year through five years...............  10,481,358  10,438,123
                                                        ----------- -----------
                                                        $37,156,189 $37,074,119
                                                        =========== ===========

                        INTERMEDIA COMMUNICATIONS INC.

10. EMPLOYEE BENEFIT PLAN

  The Company has established a 401(k) profit-sharing plan. Employees 21 years or older with one year of service are eligible to participate in the plan. Participants may elect to contribute, on a tax-deferred basis, up to 15% of their compensation, not to exceed $9,500 in 1996. The Company will match one-half of a participant's contribution, up to a maximum of 3% of the participant's compensation. The Company's matching contribution fully vests after five years of service. The Company's contributions to the plan were approximately $58,000, $85,000 and $77,000 in 1994, 1995 and 1996,
respectively.

11. OPERATING LEASES

  The Company leases rights-of-way and cable conduit space, fiber optic cable, terminal facility space, and office space. The leases generally contain renewal options which range from one year to fifteen years, with certain rights-of-way and cable conduit space being renewable indefinitely after the minimum lease term subject to cancellation notice by either party to the lease. Lease payments in some cases may be adjusted for related revenues, increases in property taxes, operating costs of the lessor, and increases in the Consumer Price Index. Lease expense was $908,000, $1,466,000 and $4,795,000, and for 1994, 1995, and 1996, respectively.

  Future minimum lease payments under noncancelable operating leases with original terms of more than one year as of December 31, 1996 are as follows:

                            RIGHTS-OF-WAY
                              AND CABLE
                            CONDUIT SPACE FIBER OPTIC CABLE TERMINAL FACILITY SPACE OFFICE SPACE    TOTAL
                            ------------- ----------------- ----------------------- ------------ -----------
   1997....................    $12,250       $  532,300           $ 3,211,780       $ 3,128,806  $ 6,885,136
   1998....................        --           529,344             2,768,667         3,072,439    6,370,450
   1999....................        --           355,434             2,184,255         2,733,543    5,273,232
   2000....................        --           321,280             1,351,807         2,117,851    3,790,938
   2001....................        --           321,280               890,191           890,325    2,101,796
   Thereafter..............        --           937,066             8,648,872           960,767   10,546,705
                               -------       ----------           -----------       -----------  -----------
                               $12,250       $2,996,704           $19,055,572       $12,903,731  $34,968,257
                               =======       ==========           ===========       ===========  ===========

12. CONTINGENCIES

  On May 3, 1995, the Company asserted a claim for indemnification against the former shareholder of Phone One, Inc. (the Former Shareholder) for approximately $1 million on account of various breaches of representations and warranties made by the Former Shareholder to the Company in the agreement for the acquisition of Phone One, Inc. (the Phone One Acquisition Agreement). The Former Shareholder has objected to the indemnification claim, which is subject to arbitration under the Phone One Acquisition Agreement. On May 24, 1995, the Former Shareholder advised the Company that it has filed a complaint against the Company in the Florida circuit court for Dade County seeking rescission of the Phone One, Inc. acquisition and damages for breach of contract in excess of $3 million. Pursuant to the mandatory arbitration requirements of the Phone One Acquisition Agreement, in July 1995, the Company filed a demand for arbitration, and the action was stayed in the circuit court. The parties negotiated a settlement proposal, and on August 27, 1996, the dispute was settled and mutual general releases exchanged by which the Company delivered 22,357 of the holdback shares, pursuant to the terms of the Phone One Acquisition Agreement. On September 3, 1996, the action in circuit court was dismissed with prejudice.

  The Company is not a party to any other pending legal proceedings except for various claims and lawsuits arising in the normal course of business. The Company does not believe that these normal course of business claims or lawsuits will have a material effect on the Company's financial condition, results of operations or cash flows.

                        INTERMEDIA COMMUNICATIONS INC.

13. SUBSEQUENT EVENT

  On March 7, 1997, the Company sold 30,000 shares (aggregate liquidation preference $300,000,000) of its 13 1/2% Series A Redeemable Exchangeable Preferred Stock, due 2009, (the "Preferred Stock") in a private placement transaction. Net proceeds to the Company amounted to approximately $288,875,000. Dividends on the Preferred Stock accumulate at a rate of 13 1/2% of the aggregate liquidation preference and are payable quarterly, in arrears. Dividends are payable in cash or, at the Company's option, by the issuance of additional shares of Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The Preferred Stock is subject to mandatory redemption at its liquidation preference of $10,000 per share, plus accumulated and unpaid dividends on March 31, 2009. The Preferred Stock will be redeemable at the option of the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007.

  The Company may, at its option, exchange some or all shares of the Preferred Stock for the Company's 13 1/2% Senior Subordinated Debentures, due 2009 (the "Exchange Debentures"). The Exchange Debentures mature on March 31, 2009. Interest on the exchange debentures is payable semi-annually, and may be paid in the form of additional Exchange Debentures at the Company's option. Exchange Debentures will be redeemable by the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007.

                                                                        ANNEX A

   [LOGO]               INTERMEDIA COMMUNICATIONS INC.
            -------------------------------------------------------------------

                                   GLOSSARY

  Access Charges--The charges paid by an interexchange carrier to a LEC for the origination or termination of the IXC's customer's long distance calls.

  Access Line--A circuit that connects a telephone user (customer) to the public switched telephone network. The access line usually connects to a telephone at the customer's end.

  Access Node--A Nortel switching device, which extends the presence of the DMS-500 switch to a remote site, such as an On-Net building. The Access Node provides interfaces for line connections to the network, and provides concentration of lines back to the DMS-500 switch.

  Access Trunk--A circuit that connects a telephone user's PBX or other intelligent device to the public switched telephone network. An access trunk is designed to carry more traffic than an access line, since it is accessible to a number of users.

  ATM (Asynchronous Transfer Mode)--A modern information transfer standard that allows packetized voice and data to share a transmission circuit. ATM provides much grater efficiency than typical channelized transmission media.

  Bandwidth--The range of analog frequencies or the bit rate of digital signals that can be supported by a circuit or device. The bandwidth of a particular circuit is generally determined by the medium itself (wire, fiber optic cable, etc.) and the device that transmits the signal to the transmission medium (laser, audio amplifier, etc.)

  Bell System--The name given to the large, single entity that comprised what are today AT&T and the RBOCs, including Bell Laboratories and other subsidiaries.

  CAP (Competitive Access Provider)--A name for a category or local service provider that appeared in the late 1980's, who competed with local telephone companies by placing its own fiber optic cables in a city and sold various private line telecommunications services in direct competition to the local telephone company.

  CENTREX--A Central office based business telephone service that roughly provides the user with the same services as a PBX, without the capital investment of the PBX. Centrex services include station to station dialing (2 through 5 digits), customized long distance call handling, and user-input authorization codes.

  CLEC (Competitive Local Exchange Carrier)--A category of telephone service provider (carrier) that offers services similar to the former monopoly local telephone company, as recently allowed by changes in telecommunications law and regulation. A CLEC may also provide other types of telecommunications services (long distance, etc.)

  CLEC (Certification)--Granted by a state public service commission or public utility commission, this allows a telecommunications services provider the legal standing to offer local exchange telephone services in direct competition with the incumbent LEC and other CLECs. Such certifications are granted on a state by state basis.

  CO (Central Office)--The switching center and/or central circuit termination facility of a local telephone company.

  Communications Act of 1934, The--The first major federal legislation that established rules for broadcast and non-broadcast communications, both wireless and wired telephony.

-------------------------------------------------------------------------------

  Connected Building--A building that is connected to a carrier's network via a non-switched circuit that is managed and monitored by that carrier.

  Dedicated Access--A circuit that connects a customer to a carrier's network, not shared amongst multiple customers.

  Diverse Routing--A network topology that provides reliability by providing two distinct physical routes for network transmission path (fiber optic or copper cables) with the ability to quickly "switch" traffic from one route to the other, should one of the routes be rendered inoperable.

  DMS-500--A telephone switch manufactured by Nortel, that provides both local exchange switching (also known as a "class 5" switch) and a long distance switch (also known as a "class 4" switch) in a single device.

  EBITDA--Earnings Before Interest, Tax, Depreciation, and Amortization - a financial measure of cash flow.

  Enhanced Data Services--Data networking services provided on a sophisticated, software managed transport and switching network, such as a frame relay or ATM data network.

  FCC (Federal Communications Commission)--The US Government organization charged with the oversight of all public communications media.

  Feature Group Circuit--A telecommunications channel that connects a LEC telephone switch with an IXC telephone switch, for the purpose of passing long distance calls between the two carriers' networks. Calls placed by dialing "1+" are routed over these circuits.

  Frame Relay--A wide area information transport technology that organizes data into units called frames, with variable bit length, designed to move information that is "bursty" in nature.

  ICP (Integrated Communications Provider)--A telecommunications carrier that provides packaged or integrated services from among a broad range of categories, including local exchange service, long distance service, enhanced data service, cable TV service, and other communications services.

  ILEC (Incumbent Local Exchange Carrier)--The local exchange carrier that was the monopoly carrier, prior to the opening of local exchange services to competition.

  ILEC Collocation--A location serving as the interface point for a CLEC's network at the point of interconnection to the ILEC. Subcollocation can be 1) physical, in which the CLEC "builds" a fiber optic network extension into the ILEC central office, or 2) virtual, in which the ILEC leases a facility, similar to that which it might build, to affect a presence in the ILEC central office

  Interconnection (co-carrier) Agreement--A contract between an ILEC and a CLEC for the interconnection of the two's networks, for the purpose of mutual passing of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

  Interexchange Services--Telecommunications services that are provided between two exchange areas, generally meaning between two cities. These services can be either voice or data.

  Interim Number Portability--A temporary technique that allows local exchange service customers of an ILEC to keep their existing telephone number, while moving their service to a CLEC. Their interim technique uses a central office feature called remote call forwarding. The permanent solution to number portability is to implemented over the next few years.

  ISDN (Integrated Services Digital Network)--a modern telephone technology that combines voice and data switching in an efficient manner.

  ISP (Internet Service Provider)--a recently created category of telecommunications service provider who provides access to the Internet, normally for dial access customers, by sharing communications lines and equipment.

-------------------------------------------------------------------------------

  IXC (Interexchange Carrier)--A provider of telecommunications services that extend between exchanges, or cities. Also called long distance carrier.

  LATA (Local Access and Transport Area)--A geographic area inside of which a LEC can offer switched telecommunications services, even long distance (known as local toll). There are 161 LATAs in the continental US. The LATA boundaries were established at the Divestiture of the regional Bell operating companies.

  LEC (Local Exchange Carrier)--Any telephone service provider offering local exchange services.

  Local Exchange--An area inside of which telephone calls are generally completed without any toll, or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

  Local Exchange Services--Telephone services that are provided within a local exchange. These usually refer to local calling services (dial tone services.) Business local exchange services include Centrex, access lines and trunks, and ISDN.

  POP (Point of Presence)--A location where a carrier, usually an IXC, has located transmission and terminating equipment to connect its network to the networks of other carriers, or to customers.

  RBOC (Regional Bell Operating Company)--One of the Leeks created by the Divestiture of the local exchange business by AT&T. These include BellSouth, NYNEX, Bell Atlantic, Ameritech, US West, SBC, and PacTel.

  SONET (Synchronous Optical NETwork)--A transmission technology that is used by carriers in both local and long distance telecommunications networks to provide efficient, highly reliable communications channels.

  Special Access Services--Private, non-switched connections between an IXC and a customer, for the purpose of connecting the customer's long distance calls to the IXC's network, without having to pay the LEC's access charges.

  Systems Integration--The provision of specialized skills and equipment to met specific customer needs.

  VSAT (Very Small Aperture Terminal)--A satellite communication system that comprises small diameter (approximately 1 meter in diameter) antennae and electronics to establish a communications terminal, use mostly for data. VSAT networks compete with other, landline based networks such as private lines and frame relay.

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPA-NY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW PREFERRED SHARES OFFERED HERE-BY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Prospectus Summary.......................................................   5
Risk Factors.............................................................  18
The Exchange Offer.......................................................  25
Use of Proceeds..........................................................  32
Capitalization...........................................................  32
Selected Financial and Other Operating Data..............................  33
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  35
Business.................................................................  42
Management...............................................................  63
Description of Other Indebtedness........................................  66
Description of Preferred Shares..........................................  68
Description of the Exchange Debentures...................................  92
Certain Federal Income Tax Considerations................................ 120
Plan of Distribution..................................................... 120
Legal Matters............................................................ 121
Experts.................................................................. 121
Index to Financial Statements............................................ F-1
Glossary................................................................. A-1

  UNTIL JUNE 16, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $300,000,000


                   [LOGO OF INTERMEDIA COMMUNICATIONS INC.]

                         INTERMEDIA COMMUNICATIONS INC.

       13 1/2% SERIES B REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2009

                               ----------------

                                   PROSPECTUS

                               ----------------

                                May 6, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Restated Certificate of Incorporation, as amended, provides that the Company shall to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's Bylaws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Restated Certificate of Incorporation, as amended, contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liabilities that may occur in their capacity as such.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefor unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

  1.1*   Purchase Agreement, dated March 4, 1997, between the Company and Bear,
         Stearns & Co. Inc., Morgan Stanley & Co. Incorporated and Salomon
         Brothers Inc (collectively, the "Initial Purchasers").
  2.1(a) Acquisition agreement between the Company and Phone One International,
         Inc. dated November 9, 1994 (the "Acquisition Agreement"). Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1994 filed with the Commission on November 15, 1994 is incorporated herein by reference.
  2.1(b) Amendment No. 1 to the Acquisition Agreement, dated as of December 2,
         1994. Exhibit 2.1(b) to the Company's Current Report on Form 8-K filed with the Commission on December 14, 1994 (the "1994 Form 8-K") is incorporated herein by reference.

 NUMBER                                 EXHIBIT
 ------                                 -------
 2.1(c) Letter agreement dated December 16, 1994 between the Company and Phone
        One International, Inc. Exhibit 2.1(c) to the Company's Current Report
        on Form 8-K filed with the Commission on January 27, 1995 is incorporated herein by reference.
 2.2    Agreement and Plan of Merger, dated as of February 15, 1995, among the
        Company, FAC Acquisition, Inc., CAC Acquisition, Inc., FiberNet USA,
        Inc., FiberNet Telecommunications Cincinnati, Inc., James F. Geiger,
        Mark A. Masi, Joseph A. Tortoretti, Petrocelli Industries, Inc. and
        Santo Petrocelli. Exhibit 2.2 to the Company's Annual Report on Form
        10-K for the year ended December 31, 1994 is incorporated herein by reference.
 2.3    Asset Purchase Agreement (the "EMI Asset Purchase Agreement") dated as of February 20, 1996 among EMI Communications Corp., Eastern Message,
        Inc., Eastern Message of New Jersey, Inc., Eastern Message of
        Pennsylvania, Inc., Eastern Message of Massachusetts, Inc., Eastern
        Message of Maryland, Inc., Newhouse Broadcasting Corporation and
        Intermedia Communications of Florida, Inc. Exhibit 2.3 to the Company's
        Annual Report on Form 10-K for the year ended December 31, 1995 (the
        "1995 Form 10-K") is incorporated herein by reference.
 2.3(a) Amendment No. 1 to the EMI Asset Purchase Agreement. Exhibit 2.2 to the
        Company's Current Report on Form 8-K filed with the Commission on June
        28, 1996 is incorporated herein by reference.
 3.1    Restated Certificate of Incorporation of ICI, together with all amendments thereto. Exhibit 3.1 to the Company's Annual Report on Form
        10-K for the year ended December 31, 1996 (the "1996 Form 10-K") is incorporated herein by reference.
 3.2    By-laws of ICI, together with all amendments thereto. Exhibit 3.2 to the Company's Form S-1, filed with the Commission on November 8, 1993
        (No. 33-69053) (the "Form S-1") is incorporated herein by reference.
 4.1    Registration Rights Agreement between the Company and Phone One
        International, Inc., dated December 2, 1994. Exhibit 4.1 to the 1994
        Form 8-K is incorporated herein by reference.
 4.1(a) Amended and Restated Stockholders Agreement, dated as of June 5, 1991, among ICI, Robert Benton, Richard Anthony, James Burt, Mary Couture,
        Robert Hardie, Sheryl Houff, Thomas Klump, Richard Kolsby, William
        Miller, Daniel Montague, Susan Rodriguez, Barbara Samson, Harvard
        Southall, Bruce Sutcliffe, Marion Samson Joseph, APA Excelsior II,
        National Westminster Jersey Trust Co. Ltd., Custodian for APA Excelsior
        Venture Capital Holdings (Jersey) Ltd, Morgan Holland Fund L.P., MBW
        Venture Partners Limited Partnership, Michigan Investment Fund L.P. and
        Philip E. McCarthy, Vista III L.P., Kronish, Lieb, Weiner & Hellman
        Profit Sharing Plan and Trust F/B/O Ralph J. Sutcliffe, New York Life
        Insurance Company, and Community Investment Partners, L.P. (the
        "Stockholders Agreement"). Exhibit 4.1(a) to the Form S-1 is
        incorporated herein by reference.
 4.1(b) Amendment to Stockholders Agreement dated as of February 21, 1992.
        Exhibit 4.1(b) to the Form S-1 is incorporated herein by reference.
 4.2    Indenture, dated as of June 2, 1995, between the Company and SunBank
        National Association, as trustee. Exhibit 4.1 to the Company's
        Registration Statement on Form S-4 filed with the Securities and
        Exchange Commission on June 20, 1995 (No. 33-93622) (the "Form S-4") is
        incorporated herein by reference.
 4.2(a) Amended and Restated Indenture, dated as of April 26, 1996, governing the Company's 13 1/2% Series B Senior Notes due 2005, between the
        Company and SunTrust Bank, Central Florida, National Association, as
        trustee. Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on April 29, 1996 is incorporated herein by reference.
 4.3    Registration Rights Agreement, dated as of June 2, 1995 among the
        Company, Bear, Stearns, & Co., Inc. and Morgan Stanley & Co., as
        initial purchasers. Exhibit 4.3 to the Form S-4 is incorporated herein by reference.

 NUMBER                                  EXHIBIT
 ------                                  -------
  4.4    Rights Agreement dated as of March 7, 1996, between Intermedia
         Communications of Florida, Inc., and Continental Stock Transfer and
         Trust Company. Exhibit 4.1 to the Company's Current Report on Form 8-K
         filed with the Commission on March 12, 1996 is incorporated herein by reference.
  4.4(a) Amendment to Rights Agreement, dated as of February 20, 1997 between
         Intermedia Communications Inc. and Continental Stock Transfer & Trust
         Company. Exhibit 4.4(a) to the 1996 Form 10-K is incorporated herein by reference.
  4.5    Warrant Agreement, dated as of February 18, 1988, between ICI and certain of its stockholders. Exhibit 10.16 to the Company's Form S-1 is incorporated herein by reference.
  4.6    Warrant Agreement, dated as of June 5, 1991, between ICI and New York
         Life Insurance Company. Exhibit 10.17 to the Company's Form S-1 is
         incorporated herein by reference.
  4.7    Form of Warrant Agreement, dated as of March 4, 1992, between ICI and certain of its stockholders. Exhibit 10.18 to the Company's Form S-1 is incorporated herein by reference.
  4.8    Indenture, dated as of May 14, 1996, between the Company and SunTrust
         Bank, Central Florida, National Association, as trustee. Exhibit 4.1 to Amendment No. 1 to the Company's Registration Statement on Form S-3
         (Commission File No. 33-34738) filed with the Commission on April 18,
         1996 is incorporated herein by reference.
  4.9    Certificate of Designation of the Company's 13 1/2% Series A and
         Series B Redeemable Exchangeable Preferred Stock due 2009. Exhibit 3.1
         (beginning on page 29 of such exhibit) to the 1996 Form 10-K is incorporated herein by reference.
  4.10   Registration Rights Agreement, dated as of March 7, 1997, by and among the Company and Bear, Stearns & Co. Inc., Morgan Stanley & Co.
         Incorporated and Salomon Brothers Inc, as the initial purchasers.
         Exhibit 4.10 to the 1996 Form 10-K is incorporated herein by reference.
  4.11   Certificate of Designation, as amended, of the Company's Series C
         Preferred Stock is contained in the Company's Restated Certificate of
         Incorporation, as amended, filed as Exhibit 3.1 to the 1996 Form 10-K and incorporated herein by reference.
  4.12*  Form of 13 1/2% Series A Redeemable Exchangeable Preferred Stock
         Certificate.
  4.13*  Form of 13 1/2% Series B Redeemable Exchangeable Preferred Stock
         Certificate.
  5.1**  Opinion of Kronish, Lieb, Weiner & Hellman LLP.
 10.1(a) 1992 Stock Option Plan. Exhibit 10.1 to the Form S-1 is incorporated herein by reference.
 10.1(b) Amendment to 1992 Stock Option Plan dated May 20, 1993. Exhibit
         10.1(b) to the Form S-1 is incorporated herein by reference.
 10.1(c) Long Term Incentive Plan. Exhibit 10.1(c) to the Company's 1995 Form
         10-K is incorporated herein by reference.
 10.2    David C. Ruberg Employment Agreement, dated May 1, 1993, between David
         C. Ruberg and ICI. Exhibit 10.2 to the Company's 1995 Form 10-K is
         incorporated herein by reference.
 10.3    Sublease, dated August 28, 1995, between ICI and Pharmacy Management
         Services, Inc. for its principal executive offices located at 3625
         Queen Palm Drive, Tampa, Florida. Exhibit 10.3 to the Company's 1995
         Form 10-K is incorporated herein by reference.
 10.4    Stock Purchase Agreement, dated as of February 18, 1988, among ICI,
         Marion Samson Joseph, Robert Benton, Barbara Samson, Bruce Sutcliffe,
         William Miller, Richard Kolsby; and National Westminster Jersey Trust
         Co. Ltd., Custodian for APA Excelsior Venture Capital Holdings
         (Jersey) Ltd, APA Excelsior II, Morgan Holland Fund L.P., MBW Venture
         Partners Limited Partnership, Michigan Investment Fund L.P., and
         Philip E. McCarthy, as amended. Exhibit 10.11 to the Form S-1 is incorporated herein by reference.

 NUMBER                                  EXHIBIT
 ------                                  -------
 10.5    Stock Purchase Agreement, dated as of March 18, 1988, among ICI,
         Marion Samson Joseph. Robert Benton, Barbara Samson, Bruce Sutcliffe,
         William Miller, Richard Kolsby; and Vista III L.P., Morgan Holland
         Fund L.P., MBW Venture Partners Limited Partnership, Michigan
         Investment Fund L.P., and Kronish, Lieb, Weiner & Hellman Profit
         Sharing Plan and Trust F/B/O Ralph J. Sutcliffe, as amended. Exhibit
         10.12 to the Form S-1 is incorporated herein by reference.
 10.6    Stock Purchase Agreement, dated as of July 18, 1989, between ICI and
         New York Life Insurance Company. Exhibit 10.13 to the Form S-1 is
         incorporated herein by reference.
 10.7(a) Stock Purchase Agreement, dated as of June 5, 1991, as amended (the
         "1991 Stock Purchase Agreement"), among ICI, New York Life Insurance,
         National Westminster Jersey Trust Co. Ltd., Custodian for APA
         Excelsior Venture Capital Holdings (Jersey) Ltd, APA Excelsior II,
         Morgan Holland Fund L.P., Vista III, L.P., MBW Venture Partners
         Limited Partnership Michigan Investment Fund L.P., Philip E. McCarthy,
         Community Investment Partners, L.P. and Kronish, Lieb, Weiner &
         Hellman Profit Sharing Plan and Trust F/B/O Ralph J. Sutcliffe.
         Exhibit 10.14(a) to the Form S-1 is incorporated herein by reference.
 10.7(b) Amendment to 1991 Stock Purchase Agreement, dated as of March 2, 1992.
         Exhibit 10.14(b) to the Form S-1 is incorporated herein by reference.
 10.7(c) Instrument of Approval, dated as of February 21, 1992, by parties to the 1991 Stock Purchase Agreement. Exhibit 10.14(c) to the Company's
         Form S-1 is incorporated herein by reference.
 10.11   401(k) Plan. Exhibit 10.20 to the Company's Form S-1 is incorporated herein by reference.
 10.12   Frame Relay Service Program Agreement, dated September 12, 1994, among
         PacNet, Inc., ICI, EMI Communications Corp., Integrated Network
         Services, Inc. and MRC Telecommunications, Inc. Exhibit 10.12 to the
         Company's 1995 Form 10-K is incorporated herein by reference.
  11*    Statement Re: Computation of Per Share Earnings.
  12*    Statement Re: Computation of Ratios.
  21     Subsidiaries of the company. Exhibit 21 to the 1996 Form 10-K is incorporated herein by reference.
 23.1    Consent of Kronish, Lieb, Weiner & Hellman LLP is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.
 23.2**  Consent of Ernst & Young LLP.
 99.1**  Form of Letter of Transmittal.

--------

*Filed with the Registration Statement on Form S-4 on April 2, 1997

** Filed herewith

(b) Financial Statement Schedules

  Financial statement schedules have been omitted because the required information is not present or not present in amounts to require submission of the schedules, or because the information required is included in the financial statements.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  (7) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the financial adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TAMPA, ON THIS 1ST DAY OF MAY, 1997.

                                          INTERMEDIA COMMUNICATIONS INC.

                                                /s/ Robert M. Manning
                                          By___________________________________

                                            ROBERT M. MANNING, CHIEF FINANCIAL
                                             OFFICER SECRETARY AND SENIOR VICE
                                                      PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                      TITLE                   DATE

                                       Chairman of the
               *                        Board, President         May 1, 1997
-------------------------------------   and Chief Executive
           DAVID C. RUBERG              Officer

Principal Financial and Accounting Officers:

        /s/ Robert M. Manning          Chief Financial
-------------------------------------   Officer, Secretary       May 1, 1997
          ROBERT M. MANNING             and Senior Vice
                                        President

                                       Controller and Chief
               *                        Accounting Officer       May 1, 1997
-------------------------------------
          JEANNE M. WALTERS

Other Directors:

                                       Director
               *                                                 May 1, 1997
-------------------------------------
            JOHN C. BAKER

                                       Director
               *                                                 May 1, 1997
-------------------------------------

         GEORGE F. KNAPP

                                       Director
               *                                                 May 1, 1997
-------------------------------------
         PHILIP A. CAMPBELL

*By:

      /s/ Robert M. Manning
  ----------------------------------
      ROBERT M. MANNING
      AS ATTORNEY-IN-FACT